Exhibit 4.1

Execution Version

LONG RIDGE ENERGY LLC

AND EACH OF THE SUBSIDIARY GUARANTORS PARTY HERETO

8.750% SENIOR SECURED NOTES DUE 2032

INDENTURE

Dated as of February 19, 2025

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee,

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Collateral Agent

Section 4.11	Offer to Repurchase Upon a Change of Control	68

EXHIBITS

Exhibit A Form of Note

Exhibit B Form of Certificate of Transfer

Exhibit C Form of Certificate of Exchange

Exhibit D Form of Supplemental Indenture – Additional Subsidiary Guarantees

INDENTURE, dated as of February 19, 2025, among Long Ridge Energy LLC (formerly known as Ohio River PP Holdco LLC), a Delaware limited liability company, the Subsidiary Guarantors (as defined below) and U.S. Bank Trust Company, National Association, as trustee and collateral agent.

Each party agrees as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined below) of the Notes (as defined below) issued pursuant to this Indenture:

ARTICLE 1
DEFINITIONS

Section 1.01          Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto, as applicable, bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depository or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Acceptable Bank” means any commercial bank or financial institution having at least two (2) of the following long-term unsecured senior debt ratings: (a) Baa1 or better by Moody’s, (b) BBB+ or better by S&P, and (c) BBB+ or better by Fitch.

“Acceptable Letter of Credit” means an irrevocable letter of credit issued by an Acceptable Bank that has a stated maturity date that is not earlier than twelve (12) months after the date of issuance of such letter of credit, and which letter of credit and all related documentation are reasonably satisfactory to the Trustee.  Any such letter of credit must be drawable if, (a) it is not renewed or replaced at least fifteen (15) days prior to its stated maturity date or (b) the issuer thereof fails to satisfy the requirements of an “Acceptable Bank” and a replacement letter of credit has not been obtained from an Acceptable Bank within thirty (30) days thereafter.

“Additional Notes” means additional Notes (other than the Initial Notes) issued from time to time under this Indenture in accordance with Section 2.07 hereof.

“Administrative Agent” means Citizens Bank, N.A., as the administrative agent under the Credit Agreement, and any of its successors in such capacity.

“Affiliate” means, with respect to a specified Person, another Person directly or indirectly through one or more intermediaries, controlling, controlled by, or under common control with, that Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ability to exercise voting power, by contract or otherwise.  For the purposes of this Indenture, Fortress and its Affiliates and any publicly traded entity managed by Fortress or any of its Affiliates, shall be deemed to be “Affiliates” of each Operating Party, the Company and Parent; provided that Mubadala Capital, a wholly owned asset management subsidiary of Mubadala Investment Company, and its Affiliates (except for Foundation Holdco LP and its controlled affiliates) shall not be deemed “Affiliates” of each Operating Party, the Company and Parent.

“Affiliate Transactions” has the meaning specified in Section 4.18

“Agent” means, individually or collectively, as the context requires, the Collateral Agent, the Administrative Agent, the Trustee and/or the Depositary.

“Agent Fees and Expenses” has the meaning specified in Section 6.07.

“Annual Payment Date” means the last Business Day of each Fiscal Year, commencing on the first full Fiscal Year following full repayment or termination of the Credit Agreement (or any Debt which Refinances or replaces the Credit Agreement and has equivalent “cash flow sweep” provisions to the Credit Agreement).

“Applicable ECF Percentage” means, in respect of Excess Cash Flow on each Annual Payment Date, one hundred percent (100%).

“Applicable Law” means, as to any Person, any ordinance, law, treaty, rule or regulation or any determination, ruling or other directive by and from an arbitrator or a court or other Governmental Authority, in each case, applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:

(1)	1.0% of the principal amount of such Note; or

(2)	the excess of:

(a)
the present value at such redemption date of (A) the redemption price of such Note at February 15, 2028 (such redemption price (expressed in a percentage of principal amount) being set forth in paragraph 5 of the Notes, exclusive of any accrued and unpaid interest) plus (B) all required interest payments due on the Note through February 15, 2028 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the principal amount of such Note.

Calculation of the Applicable Premium shall be made by the Company or on behalf of the Company by such Person as the Company shall designate and, in any event, such calculation shall not be a duty or obligation of the Trustee.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depository that apply to such transfer or exchange.

“Asset Sale” means a sale, lease (as lessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor), transfer or other disposition to, or any exchange of Property with, any Person, in one transaction or a series of transactions, of all or any part of any the Properties of the Company or any Operating Party, whether now owned or hereafter acquired, leased or licensed (any such transaction, a “Disposition”); provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company will be governed by the Section 5.01 and not by Section 4.13.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	dispositions of assets among the Company Parties, and, if Long Ridge West Virginia becomes a Guarantor, Long Ridge West Virginia;

(2)
dispositions in the ordinary course of its business (including without limitation sales of (and the granting of any option or other right to purchase, lease or otherwise acquire) power, fuel, capacity or ancillary services or other inventory (including sales in the “spot” market or merchant sales of any portion or all of the Generating Project’s capacity, energy, environmental attributes, ancillary services and other services));

(3)
sales, leases, licenses or subleases, transfers or other dispositions of real or personal Property of the Operating Parties and/or Long Ridge West Virginia (A) in each case, not to exceed $5.0 million in any Fiscal Year and $25.0 million in the aggregate, or (B) that are obsolete, damaged, worn out, surplus or not used or useful in any material respect in the business of the Operating Parties and/or Long Ridge West Virginia in connection the ownership, operation or maintenance of any Project, including the lapse or expiration of Intellectual Property at the end of their respective statutory terms and abandonment of Intellectual Property that is not material to the business of the Operating Parties or the ownership, operation or maintenance of any Project;

(4)	to the extent constituting a sale, lease transfer, assignment conveyance, exchange or other disposition, upon any equipment failure, the replacement of such failed equipment with comparable equipment;

(5)	the liquidation, sale or use of Cash and Cash Equivalents;

(6)	sales or discounts without recourse (other than customary representations and warranties) of accounts receivable in connection with the compromise, collection or other disposition thereof;

(7)
transfers of condemned property as a result of the exercise of “eminent domain” (or other similar policies and condemnation proceedings) to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of property that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement (or similar casualty loss proceedings);

(8)
leases, subleases, licenses or sublicenses of property in the ordinary course of business and which do not materially interfere with the business of any Covenant Party or the ownership, operation or maintenance of any Project;

(9)
merchant sales of Hydrocarbons, solely to the extent that such Hydrocarbons (i) are property of GasCo, (ii) do not cause GasCo to be unable to fulfill its obligation to supply amounts then reasonably required by the Generating Project to operate in accordance with the Material Contracts and (iii) are sold on a spot or as-available basis or are swapped with a counterparty in exchange for Hydrocarbons to be delivered by such counterparty on a future date;

(10)	[reserved];

(11)	any surrender or waiver of contract rights pursuant to a settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(12)	[reserved];

(13)
to the extent not in violation of the Covenant Parties obligations under the Credit Agreement, terminations of Interest Rate Agreements, Commodity Hedge and Power Sale Agreements or Physical Power or Gas Sale Agreements;

(14)	the expiration of any option agreement with respect to real or personal property;

(15)
dispositions of letters of credit and/or bank guarantees (and/or the rights thereunder) to banks or other financial institutions in the ordinary course of business in exchange for cash and/or Cash Equivalents;

(16)
the granting of easements or other interests in real property related to the Projects to other Persons so long as such grant is in the ordinary course of business, would constitute a Permitted Lien and does not or would not reasonably be expected to materially detract from the value or use of the affected property or to interfere in any material respect with such Operating Party’s ability to construct or operate the Projects, sell or distribute power therefrom or perform any material obligation under any Project Document;

(17)	[reserved]; and

(18)
sales, transfers, swaps, exchanges, releases or surrenders (including allowing expiration pursuant to the terms thereof) of Gas Properties that do not individually or in the aggregate detract in any material respect from the value or use of the Gas Properties in connection with the Projects.

“Asset Sale Offer” has the meaning specified in Section 4.13(c).

 “Authorized Officer” means, with respect to (i) delivering an Officer’s Certificate pursuant to this Indenture, the chief executive officer, the president, the chief financial officer, the treasurer, any assistant treasurer, the general counsel, the principal accounting officer, the managing director or any other person of the Company having substantially the same responsibilities as the aforementioned officers, and (ii) any other matter in connection with this Indenture, the chief executive officer, the chief financial officer, the treasurer, any assistant treasurer, the general counsel or a responsible financial or accounting officer of the Company.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

 “Bankruptcy Law” means the Bankruptcy Code or any similar federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act as of the Issue Date.  The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the board of directors of the general partner of the partnership;

(3)
with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof (or, if applicable, the board of directors of the limited liability company or any committee thereof duly authorized to act on behalf of such board); and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

 “Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by law or other governmental action to close.

“CanAm Facility” means that certain EB-5 Loan Agreement, dated as of May 17, 2024, between Long Ridge West Virginia, as borrower, and CanAm Pennsylvania Regional Center, LP XI, as lender, pursuant to which the lender agreed to make one or more advances to the borrower in an aggregate principal amount of up to $115,200,000 to reimburse eligible expenses as in effect on the Issue Date.

“CapEx Account” means that certain account, established on or before the Issue Date in the name of GasCo, entitled “OHIO GASCO, LLC CAPEX RESERVE ACCT” which account shall be funded on the Issue Date in an amount equal to eighty five million Dollars ($85,000,000) (the “CapEx Loan Proceeds”) on the Issue Date as described under the caption "Use of Proceeds" in the Offering Memorandum.

“CapEx Loan Proceeds” has the meaning specified in the definition of “CapEx Account”.

“Capital Expenditures” means, for any period and a Person, without duplication the additions to property, plant and equipment and other capital expenditures of such Person and its consolidated subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of such Person for such period prepared in accordance with GAAP, but excluding to the extent they would otherwise be included in the definition of “Capital Expenditures”:

(a)
expenditures made in connection with the replacement, substitution, restoration or repair of Property to the extent financed with (i) Insurance Proceeds paid to any Operating Party on account of a Casualty Event in respect of the Property being replaced, restored or repaired or (ii) Eminent Domain Proceeds paid to any Operating Party on account of an Event of Eminent Domain, in each case in accordance with the terms of the Notes Documents;

(b)
the purchase price of equipment that is purchased with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by any credit granted by the seller of such equipment for the equipment being traded in at such time;

(c)	the purchase of plant, property or equipment to the extent financed with the proceeds of an Asset Sale permitted by this Indenture;

(d)	payments under Finance Lease Obligations to the extent such Finance Lease Obligations are permitted under the terms of the Notes Documents;

(e)
expenditures to the extent any Company Party has received reimbursement in cash from a Person that is not another Company Party for which any Company Party has not provided or is not required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person;

(f)	Major Maintenance Expenses; and

(g)
the purchase of plant, property or equipment, in each case to the extent financed (directly or indirectly) with Cash Flow Available for Restricted Payments or Investments (to the extent applicable at such time, after satisfying the conditions set forth in Section 4.05(b)(1)(a)), amounts on deposit in any Permitted Borrower Account or the proceeds of cash equity contributions received by any Company Party from Parent, which cash equity contributions have been so contributed prior to such purchase, specifically for the purpose of the purchase of such plant, property or equipment.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Cash” means money, currency or a credit balance in any demand account or Deposit Account.

“Cash Equivalents” means any of the following: (a) readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof, or obligations unconditionally guaranteed by the full faith and credit of the government of the United States; (b) securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than one year from the date of acquisition thereof and, at the time of acquisition, having a rating of AA- or higher from S&P or Aa3 or higher from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); (c) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-1 or P-1 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); (d) demand deposits, time deposits, certificates of deposit, banker’s acceptances and time deposits maturing within 270 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts or deposit accounts issued or offered by, the Depositary or any domestic office of any commercial bank organized under the laws of the United States of America, any State thereof, any country that is a member of the OECD or any political subdivision thereof, that has a combined capital and surplus and undivided profits of not less than $500,000,000; (e) fully collateralized repurchase agreements for securities described in the foregoing clauses (a) and (b) and entered into with a financial institution satisfying the criteria of the foregoing clause (d); (f) marketable short-term money market and similar funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency); and (g) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, substantially all of whose assets are invested in investments of the type described in the foregoing clauses (a) through (e).

“Cash Flow Available for Debt Service” means, for any period, (a)(i) the sum of Project Revenues and Long Ridge West Virginia Project Revenues collected for such period and (ii) the amount of Excluded Contributions previously received by the Company and Not Otherwise Applied; less (b) the aggregate of (without duplication) Operating Costs and Capital Expenditures paid during such period; provided, however, that clause (b) of this definition shall not include any amounts paid from amounts on reserve in the Liquidity Holdback Account or funded from the CapEx Account.

“Cash Flow Available for Restricted Payments or Investments” means (i) for any period prior to full repayment or termination of the Credit Agreement (or any Debt which Refinances or replaces the Credit Agreement and has equivalent “cash flow sweep” provisions to the Credit Agreement), an amount equal to the amount of any Excess Cash Flow proceeds that are not required to be applied pursuant to the excess cash proceeds provisions contemplated by the Credit Agreement (or any equivalent “excess cash flow sweep” provision of any Debt which Refinances or replaces the Credit Agreement) for such period (calculated without giving effect to the declined prepayment amounts as contemplated by the Credit Agreement) (or any equivalent “excess cash flow sweep” provision of any Debt which Refinances or replaces the Credit Agreement) and (ii) for any period following full repayment or termination of the Credit Agreement (or any Debt which Refinances or replaces the Credit Agreement and has equivalent “cash flow sweep” provisions to the Credit Agreement), Declined Excess Cash Flow Offer Amounts.

“Casualty Event” means a casualty event that causes all or a material portion of the Property of any Operating Party to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever, other than (a) ordinary use and wear and tear or (b) any Event of Eminent Domain.

 “Change of Control” means the occurrence of any of the following: (a) FTAI Infrastructure Inc. and/or any of its Affiliates shall, in the aggregate, fail to own and control, directly or indirectly, beneficially and of record, Capital Stock of the Company representing at least fifty percent (50%) on a fully diluted basis of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company or (b) the Company shall, in the aggregate, fail to own and control, directly or indirectly, beneficially and of record, Capital Stock of each Operating Party representing at least one hundred percent (100%) on a fully diluted basis of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of each Operating Party. Notwithstanding the foregoing, a Permitted Change of Control shall not constitute a Change of Control.

“Charge” means any fee, loss, charge, expense, cost, accrual or reserve of any kind (in each case, if applicable, as defined under GAAP).

“Collateral” means (a) the Capital Stock of each Operating Party and of Long Ridge West Virginia and (b) all Property of the Company Parties, now owned or hereafter acquired, upon which a Lien is created or purported to be created by a Collateral Document; provided that Excluded Property shall not constitute Collateral.

“Collateral Agent” means U.S. Bank Trust Company, National Association, in its capacity as collateral agent as appointed pursuant to the Intercreditor Agreement and any of its successors in such capacity.

“Collateral Documents” means the Security Agreement (and any agreement entered into, or required to be delivered, by any of the Company Parties, as applicable, pursuant to the terms of the Security Agreement or Depositary Agreement in order to perfect the Lien created on any Property pursuant thereto), the Depositary Agreement, the Intercreditor Agreement, the Mortgages, any account control agreement with any local bank in respect of any Local Operating Account and each other agreement that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Notes Secured Parties to secure the obligations and liabilities of any Company Party under any Notes Document.

“Commodity Hedge and Power Sale Agreement” means any agreement (including each confirmation entered into pursuant to any master agreement) providing for any swap, cap, collar, put, call, floor, future, option, spot or forward sale with respect to the capacity or energy of any of the Projects (including capacity options and heat rate call options) or fuel or emissions requirements of any of the Projects, power purchase and sale agreement, fuel purchase and sale agreement, netback fuel contract, tolling agreement, capacity purchase agreement, emissions credit purchase or sale agreement, carbon allowance purchase or sale agreement, energy management agreement, netting agreement or similar agreement, in each case, entered into in respect of any commodity, including any energy management agreements having any such characteristics, and any agreement providing for credit support for any of the foregoing, but in each case, excluding any Physical Power or Gas Sale Agreement.

 “Commodity Hedge Counterparty” means any Person (other than any Operating Party or its Affiliates) party to an Issue Date Commodity Hedge Agreement or Permitted Secured Commodity Hedge and Power Sale Agreement (or any such Person whose obligations under such applicable agreement is guaranteed by an entity) (a) that is, at the time it enters into such applicable agreement, (i) a commercial bank, insurance company or other similar financial institution or any Affiliate thereof, (ii) a public utility or (iii) in the business of selling, marketing, purchasing or distributing electric energy, capacity, ancillary services or fuel and (b) that, at the time such applicable agreement is entered into, has a Required Rating.

“Company” means Long Ridge Energy LLC (formerly known as Ohio River PP Holdco LLC), a Delaware limited liability company.

“Company Order” means a written order signed in the name of the Company by one Authorized Officer.

 “Company Party” means, individually or collectively, as the context may require, the Company and each Operating Party.

“Contractual Obligations” means, as applied to any Person, any provision of any Capital Stock issued by such Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which such Person is a party or by which it or any of its Properties is bound.

 “Controlling Secured Debt Representative” has the meaning specified in the Intercreditor Agreement as in effect on the Issue Date.

 “Covenant Parties”  means, collectively, the Company Parties and Long Ridge West Virginia.

“Corporate Trust Office of the Trustee” will be at the address of the Trustee specified in Section 13.01 hereof or such other address as to which the Trustee may give notice to the Company.

“Credit Agreement” means the Credit Agreement, dated on or about the Issue Date, among the Company, as the borrower, the Operating Parties, as guarantors party thereto, the Administrative Agent, and each lender and issuing bank from time to time party thereto, together with the related documents thereto, as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

 “Credit Agreement Interest Expense” means, for any period, total interest expense in respect of the Credit Agreement for such period, taking into account any net costs or net payments made or received by any Operating Party under any Interest Rate Agreement (other than termination or unwind payments thereunder).

“Credit Agreement Refinancing Indebtedness” means Debt issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Debt) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, existing borrowings under the Credit Agreement (“Refinanced Debt”) in accordance with the terms thereof.

“Credit Agreement Secured Obligations” means all Obligations (as defined in the Credit Agreement as in effect on the Issue Date).

 “Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Debt” as applied to any Person, means, without duplication, (a) all obligations of such Person for borrowed money; (b) that portion of obligations with respect to Finance Lease Obligations that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) all obligations of such Person evidenced by notes, bonds, debentures, drafts or other similar instruments representing extensions of credit whether or not representing obligations for borrowed money; (d) all obligations of such Person in respect of the deferred purchase price of property (excluding (i) trade payables, (ii) expenses accrued in the ordinary course of business and (iii) obligations resulting from take-or-pay contracts entered into in the ordinary course of business) which purchase price is due more than six (6) months after the date of placing such property in service or taking delivery of title thereto; (e) all Debt of others secured by any Lien on property owned or acquired by such Person, whether or not the Debt secured thereby has been assumed; provided that the amount of such Debt will be the lesser of (i) the fair market value of such asset as determined by such Person in good faith on the date of determination and (ii) the amount of such Debt of other Persons; (f) the face amount of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings; and (g) the net mark-to-market exposure of such Person in respect of any exchange traded or over the counter derivative transaction, including any Interest Rate Agreement or Commodity Hedge and Power Sale Agreement; provided, that in no event shall (A) deferred compensation arrangements, (B) non-compete or consulting obligations, (C) earn out obligations until such obligations are earned or mature in accordance with GAAP, (D) asset retirement obligations and (E) working capital or other adjustments to purchase price or indemnification obligations under purchase agreements (except to the extent that the amount payable is, or becomes, reasonably determinable and would be reflected on a balance sheet in accordance with GAAP), in each case, constitute Debt of a Person for the purposes of Section 4.04.

“Debt Service” means, for any period, the sum of (without duplication) (a) all scheduled principal payable during such period in respect of the Credit Agreement and any other senior secured or unsecured debt facility, (b) the amount of Credit Agreement Interest Expense, (c) the amount of interest expense in respect of any senior secured or unsecured debt facility, (d) all scheduled principal, interest or premiums in respect of the Notes pursuant to this Indenture, and (e) the amount of any commitment fees or other scheduled fees in the Credit Agreement, or commitment or other scheduled fees paid or payable in connection with any Refinanced Debt (other than fees that constitute operating expenses).  For the avoidance of doubt, Debt Service shall not include any (i) mandatory prepayments pursuant to the Notes Documents, (ii) amounts required to be transferred to the Debt Service Reserve Account or (iii) repayment of the Credit Agreement on its maturity date.

 “Debt Service Reserve Account” has the meaning specified in the Depositary Agreement as in effect on the Issue Date.

“Debt Service Reserve Requirement” means (a) as of the Issue Date, the Issue Date Debt Service Reserve Requirement and (b) on any other date of determination, an amount equal to the sum of the reasonably anticipated Debt Service in respect of the New Term Loans payable during the following six-month period occurring after such date of determination.  For the avoidance of doubt, the Debt Service Reserve Requirement may be satisfied at any time with the provision of cash or an Acceptable Letter of Credit.

“Declined Excess Cash Flow Offer Amount” has the meaning specified in Section 3.10.

“Default” means any Event of Default or a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Deposit Account” means a demand, time, savings, checking, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Depository” means DTC, its nominees and their respective successors.

“Depositary” means The Bank of New York Mellon, in its capacity as depositary, together with any successor depositary appointed pursuant to the Depositary Agreement.

“Depositary Accounts” has the meaning specified in the Depositary Agreement as in effect on the Issue Date.

“Depositary Agreement” means that certain Depositary Agreement, dated as of the Issue Date, by and among the Company Parties, the Collateral Agent, the Administrative Agent and the Depositary.

“Derivative Transaction” means (a) any interest-rate transaction, including any interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar or floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) any exchange-rate transaction, including any cross-currency interest-rate swap, any forward foreign-exchange contract, any currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) any equity derivative transaction, including any equity-linked swap, any equity-linked option, any forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) any commodity (including precious metal and natural gas) derivative transaction, including any commodity-linked swap, any commodity-linked option, any forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees, members of management, managers, members, partners, independent contractors or consultants of the Company Parties shall constitute a Derivative Transaction.

“Designated Noncash Consideration” means the Fair Market Value of non-cash consideration received by any Covenant Party in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officer’s Certificate, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

 “Disqualified Equity Interests” means any Capital Stock which, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Capital Stock which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Capital Stock which are not otherwise Disqualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Debt or any other Capital Stock that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the maturity date of the Notes. Notwithstanding the preceding sentence, (A) if such Capital Stock is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case, in the ordinary course of business of the Company or any Subsidiary, such Capital Stock shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations, and (B) no Capital Stock held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or immediate family members) of the Company (or any Subsidiary) shall be considered Disqualified Equity Interests because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

 “Distribution Compliance Period” means the 40-day distribution compliance period as defined in Regulation S.

 “Dollars” and the sign “$” mean the lawful currency of the United States of America.

 “DTC” means The Depository Trust Company.

 “Excluded Contribution” means the Net Cash Proceeds actually received by the Company from and after the Issue Date to such date from any capital contributions to, or the sale of Capital Stock of, the Company (other than (a) Disqualified Equity Interests and (b) any equity cure under the Credit Agreement (or any equivalent provisions of any Debt which Refinances or replaces the Credit Agreement)).

“Eminent Domain Proceeds” means, with respect to any Event of Eminent Domain, the Net Cash Proceeds received by any Operating Party in connection with such Event of Eminent Domain.

 “Environmental Law” means any and all applicable current or future Laws, judgments, Governmental Authorizations, or any other legally enforceable requirements of Governmental Authorities relating to (a) environmental matters, including those relating to any Hazardous Materials Activity; or (b) occupational safety and health (to the extent related to exposure to Hazardous Materials) or the protection of human, plant or animal health or welfare, in any manner applicable to any Operating Party or any of its Properties.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means (a) a public or private sale of the Capital Stock of the Company or any of its direct or indirect parent companies (excluding Disqualified Equity Interest) or (b) any cash contribution to the equity capital of the Company, other than: (i) public offerings with respect to the Company’s or any direct or indirect parent company’s common stock registered on Form S-8; and (ii) issuances to any Subsidiary of the Company or any such parent, in each case made after the Issue Date.

“Euroclear” means Euroclear Bank SA/NV, as operator of the Euroclear System, and any successor thereto.

“Event of Abandonment” means the operation of any of the Projects shall have been abandoned for a period of at least ninety (90) consecutive days (it being acknowledged that a Casualty Event, Event of Eminent Domain, a force majeure event, an outage, or any other event which is not caused by any Operating Party shall be deemed to not be an “Event of Abandonment”).

“Event of Eminent Domain” means any action, series of actions, omissions or series of omissions by any Governmental Authority (a) by which such Governmental Authority appropriates, confiscates, condemns, expropriates, nationalizes, seizes or otherwise takes all or a material portion of the Property of any Operating Party (including any Capital Stock of any Operating Party) or (b) by which such Governmental Authority assumes custody or control of the Property (other than immaterial portions of such Property) or business operations of any Operating Party or any Capital Stock of any Operating Party, in each case, that is reasonably anticipated to last for more than 90 consecutive days.

“Excess Cash Flow” means, as of any Annual Payment Date, an amount equal to funds available pursuant to clause (xiii) of Section 3.1(c) of the Depositary Agreement as of such date after giving effect to the withdrawals, transfers and payments specified in clauses (i) through (xii) of Section 3.1(c) of the Depositary Agreement on or prior to such date provided that “Excess Cash Flow” shall not include, at any time, any amounts referred to the final proviso in Section 3.1(c) of the Depositary Agreement.

“Excess Cash Flow Offer” has the meaning specified in Section 3.10(a).

“Excess Cash Flow Offer Amount” has the meaning specified in Section 3.10(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

 “Excluded Commodity Accounts” shall mean any securities account, deposit account or commodities account maintained by any Operating Party (or, if Long Ridge West Virginia becomes a Guarantor hereunder, Long Ridge West Virginia) in connection with Permitted Trading Activities and any related Cash and Cash Equivalents on deposit therein or credited thereto.

“Excluded Property” has the meaning specified in the Intercreditor Agreement as in effect on the Issue Date.

“Existing Credit Facilities” means the Company’s existing  (i) First Lien Credit Agreement, dated as of February 15, 2019, by and among the Company, the Operating Parties, the lenders party thereto from time to time and Cortland Capital Markets Services LLC, as first lien administrative agent, pursuant to which, the Company incurred an aggregate principal amount of first lien term loan commitments of up to $445 million and letter of credit commitments of up to $154 million, and (ii) Second Lien Credit Agreement, dated as of February 15, 2019, by and among the Company, the Operating Parties, the lenders party thereto from time to time and Cortland Capital Markets Services LLC, as second lien administrative agent, pursuant to which, the Company incurred an aggregate principal amount of second lien term loan commitments of  $143 million.

  “Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by an authorized officer of the Company.

“Finance Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or finance leases on a balance sheet of such Person under GAAP; provided that (x) the amount of such obligations shall be the amount thereof determined in accordance with GAAP and (y) the final maturity of such obligations shall be the date of the last payment due under such lease (or other arrangement) before such lease (or other arrangement) may be terminated by the lessee without payment of a premium or penalty.

“Financial Officer” means in respect of any Person, the chief financial officer, chief accounting officer, controller, treasurer, assistant treasurer, or such other Person having the functions of any of the foregoing (including any authorized signatory having such functions).

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of a Financial Officer of the applicable Company Party that such financial statements fairly present, in all material respects, the financial condition of such Company Party as at the dates indicated and the results of its operations and its cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and, in the case of unaudited financial statements, the absence of footnotes.

“Financial Sponsor Entity” means a fund or other entity that is directly or indirectly controlled, managed or advised by a financial sponsor, which, together with any parallel equity funds, has total original capital commitments of at least $3.5 billion.

 “First Lien Documents” means the Financing Documents (as defined in the Intercreditor Agreement as in effect on the Issue Date).

“First Lien Obligations” means the Secured Obligations (as defined in the Intercreditor Agreement as in effect on the Issue Date).

 “First Lien Secured Parties” means the Secured Parties (as defined in the Intercreditor Agreement as in effect on the Issue Date).

 “Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means a fiscal year of the Company Parties ending on December 31 of each calendar year.

“Fitch” means Fitch Ratings, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Fixed GAAP Date” means the Issue Date; provided that at any time after the Issue Date, the Company may, by written notice to the Trustee, elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.

 “Fortress” means Fortress Investment Group LLC, a Delaware limited liability company.

“FPA” means the Federal Power Act, 15 U.S.C. §791a et seq., as amended, and FERC’s implementing regulations thereunder

“GAAP” means generally accepted accounting principles in the United States of America, as in effect Fixed GAAP Date consistently applied.

“GasCo” means Ohio Gasco LLC, a Delaware limited liability company.

“Gas Gathering Contract” means the Gas Gathering Contract, dated as of February 15, 2019, by and between Eureka Midstream, LLC and GasCo.

“Gas Properties” means (a) Hydrocarbon Interests; (b) the properties now or hereafter pooled or unitized with Hydrocarbon Interests; all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority having jurisdiction) which may affect all or any portion of the Hydrocarbon Interests; (c) all operating agreements, contracts and other agreements which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (d) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, the lands covered thereby and all oil in tanks and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; and (e) all tenements, hereditaments, appurtenances and properties in anywise appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, properties, rights, titles, interests and estates described or referred to above, including any and all property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or property (excluding drilling rigs, automotive equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.  Unless otherwise qualified, all references to a Gas Property or to Gas Properties in this Indenture shall refer solely to a Gas Property or Gas Properties of Operating Parties, and solely to the extent of such Operating Party’s ownership of such Gas Property or Gas Properties.

“Generating Project” means PowerCo’s approximately 485 megawatt natural gas fired, combined cycle power plant located in Hannibal, Ohio, and all associated real and personal property.

“Global Note Legend” means the legend set forth in Section 2.06(g)(2), which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Global Notes substantially in the form of Exhibit A hereto, issued in accordance with Section 2.01 hereof.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) for the payment of which obligations or guarantees the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the Company’s option.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof, any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States or, to the extent applicable and legally binding, a foreign entity or government or any securities exchange (including any supra-national bodies such as the European Union or the European Central Bank), any self-regulatory organization (including the National Association of Insurance Commissioners) and any applicable regional transmission organization or independent system operator as approved by FERC or NERC, including PJM.

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“Grantor”  has the meaning specified in the Security Agreement as in effect on the Issue Date.

“Guaranty Agreement” means that certain Guaranty Agreement, dated as of the Issue Date, by and among the Subsidiary Guarantors and the Administrative Agent.

“Hazardous Materials” means (a) any petrochemical or petroleum products or by-products, oil, waste oil, asbestos in any form that is or could become friable, urea formaldehyde foam insulations, lead-based paint, per- or polyfluoroalkyl substances and polychlorinated biphenyls; (b) any products, mixtures, compounds, materials, wastes, air emissions, toxic substances, wastewater discharges, chemicals or substances that may give rise to liability pursuant to, or is listed or regulated under, or the human exposure to which or the Release of which is controlled or limited by Environmental Laws; and (c) any materials, wastes or substances defined under Environmental Laws as “hazardous”, “toxic”, a “pollutant”, or a “contaminant”, or words of similar meaning or regulatory effect.

“Hazardous Materials Activity” means any activity, event or occurrence involving the generation, use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means (a) any agreement with respect to any Derivative Transaction between any Company Party and any other Person, whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedge Bank” means (a) any Person who is an agent, lead arranger, or a lender under the Credit Agreement or any Affiliate of the foregoing at the time the applicable Interest Rate Agreement is executed or (b) any other commercial bank, insurance company or other similar financial institution, or any Affiliate of the foregoing (other than any Affiliate an Operating Party), whose long-term senior unsecured debt is rated any two of at least BBB+ by S&P, BBB+ by Fitch, or Baa1 by Moody’s at the time the applicable Interest Rate Agreement was executed (or whose obligations under such Interest Rate Agreement are guaranteed by a Person satisfying such ratings requirements at the time the applicable Interest Rate Agreement is executed).

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“Holdings Project Account” means the account of the Company with the, which shall be used only for the purposes of receiving equity contributions from the owners of, and Affiliates of, the Company, and the receipt of (and disbursement of) Restricted Payments from the Operating Parties, in each case in accordance with the terms of the Notes Documents.

“Hydrocarbon Interests” means all presently existing or after-acquired rights, titles and interests in and to gas leases, gas and mineral leases, other Hydrocarbon leases, mineral interests, mineral servitudes, overriding royalty interests, royalty interests, net profits interests, production payment interests and other similar interests.  Unless otherwise qualified, all references to a Hydrocarbon Interest or Hydrocarbon Interests in this Indenture shall refer to a Hydrocarbon Interest or Hydrocarbon Interests of a Company Party.

“Hydrocarbons” means collectively, gas, casinghead gas, drip gasoline, natural gasoline and all other liquid or gaseous hydrocarbons and related minerals and all products therefrom, in each case, whether in a natural or a processed state.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant of nationally recognized standing.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the $600,000,000 aggregate principal amount of 8.750% Senior Secured Notes due 2032 issued under this Indenture on the Issue Date.

“Insolvency or Liquidation Proceeding” means:

(a)	any voluntary or involuntary case or proceeding under any Bankruptcy Law with respect to the Company or any Subsidiary Guarantor;

(b)
any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to the Company or any Subsidiary Guarantor or with respect to a material portion of their respective assets;

(c)	any liquidation, dissolution, reorganization or winding up of the Company or any Subsidiary Guarantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(d)	any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Company or any Subsidiary Guarantor.

“Insurance Proceeds” means, with respect to any Casualty Event, the Net Cash Proceeds received by any Operating Party from time to time with respect to such Casualty Event.

 “Intellectual Property” means the following intellectual property rights, both statutory and common law rights, if applicable: (a) copyrights and registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress and registrations and applications for registration thereof, (c) patents, as well as any reissued and reexamined patents and extensions corresponding to the patents and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom and (d) trade secrets and confidential information, including proprietary designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable.

“Interconnection Agreement” means that certain Interconnection Services Agreement, dated as of February 12, 2019, by and among PowerCo, PJM, and AEP Ohio Transmission Company, Inc.

“Intercreditor Agreement” means that certain Collateral Agency and Intercreditor Agreement, dated as of the Issue Date, among, inter alia, the Company, the Subsidiary Guarantors, the Trustee, the Administrative Agent, the Collateral Agent, the Hedge Banks, the Commodity Hedge Counterparties, and each other Secured Debt Representative party thereto from time to time.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with an Operating Party’s (or, if Long Ridge West Virginia becomes a Guarantor hereunder, Long Ridge West Virginia’s) operations or financing and not for speculative purposes. To the extent any Interest Rate Agreement is not documented pursuant to an ISDA master agreement or other industry standard documentation, such Interest Rate Agreement shall be reasonably similar to such documentation, in the good faith determination of the Company.

“Investment” means (a) any direct or indirect purchase or other acquisition by a Company Party of, or of a beneficial interest in, any of the Securities of any other Person; (b) any direct or indirect redemption, retirement, purchase or other acquisition for value, by a Company Party from any Person, of any Capital Stock of such Person; and (c) any direct or indirect loan, guarantee, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by a Company Party to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business.  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write ups, write downs or write offs with respect to such Investment; provided that any returns or distributions of capital or repayment of principal actually received in Cash by such other Person with respect thereto shall reduce the amount of an Investment; provided further that if a distribution reduces the amount of an Investment below zero, then such amount will deemed to be zero dollars, but the Covenant Parties may count the unused portion of the distribution against future Investments.

“IPO Listco” means a wholly owned Subsidiary of the Company or any parent entity of the Company formed in contemplation of any Qualified IPO.

“IPO Reorganization Transaction” means transactions taken in connection with and reasonably related to consummating a Qualified IPO, so long as, after giving effect thereto, the security interest of the Holders in the Collateral, taken as a whole, is not materially impaired.

“IPOCo Transactions” means the transactions in connection with the formation and capitalization of IPO Listco prior to and in connection with and reasonably related to a Qualified IPO, including, without limitation, (1) the legal formation of IPO Listco and one or more Subsidiaries of the Permitted Holders to own interests therein, (2) the contribution, directly or indirectly, of the Capital Stock of the Company and other Subsidiaries of the Company to IPO Listco, or the other acquisition by IPO Listco thereof, (3) the conversion of the outstanding Capital Stock in the Company into a new class of Equity Interests in the Company, (4) the distribution by the Company to the Permitted Holders of any proceeds from the offering and cash generated from operations, (5) the issuance of Capital Stock of IPO Listco or the Company to the public and the use of proceeds therefrom to pay transaction expenses, distribute funds as a reimbursement for capital expenditures and other purposes approved by a Permitted Holder, (6) the execution, delivery and performance of customary documentation (and amendments to existing documentation) governing the relations between and among the Company, IPO Listco, the Permitted Holders and their respective Subsidiaries and (7) any other transactions and documentation reasonably related to the foregoing or necessary or appropriate in the view of the Permitted Holders or the Board of Directors of the Company or any direct or indirect parent entity in connection with a Qualified IPO.

“ISDA” means International Swaps and Derivatives Association, Inc.

“Issue Date” means February 19, 2025.

“Issue Date Commodity Hedge Agreements” means those certain effective Commodity Hedge and Power Sale Agreements covering at least 325 megawatts of power generation with Commodity Hedge Counterparties, in each case, pursuant to customary terms and in form and substance reasonably satisfactory to the Company acting in good faith. At the Operating Parties’ option, such Issue Date Commodity Hedge Agreements may be (x) secured by a Lien under the Collateral Documents, thereby becoming Permitted Secured Commodity Hedge and Power Sale Agreements for all purposes under the Loan Documents or (y) unsecured.

“Issue Date Debt Service Reserve Requirement” means an amount equal to the sum of the reasonably anticipated Debt Service in respect of the New Term Loans payable during the following six-month period occurring after the Issue Date.

“JOA O&G Interest” has the meaning specified in Section 12.10.

“Joint Development Agreement” means that certain Joint Development Agreement, dated as of April 11, 2018, by and between Triad Hunter, LLC and GasCo.

“Joint Operating Agreements” means, individually or collectively, as the context may require, (a) that certain Operating Agreement, dated as of April 11, 2018, by and between Triad Hunter, LLC and GasCo, (b) that certain Master JOA Supplemental Agreement, dated as of April 11, 2018, by and between Triad Hunter, LLC and GasCo, and (c) each joint operating agreement in the form of a “100% JOA” or a “Third Party JOA” (as each term is defined in the Joint Development Agreement) entered into in connection therewith.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, and Governmental Authorizations of, and agreements with, any Governmental Authority.

“Leverage Ratio” means, as of any date of determination, the ratio of (a) the aggregate outstanding principal amount of Debt of the Company and the Covenant Parties as of such date of determination to (b) Cash Flow Available for Debt Service for the Measurement Period most recently ended on or prior to such date.

 “Lien” means, with respect to any property or asset, any mortgage, pledge, security interest, encumbrance or lien of any kind in the nature of security or any other agreement or arrangement having a similar effect; provided that in no event shall an operating lease be deemed to constitute a Lien.  For the avoidance of doubt, “Lien” shall not include any netting or set-off arrangements under any Contractual Obligation (other than any Contractual Obligation constituting debt for borrowed money or having the effect of debt for borrowed money) otherwise permitted under the terms of this Indenture.

“Liquidity Holdback Account” has the meaning specified in the Depositary Agreement as in effect on the Issue Date.

“Loan Documents” means collectively, (a) the Credit Agreement (and any amendment thereto), (b) a promissory note of the Company evidencing the debt under the New Term Loans, (c) the Collateral Documents, (d) the Guaranty Agreement and (e) any fee letters entered thereunder.

“Local Operating Account” has the meaning specified in the Depositary Agreement as in effect on the Issue Date.

“Long Ridge West Virginia Project Revenues” means all revenues, payments, interest income, Cash and proceeds from whatever source received by or on behalf of Long Ridge West Virginia in connection with the sale of natural gas or ancillary services reasonably incidental thereto.

“Long Term Service Agreement” means that certain Contractual Service Agreement, dated as of February 15, 2019, by and between PowerCo and General Electric International, Inc.

“Major Maintenance Expenses” has the meaning specified in the Depositary Agreement as in effect on the Issue Date.

“Management Investors” means the officers, directors, employees and other members of the management of any parent of the Company, the Company or any of the other Company Parties, or family members or relatives of any thereof (provided that, solely for purposes of the definition of “Permitted Holders,” such family members or relatives shall include only those Persons who are or become Management Investors in connection with estate planning for or inheritance from other Management Investors, as determined in good faith by the Company), or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date Beneficially Own (as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act as of the Issue Date) or have the right to acquire, directly or indirectly, Capital Stock of the Company or any parent of the Company.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, financial condition or results of operations of the Company Parties, taken as a whole, (b) the ability of the Company Parties, taken as a whole, to fully and timely perform their Obligations under the Notes Documents or (c) the rights and remedies of the Holders, taken as a whole, under the Notes Documents.

“Material Contract” means each of the following:

(a)	the Joint Operating Agreements;

(b)	the Interconnection Agreement;

(c)	the Gas Gathering Contract;

(d)	the Issue Date Commodity Hedge Agreements;

(e)	the Permitted Secured Commodity Hedge and Power Sale Agreements;

(f)	the O&M Agreement;

(g)	the Long Term Service Agreement;

(h)	the Water Line Easement and Operating Agreement;

(i)
each additional Project Document which provides for the payment by any Operating Party of, or the provision to any Operating Party of, goods or services with a value in excess of $10,000,000 in any calendar year, or $20,000,000 for the full term of such additional Project Document; and

(j)	any Replacement Project Contract for or in respect of any of the foregoing agreements; provided that the Physical Power or Gas Sale Agreements shall not be deemed “Material Contracts”.

“Measurement Period” means, with respect to the last day of any Fiscal Quarter, the period of four consecutive Fiscal Quarters ending on such date.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereof.

“Mortgaged Property” means all Real Estate Assets of any Operating Party subject to the Mortgages.

“Mortgages” mean, collectively, the mortgages, deeds of trust, deeds to secure debt and other security documents (including amendments to any of the foregoing) delivered with respect to Mortgaged Properties, as amended, supplemented or otherwise modified from time to time including all such changes as may be required to account for local law matters.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Section 3(a)(62) under the Exchange Act.

“NERC” means the North American Electric Reliability Corporation or any successor certified by FERC as the “Electric Reliability Organization” within the meaning of Section 215(a)(2) of the FPA, and any regional entity exercising delegated authority therefrom, and any successor regional entities.

“Net Cash Proceeds” means:

(a)
with respect to the incurrence or issuance of any Debt by a Company Party, the sum of Cash and Cash Equivalents (but only as and when received) received by such Company Party, net of the sum of (i) all Taxes and customary fees and out-of-pocket expenses (including underwriting discounts, investment banking fees, legal and accounting fees and expenses, commissions, collection expenses and other customary transaction costs) paid or reasonably estimated to be payable by the Company Parties in connection with such event, (ii) the amount of all Taxes paid (or reasonably estimated to be payable) by the Company Parties in connection with such event, and (iii) the amount of any reserves established by the Company Parties to fund contingent liabilities reasonably estimated to be payable, in each case, that are directly attributable to such event (as determined reasonably and in good faith by an officer of the Company Parties);

(b)
with respect to any proceeds of or under any casualty or property insurance, indemnity, condemnation awards, warranty or guaranty (including any proceeds received from business interruption insurance, or payments in lieu thereof) received by any Operating Party in connection with the occurrence of any Casualty Event or Event of Eminent Domain, the sum of Cash and Cash Equivalents received by such Operating Party in connection with such Casualty Event or Event of Eminent Domain net of the sum of (A) all out of pocket costs and expenses (including legal and accounting fees and expenses, underwriting discounts, investment banking fees, commissions, collection expenses and other customary transaction costs) paid or reasonably estimated to be payable by the Company Parties in connection with such event or with the collection, enforcement, negotiation, consummation, settlement, proceedings, administration or other activity related to the receipt or collection of the relevant proceeds to the extent such amounts were not deducted in determining the amount referred to in clause (a) above, (B) federal, state, provincial, foreign and local Taxes reasonably estimated to be actually payable within the current or the immediately succeeding tax year as a result of any gain recognized in connection therewith (taking into account any tax benefit resulting from the event giving rise to the payment of such proceeds) to the extent such amounts were not deducted in determining the amount referred to in clause (a) above, (C) any costs associated with unwinding any related Interest Rate Agreement in connection with such transaction and (D) the amount of any reserves established by the Company Parties to fund contingent liabilities reasonably estimated to be payable, in each case, that are directly attributable to such event (as determined reasonably and in good faith by an officer of the Company Parties); and

(c)
with respect to any issuance of Capital Stock, the sum of the Cash and Cash Equivalents received by such Company Party in connection with such incurrence thereof, net of (A) all Taxes and customary fees, commissions, costs, underwriting discounts, legal and accounting fees and expenses, and other fees and expenses incurred by the Company Parties in connection therewith and (B) the amount of any reserves established by the Company Parties to fund contingent liabilities reasonably estimated to be payable, in each case, that are directly attributable to such event (as determined reasonably and in good faith by an officer of the Company Parties).

“Not Otherwise Applied” means, with reference to any amount of Net Cash Proceeds of any transaction or event, that such amount (a) was not required to be applied to prepay the New Term Loans under the respective provisions of the Credit Agreement (or any equivalent provisions of any Debt which Refinances or replaces the Credit Agreement) and (b) was not previously (and is not concurrently being) applied in determining the permissibility of a transaction under the Credit Agreement or Notes Documents where such permissibility was or is (or may have been) contingent on receipt of such amount or utilization of such amount for a specified purpose.

“Notes” means the Initial Notes and any Additional Notes.

“Notes Documents” means this Indenture, the Notes, the Subsidiary Guarantees, the Intercreditor Agreement, and any other Collateral Documents.

“Notes Obligations” means the Obligations under the Notes, the Subsidiary Guarantees and the other Notes Documents.

“Notes Secured Parties” means the holders of the Notes Obligations, including the Trustee and the Holders.

“Obligations” means any principal (including reimbursement obligations and obligations to provide cash collateral with respect to letters of credit, whether or not drawn), interest, fees and expenses (including, to the extent legally permitted, all interest, fees and expenses accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate even if such interest, fees and expenses is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), settlement payments, termination payments, margin payments, penalties, fees, charges, expenses, indemnifications, reimbursements, damages, guarantees, other liabilities, amounts payable, or obligations under the First Lien Documents or other obligations in respect thereof.

“Offering Memorandum” means the Offering Memorandum, dated February 7, 2025, related to the issuance and sale of the Initial Notes.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, Assistant Secretary or any Vice-President of such Person.

“Officer’s Certificate” means a certificate signed on behalf of the Company by an Authorized Officer that meets the requirements set forth in this Indenture.

“O&M Agreement” means that certain operation and maintenance agreement, dated as of December 1, 2019, by and among PowerCo and Naes Corporation

“Operating Costs” has the meaning specified in the Depositary Agreement as in effect on the Issue Date.

“Operating Parties” means, collectively, PowerCo and GasCo.

 “Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 13.03 herein.  The counsel may be an employee of or counsel to the Company or any Subsidiary of the Company.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization and its bylaws, (b) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, and (d) with respect to any limited liability company, its articles of organization, and its operating agreement.  In the event any term or condition of this Indenture or any other Notes Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Debt Representative” means, with respect to any series of Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Debt is issued, incurred or otherwise obtained, as the case may be.

“Parent” means, FTAI Infrastructure Inc.

“Participant” means, with respect to the Depository, Euroclear or Clearstream, a Person who has an account with the Depository, Euroclear or Clearstream, respectively, and, with respect to DTC, shall include Euroclear and Clearstream.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, (USA PATRIOT Act, Title III of Pub.  L. 107-56 (signed into law October 26, 2001), as amended).

“Paying Agent” means the office or agency where Notes may be presented for payment.  The term “Paying Agent” includes any additional paying agent.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange, including as a deposit for future purchases, of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the any of the Company Parties and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with the Section 4.13.

“Permitted Acquiror” means any Person that is a Financial Sponsor Entity (or a direct or indirect acquisition vehicle of such Financial Sponsor Entity) or a “group” (as such term is used in Section 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person or group or its respective subsidiaries, and any person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) of Persons other than one or more Permitted Holders (provided that at least one member of such group of Persons is a Financial Sponsor Entity (or a direct or indirect acquisition vehicle of such Financial Sponsor Entity)), in any case, whose direct or indirect acquisition of beneficial ownership of Capital Stock of the Company constitutes a Permitted Change of Control, together with any Affiliates or co-investment vehicles of the applicable Financial Sponsor Entity, in each case, directly or indirectly controlled, managed or advised by such Financial Sponsor Entity.

“Permitted Borrower Account” has the meaning specified in the Depositary Agreement as in effect on the Issue Date.

“Permitted Cash Credit Support” means Project Cash Credit Support funded with Cash Flow Available for Restricted Payments or Investments, equity contributions made to any Operating Party or funds on deposit in any Permitted Borrower Account.

“Permitted Change of Control” means a transaction or series of related transactions that would otherwise constitute a Change of Control (but for this definition), so long as:

(a)
(A) no Event of Default shall have occurred and be continuing as of the date of entry into the corresponding Permitted Change of Control Agreement and (B) no Event of Default under clauses (1), (2) or (6) of the definition thereof shall have occurred and be continuing as of the Permitted Change of Control Effective Date;

(b)
the representations and warranties made by or on behalf of the sellers in the applicable Permitted Change of Control Agreement as are material to the interests of the Holders, but only to the extent that the buyers have the right to terminate their obligations to consummate the Permitted Change of Control under such Permitted Change of Control Agreement, or the right not to consummate such Permitted Change of Control, as applicable, as a result of a breach of such representations and warranties, in each case, without the buyers being liable to the sellers as a result thereof under the Permitted Change of Control Agreement shall be true and correct in all material respects;

(c)
at least ten (10) Business Days prior to the Permitted Change of Control Effective Date (or such shorter period as the Administrative Agent approves in its reasonable discretion under the Credit Agreement) the Company shall have delivered notice to the Trustee (for distribution to the Holders) of such proposed Permitted Change of Control, which notice shall set forth the identity of the Permitted Acquiror;

(d)
the Leverage Ratio (calculated on a pro forma basis after giving effect to such transaction or series of related transactions (including any Restricted Payments and dispositions in connection therewith and any Debt assumed or permitted to exist or incurred, issued or otherwise obtained in connection therewith)) of the Company and the Covenant Parties would be no greater than immediately prior to the Permitted Change of Control Effective Date;

(e)	the Company shall have received a Ratings Reaffirmation; and

(f)
on or prior to the Permitted Change of Control Effective Date, the Trustee shall have received an officer’s certificate signed by an officer of the Company certifying that the conditions described in clauses (a) through (e) above have been satisfied.

“Permitted Change of Control Agreement” means the definitive agreement related to a Permitted Change of Control.

“Permitted Change of Control Effective Date” means the date of consummation of a Permitted Change of Control.

“Permitted Commodity Hedge Agreement” has the meaning specified in the Intercreditor Agreement as in effect on the Issue Date.

“Permitted First Priority Refinancing Advances” means any Credit Agreement Refinancing Indebtedness in the form of secured loans incurred by the Company in the form of one or more tranches of loans under the Credit Agreement, which is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Liens securing the Credit Agreement Secured Obligations and is not secured by any property or assets of any Company Party other than the Collateral (excluding customary cash collateral).

“Permitted First Priority Refinancing Debt” means any Permitted First Priority Refinancing Notes and any Permitted First Priority Refinancing Advances.

“Permitted First Priority Refinancing Notes” means any Credit Agreement Refinancing Indebtedness in the form of secured Debt (including any Registered Equivalent Notes) incurred by the Company in the form of one or more series of senior secured notes (whether issued in a public offering, Rule 144A, private placement or otherwise), which is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Liens securing the Notes Obligations and is not secured by any property or assets of any Company Party other than the Collateral (excluding escrowed proceeds, if applicable).

“Permitted Holders” means (a) any of Fortress, the Management Investors and their respective Affiliates.

“Permitted Interest Rate Agreement” means any Interest Rate Agreement entered into by any Operating Party (or, if Long Ridge West Virginia becomes a Guarantor, Long Ridge West Virginia) with a Hedge Bank.

“Permitted Investments” shall mean:

(a)	Investments in a Covenant Party (including the Capital Stock of a Covenant Party);

(b)
(x) Investments existing on the Issue Date; provided that the amount of any Investment existing on the Issue Date has not increased from the amount of such Investment on the Issue Date, except (A) by capitalized amounts related to unpaid accrued interest and/or premium or (B) pursuant to the terms of such Investment as in effect on the Issue Date and (y) guarantees of Debt permitted under Section 4.04;

(c)	Investments with Cash Flow Available for Restricted Payments or Investments;

(d)	Investments in Cash and Cash Equivalents (or that were Cash Equivalents at the time when made);

(e)
Investments (A) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (B) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Operating Parties;

(f)	[reserved];

(g)
loans and advances to officers, directors and employees of the Operating Parties and/or Long Ridge West Virginia made in the ordinary course of business in an aggregate principal amount not to exceed $500,000 at any time outstanding;

(h)	to the extent constituting Investments, Liens, Debt, asset sales and Restricted Payments which are not prohibited by Sections 4.04, 4.05, 4.06, 4.13 and 5.01, respectively;

(i)	demand or deposit accounts with banks or other financial institutions to the extent permitted pursuant to Section 4.19;

(j)
with respect to any Casualty Event or Event of Eminent Domain, the application of any related Net Cash Proceeds to purchase any Property useful in the business of any Operating Party or any Project (or, in the case of a Casualty Event, used to replace damaged or destroyed assets) in accordance with the terms of the Transaction Documents;

(k)	the Covenant Parties may make Investments in an amount not to exceed the amount of Excluded Contributions previously received by the Company and Not Otherwise Applied;

(l)
guarantees by the Covenant Parties of leases of the Covenant Parties or of other obligations not constituting Debt, in each case, entered into in the ordinary course of business and payments thereon or Investments in respect thereof in lieu of such payments;

(m)	[reserved];

(n)	to the extent constituting Investments, any leases or joint ventures for gas reserves and/or production;

(o)
in addition to Investments permitted by clauses (a) through (n) of this definition, the Operating Parties and/or Long Ridge West Virginia may make additional loans, advances and other Investments to or in a Person (including a joint venture) in an aggregate amount for all loans, advances and other Investments made pursuant to this clause (o), not to exceed $5.0 million, at any one time outstanding;

(p)
to the extent any Covenant Party may make any Restricted Payment, any such Covenant Party may make an Investment in lieu thereof; provided that such Investment shall be treated as if it was made as a Restricted Payment for purposes of testing compliance with Section 4.05; and

(q)	to the extent constituting an Investment, buybacks of any Debt permitted pursuant to Section 4.04(a)(2).

“Permitted Liens” means, with respect to the Covenant Parties:

(a)	Liens for Taxes, to the extent not required to be paid pursuant to Section 7.01(b) of the Credit Agreement;

(b)
materialmen’s, mechanics’, carriers’, workers’, repairmen’s, employees’ or other like Liens, arising in the ordinary course of business or in connection with the operation and maintenance of the Property of any Covenant Party, which do not in the aggregate materially detract from the value of the Property to which they are attached or materially impair the use thereof or for amounts not yet overdue for a period of more than 90 days or which are being contested in good faith by appropriate proceedings;

(c)
Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds (other than bonds related to judgment or litigation to the extent such judgment or litigation constitutes an Event of Default), bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of debt for borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any material portion of Property of any Covenant Party;

(d)
Liens securing (i) letters of credit, bank guarantees or similar instruments posted to support payment of any Permitted Secured Commodity Hedge and Power Sale Agreement and any Permitted Interest Rate Agreement, in an aggregate principal amount not to exceed $50.0 million and (ii) any Acceptable Letter of Credit, in an aggregate principal amount not to exceed $50.0 million;

(e)
easements, rights-of-way, restrictions, title imperfections, survey exceptions, trackage rights, licenses, leases, special assessments, rights-of-way, covenants, conditions, restrictions, declarations, encroachments, encumbrances, other defects or irregularities in title and similar matters if the same do not have a materially adverse effect on the operation or use of such property in the ordinary course of the business of any Covenant Party;

(f)	any lien or interest or title of a lessor or sublessor arising by statute or under any lease of real estate permitted hereunder;

(g)	purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(h)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(i)
encumbrances on real property in the nature of any zoning restrictions, building and land use laws, ordinances, orders, decrees, restrictions or any other conditions imposed by any Governmental Authority on any Real Estate Asset, if the same does not have a materially adverse effect on the operations or use of such Real Estate Asset in the ordinary course of the business of any Covenant Party;

(j)
non-exclusive outbound licenses of patents, copyrights, trademarks and other Intellectual Property rights granted by any Covenant Party in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of any Covenant Party;

(k)	in addition to any matters described in clause (e) above, all exceptions disclosed in the Title Policy and all matters disclosed by the Survey;

(l)
(x) Liens under the Collateral Documents, any Permitted Secured Commodity Hedge and Power Sale Agreement and any Permitted Interest Rate Agreement; provided, that (i) such Liens only secure (A) Debt permitted under Section 4.04(a)(1) through Section 4.04(a)(9), (B) obligations under Permitted Secured Commodity Hedge and Power Sale Agreements and/or (C) obligations under Permitted Interest Rate Agreements, (ii) such Liens shall be subject to the terms of the Intercreditor Agreement, and (iii) any (A) Commodity Hedge Counterparty party to any such Permitted Secured Commodity Hedge and Power Sale Agreement and (B) Hedge Bank party to any such Permitted Interest Rate Agreements, shall have become a party to the Intercreditor Agreement as, and shall have the obligations of, a Secured Party (as defined therein) thereunder and (y) Liens with respect to the Notes; provided, that (i) such Liens only secure (A) Debt permitted pursuant to Section 4.04(a)(2)(x) and (ii) such Liens shall be subject to the terms of the Intercreditor Agreement;

(m)
purchase money Liens upon or in real property or equipment acquired or held by any Covenant Party in the ordinary course of business securing the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or existing on any such property or equipment of any Person that is merged or consolidated with or into the Company or any of its subsidiaries, or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, that no such Lien shall extend to or cover any property other than the property or equipment being acquired, constructed or improved (other than improvements, accessions or proceeds in respect thereof and assets fixed or appurtenant thereto), and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and provided, further that the aggregate principal amount of the Debt secured by Liens permitted by this clause (m) shall not exceed the amount permitted under Section 4.04(a)(7) at any time outstanding;

(n)	Liens solely on any cash earnest money deposits made by any Covenant Party in connection with any letter of intent or purchase agreement permitted hereunder;

(o)
Liens encumbering (i) to the extent pledged to a commodity counterparty, such as an energy manager or fuel supplier in the ordinary course of business, accounts receivable (and accounts into which the proceeds of such accounts receivable are deposited, including “lockbox” and similar accounts) owed by PJM or any other Person to any Covenant Party for the purchase of electric energy and other related products or services (but excluding any such accounts receivable, accounts or proceeds held by or pledged to such commodity counterparty in excess of sixty (60) days), (ii) Excluded Commodity Accounts, (iii) accounts holding Project Cash Credit Support, (iv) other margin, clearing or similar accounts with or on behalf of brokers, credit clearing organizations, independent system operators, regional transmission organizations, pipelines, state agencies, federal agencies, futures contract brokers, exchanges related to the trading of energy (including the Intercontinental Exchange), customers, trading counterparties, or any other parties or issuers of surety bonds and any proceeds thereof, in the ordinary course of business and (v) Permitted Borrower Accounts;

(p)
in respect of any Covenant Party, Liens arising out of judgments or awards (or the payment of money not constituting an Event of Default under Section 6.01(7)) or securing appeal or other surety bonds related to such judgments or awards, to the extent such judgments do not otherwise constitute an Event of Default under Section 6.01;

(q)
Liens arising by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights or relating to purchase orders and other agreements entered into with customers of any Covenant Party in the ordinary course of business (including any energy management agreement);

(r)
Liens or pledges of deposits of Cash or Cash Equivalents securing deductibles, self-insurance, co-payment, co-insurance, retentions or similar obligations to providers or property, casualty or liability insurance in the ordinary course of business;

(s)
any Liens with respect to the Properties of any Covenant Party that arise under Contractual Obligations of such Covenant Party as in effect on the Issue Date, but only to the extent the same have been disclosed to the Trustee prior to the Issue Date;

(t)
Liens in an amount not to exceed in the aggregate $25.0 million at any time outstanding not otherwise constituting Permitted Liens under the definition thereof incidental to the ordinary course of business that do not individually or in the aggregate materially impair the Projects, which, if securing Debt, may be secured by the Collateral on a pari passu basis, as long as any such Liens are subject to the Intercreditor Agreement;

(u)	Liens securing Permitted First Priority Refinancing Debt and Permitted Second Priority Refinancing Debt, in each case, incurred in accordance with the terms of this Indenture;

(v)
Liens arising under Finance Lease Obligations; provided, that no such Lien shall extend to or cover any property other than the property or equipment subject to such Finance Lease Obligations, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and provided, further, that the aggregate principal amount of the Debt secured by Liens permitted by this clause (v) shall not exceed the amount permitted pursuant to Section 4.04(a)(14) at any time outstanding;

(w)
Liens securing obligations owed for all or any part of the deferred purchase price of property or services, which purchase price is due more than six (6) months from the date of incurrence of the obligation in respect thereof; provided, that Debt for the deferred purchase price of property or services is (i) not more than ninety (90) days past due or (ii) being contested in good faith and by appropriate proceedings and in respect of which adequate reserves are in place in accordance with the Covenant Parties’ standard accounting practices;

(x)
Liens securing (i) the contingent obligations of any Covenant Party under or in respect of performance bonds, bid bonds, appeal bonds, surety bonds, financial assurances and completion guarantees, indemnification obligations, (ii) obligations to pay insurance premiums, take or pay obligations and similar obligations and (iii) obligations resulting from indemnities provided in the ordinary course under the Project Documents;

(y)	statutory Liens of depository or collecting banks on items in collection and any accompanying documents or the proceeds thereof;

(z)	Liens in connection with or evidenced by permitted Debt pursuant to Section 4.04;

(aa)
involuntary Liens as contemplated by the Project Documents securing a charge or obligation on any Covenant Party’s property, either real or personal, whether now or hereafter owned in the aggregate sum of less than $1.0 million at any one time outstanding

(bb)
solely with respect to the Hydrocarbon Interests, all lessors’ royalties (and Liens to secure the payment thereof), overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens on or deductions from the proceeds of production with respect to the Production Project Site (in each case) that do not operate to materially reduce the net revenue interest for the Hydrocarbon Interests (if any) in the aggregate, as reflected in any Mortgage or the most recently delivered Reserve Report, or materially increase the working interest for such Hydrocarbon Interest (if any) in the aggregate, as reflected in any Mortgage or the most recently delivered Reserve Report, without a corresponding increase in the corresponding net revenue interest; and

(cc)
Liens for property Taxes on property that a Covenant Party has determined to abandon (so long as such abandonment is not prohibited by this Indenture or any of the other Notes Documents), if the sole recourse for such Tax is to such property; and

(dd)
solely with respect to the Hydrocarbon Interests, Liens under the Joint Operating Agreement (but not arising out of any default or breach by GasCo thereunder), under any gas leases, farm-out agreements, production sales contracts, division orders, contracts for sale, operating agreements, area of mutual interest agreements, production handling agreements, joint venture agreements, gas partnership agreements, unitization and pooling declarations and agreements, transportation agreements, marketing agreements, processing agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, in each case, to the extent the same (i) are ordinary and customary to the oil, gas and other mineral exploration, development, processing or extraction business, (ii) do not otherwise cause any other express representation or warranty of any Covenant Party in any of the Notes Documents to be untrue, (iii) do not operate to materially reduce the net revenue interest for such Hydrocarbon Interests (if any) in the aggregate, as reflected in any Mortgage or the most recently delivered Reserve Report, or materially increase the working interest for such Hydrocarbon Interests (if any) in the aggregate, as reflected in any Mortgage or the most recently delivered Reserve Report, without a corresponding increase in the corresponding net revenue interest, and (iv) secure obligations that are not delinquent and do not in any case materially detract from the value of the Hydrocarbon Interests subject thereto; provided that any Liens created by the Joint Operating Agreement as in effect on the Issue Date (but not arising out of any default or breach by GasCo thereunder) shall be considered “Permitted Liens” irrespective of compliance with the foregoing subclauses (i) through (iv);

(ee)	Liens existing on the Issue Date (other than pursuant to clause (l) above);

(ff)
Liens related to any sales or discounts without recourse (other than customary representation and warranties) of accounts receivable arising in the ordinary course of business in connection with the compromise, collection or other disposition thereof; and

(gg)	extensions, renewals and replacements of any of the foregoing Liens to the extent and for so long as the Debt or other obligations secured thereby remain outstanding.

“Permitted Other Debt Conditions” means, with respect to Permitted Second Priority Refinancing Debt and Permitted Unsecured Refinancing Debt, that such Debt (a) does not mature or have scheduled amortization payments of principal or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (except customary asset sale, event of loss, change of control or event of default provisions that provide for prior payment in full), in each case on or prior to the  maturity date of the Notes at the time such Debt is incurred and (b) to the extent secured, the security agreements relating to such Debt are substantially the same as or more favorable to the Company Party than the Collateral Documents (as determined by the Company in good faith).

“Permitted Second Priority Refinancing Debt” means any Credit Agreement Refinancing Indebtedness in the form of secured Debt (including any Registered Equivalent Notes) incurred by the Company in the form of one or more series of second lien (or other junior lien) secured notes or second lien (or other junior lien) secured loans; provided, that (a) such Debt is secured by the Collateral on a second priority (or other junior priority) basis to the liens securing the First Lien Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt and is not secured by any property or assets of any Company Party other than the Collateral (excluding escrowed proceeds, if applicable), (b) such Debt may be secured by a Lien on the Collateral that is junior to the Liens securing the First Lien Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt, notwithstanding any provision to the contrary contained in the definition of “Credit Agreement Refinancing Indebtedness,” (c) an Other Debt Representative acting on behalf of the holders of such Debt shall have become party to a junior lien intercreditor agreement reasonably satisfactory to the Administrative Agent, (d) an amendment to the Depositary Agreement reasonably satisfactory to the Administrative Agent shall have been entered into, and (e) such Debt meets the Permitted Other Debt Conditions.  Permitted Second Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Secured Commodity Hedge and Power Sale Agreement” means any Commodity Hedge and Power Sale Agreement that (a) by its terms is required or permitted (or for which the failure to be secured by a first priority lien on the Collateral would be a breach of or default under such Commodity Hedge and Power Sale Agreement) to be secured by a Lien under the Collateral Documents, (b) is entered into by any Operating Party (or, if Long Ridge West Virginia becomes a Guarantor hereunder, Long Ridge West Virginia) with a Person that is a Commodity Hedge Counterparty as of the time entered into (including any such Commodity Hedge and Power Sale Agreements entered into prior to the Issue Date), and (c) is documented pursuant to an ISDA master agreement or other industry standard documentation (including the Edison Electric Institute or the North American Energy Standards Board documentation); provided that, notwithstanding anything to the contrary herein, to the extent secured, any Issue Date Commodity Hedge Agreement entered into pursuant to this Indenture shall be deemed a Permitted Secured Commodity Hedge and Power Sale Agreement for all purposes under the Notes Documents.

“Permitted Tax Distribution Amount” means for any taxable period ending after the Issue Date, (a) if for U.S. federal and/or applicable state or local income tax purposes, any Covenant Party is (or is disregarded as an entity separate from) a member of a consolidated, combined, affiliated or similar income tax group of which a parent entity is the common parent (a “Tax Group”), or is a disregarded entity or partnership owned directly or indirectly by a C corporation, an amount equal to any such U.S. federal and/or applicable state or local income Taxes of such Tax Group or the C corporation, as applicable, to the extent such income Taxes are attributable to the taxable income of such Covenant Party; provided, that, the portion of the Permitted Tax Distribution Amount described in this clause (a) in such case, if any, shall be limited to the amount that such Covenant Party would have been required to pay in respect of such Taxes for such taxable period had such Covenant Party filed such income Tax return as a stand-alone corporate taxpayer for all taxable periods ending after the Issue Date; provided, further that the portion of the Permitted Tax Distribution Amount described in this clause (a), if any shall be reduced by any amounts paid by any Covenant Party to the applicable Governmental Authority in respect of such Taxes plus (b) the amount necessary to permit the Company to pay any franchise Taxes required to maintain its existence or good standing, but only to the extent allocable to the Company’s ownership interest in such Covenant Party.

“Permitted Trading Activity” means:

(a)
the daily or forward purchase and/or sale, or other acquisition or disposition of wholesale or retail electric energy, capacity, ancillary services, transmission rights, emissions allowances, weather derivatives and/or related commodities, in each case, whether physical or financial;

(b)
the daily or forward purchase and/or sale, or other acquisition or disposition of natural gas, natural gas transportation and/or related commodities, including, swaps, options and swaptions, in each case, whether physical or financial;

(c)	electric energy-related tolling transactions, as seller or tolling services;

(d)	price risk management activities or services;

(e)	other similar gas or electric industry activities or services; or

(f)	additional services as may be consistent with Prudent Industry Practice from time to time in support of the marketing and trading related to the Property of any Covenant Party;

in the case of each of clauses (a) through (f), to the extent such activity is conducted in the ordinary course of business of the Covenant Parties.

“Permitted Unsecured Refinancing Debt” means any Credit Agreement Refinancing Indebtedness in the form of unsecured Debt (including any Registered Equivalent Notes) incurred by the Company in the form of one or more series of senior unsecured notes or loans; provided, that such Debt meets the Permitted Other Debt Conditions.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Petroleum Engineer” means Wright & Company, Inc. or an independent petroleum engineer of recognized national standing as may be reasonably selected by the Company in good faith.

“Physical Power or Gas Sale Agreement” means any agreement providing for the sale and physical delivery of electric power or the sale of capacity or ancillary services from the Generating Project to a customer either for its own use or for resale by that customer, the purchase of natural gas for physical delivery to the Generating Project for its own use, or the sale of natural gas by the Production Project to a customer for either its own use or for resale by that customer.

“PJM” means PJM Interconnection, L.L.C., or PJM Settlement, Inc., and any of their successors.

“Plan of Reorganization” means any plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement proposed in or in connection with any Insolvency or Liquidation Proceeding.

“PowerCo” means Long Ridge Energy Generation LLC, a Delaware limited liability company.

“PowerCo Assets” means (a) any Equity Interests of PowerCo and (b) PowerCo’s approximately 485 megawatt natural gas fired, combined cycle power plant located in Hannibal, Ohio.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(1)(A) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Production Project” means the development and operation of GasCo’s ownership in the rights, title and interest in its Hydrocarbon Interests and associated development, production and drilling rights.

“Production Project Site” has the meaning given to the term “Site” in the Mortgage executed and delivered by GasCo.

“Project Cash Credit Support” has the meaning specified in the Depositary Agreement as in effect on the Issue Date.

“Project Documents” means, collectively, (a) the Material Contracts and (b) any other document, contract or agreement relating to the development, construction, operation and/or maintenance of the Projects, the sale of power therefrom, the provision of gas, electricity and other services thereto and any real property rights and interests relating to any of the Projects; provided that Physical Power or Gas Sale Agreements shall not be deemed Project Documents.

“Project Revenues” has the meaning specified in the Depositary Agreement as in effect on the Issue Date.

“Projects” means, individually or collectively, as the context may require, the Generating Project and the Production Project.

“Property” means any right or interest in or to any asset or property of any kind whatsoever (including any Capital Stock), whether real, personal or mixed and whether tangible or intangible.  For the avoidance of doubt, each of the Projects shall constitute Property under the Notes Documents.

“Prudent Industry Practice” means those practices, methods, equipment, specifications and standards of safety and performance, as the same may change from time to time, as are commonly used by independent operators of (i) natural gas-fired electric generation stations and hydrogen fuel electric generation stations and (ii) natural gas and drilling rigs in North America, in each case of a type and size similar to the Projects as good, safe and prudent engineering practices in connection with, (i) for the Generating Project, the operation, maintenance, repair and use of gas turbines, electrical generators and electrical and other equipment, facilities and improvements of such electrical station, and (ii) for the Production Project, the operation, maintenance, repair and use of drilling rigs for natural gas and other equipment, facilities and improvements of such drilling rig, in each case, with commensurate standards of safety, performance, dependability, efficiency and economy. “Prudent Industry Practices” does not necessarily mean one particular practice, method, equipment specification or standard in all cases, but is instead intended to encompass a broad range of acceptable practices, methods, equipment specifications and standards.

 “QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualifying Equity Interests” means Equity Interests of the Company other than Disqualified Equity Interests.

“Qualified IPO” means any transaction or series of transactions, that results in, or following which, any common Equity Interests of the Company or any direct or indirect parent company, or any IPO Listco that the Company will distribute to its direct or indirect parent company in connection with a Qualified IPO being publicly traded on any United States national securities exchange or over-the-counter market.

 “Rating Agencies” means (1) Moody’s, (2) S&P, (3) Fitch and (4) if any of Moody’s, S&P or Fitch shall not make a rating of the Notes available, a Nationally Recognized Statistical Rating Organization selected by the Company which shall be substituted for Moody’s, Fitch or S&P, as the case may be.

 “Ratings Reaffirmation” means, with respect to a Permitted Change of Control, that two of the three Rating Agencies shall have delivered a written confirmation that the ratings assigned to the Notes by such Rating Agencies shall be no lower than the respective ratings assigned by such Rating Agencies, as the case may be, to the Notes immediately prior to the time that each such Rating Agency, as the case may be, became aware of the proposed occurrence of such transaction and all transactions related thereto, in each case after giving effect to the occurrence of such proposed transaction, and all transactions related thereto.

“Real Estate Asset” means, at any time of determination, any fee or leasehold interest, easement, improvement or license, then owned by any Operating Party in any real Property.

“Refinance” means, in respect of any Debt, such Debt (in whole or in part) as extended, renewed, defeased, refinanced, replaced, refunded or repaid (including through the issuance of any other Debt in exchange or replacement therefor or for the refinancing thereof) (in whole or in part), whether with the same or different lenders, arrangers and/or agents and whether with a larger or smaller aggregate principal amount and/or a longer or shorter maturity, in each case to the extent permitted under the terms of all of the Notes Documents.  “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinanced Debt” has the meaning set forth in the definition of “Credit Agreement Refinancing Indebtedness”.

“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business.

 “Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Release Event” means, with respect the Notes, the occurrence of an event as a result of which all Collateral securing the Notes is permitted to be released in accordance with the terms of this Indenture and the First Lien Documents, it being understood that any action taken by the Company or its Affiliates to, solely at its option, provide Collateral to secure the Notes that is not required to be provided pursuant to the terms of this Indenture and the First Lien Documents, shall not be deemed to cause such Release Event to not have occurred.

 “Replacement Project Contract” means any Contractual Obligation entered into in replacement or substitution of any Material Contract.

“Required Capital Expenditures” means all Capital Expenditures reasonably necessary to permit any Covenant Party to comply with applicable Law (including any Environmental Laws) or to operate and maintain the Projects in accordance with Prudent Industry Practice.

“Required ECF Offer Amount” means, in respect of Excess Cash Flow, on an Annual Payment Date, with respect to any offer pursuant to Section 3.10 of this Indenture, an amount (not less than zero) equal to (a) Excess Cash Flow for the Fiscal Year ending on such Annual Payment Date multiplied by the Applicable ECF Percentage for such Annual Payment Date minus (b) any amounts applied by any Company Party, as applicable, to any counterparty to an Interest Rate Agreement in accordance with in Section 3.1(c)(xiv) of the Depositary Agreement minus (c) $2.5 million; provided, any amounts referred to the final proviso in Section 3.1(c) of the Depositary Agreement shall not be included in any “Required ECF Offer Amount”.

“Required Rating” means, with respect to any Commodity Hedge Counterparty, that (a) such Person’s unsecured senior debt obligations are (or corporate credit or corporate family respectively (or applicable successor) is) or (b) such Person’s obligations under the applicable Issue Date Commodity Hedge Agreement or Permitted Secured Commodity Hedge and Power Sale Agreement are supported (whether by a guaranty, letter of credit or otherwise) by a Person whose unsecured senior debt obligations are (or corporate credit or corporate family respectively (or applicable successor) is), in each case, (i) rated any two of at least no less than BBB- (stable) by S&P, BBB- (stable) by Fitch, and Baa3 (stable) by Moody’s at the time of entering into the applicable agreement or (ii) unrated, but (A) to the extent any Operating Party has credit exposure to such counterparty, such counterparty provides customary cash payments or collateral in advance of the performance by such Operating Party of its applicable obligations or (B) schedules associated bilateral transactions through the PJM market such that the transactions are sleeved through PJM, and in any of the foregoing cases (i) and (ii)(A), is (or whose obligations are supported, whether by a guaranty, letter of credit or otherwise, by an entity that is) a financial institution, public utility or is in the business of selling, marketing, purchasing or distributing electric energy, natural gas or emissions credits or any related products and services.

“Registrar” means the office or agency where Notes may be presented for registration of transfer or for exchange.  The term “Registrar” includes any co-registrar.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Permanent Global Note or Regulation S Temporary Global Note, as appropriate.

“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A hereto, bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depository or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Distribution Compliance Period.

“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A hereto, bearing the Global Note Legend, the Private Placement Legend and Regulation S Temporary Global Note Legend and deposited with or on behalf of, and registered in the name of, the Depository or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes sold for initial resale in reliance on Rule 903 of Regulation S.

“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.06(g)(3) to be placed on all Regulation S Temporary Global Notes issued under this Indenture.

“Responsible Officer” means as to any Person, any individual holding the position of chairman of the board (if an officer), president, chief executive officer or one of its vice presidents and such Person’s treasurer or chief financial officer, authorized signatory or such other Person having the functions of any of the foregoing.

“Reserve Report” means (a) that certain “Summary Report: Evaluation of Oil and Gas Reserves to the Interests of Long Ridge West Virginia in certain properties located in West Virginia Utilizing Specified Economics,” dated November 1, 2024, prepared by the Petroleum Engineer, (b) that certain “Summary Report:  Evaluation of Oil and Gas Reserves to the Interests of Ohio Gasco LLC in certain properties located in Ohio Utilizing Specified Economics,” dated November 1, 2024, prepared by the Petroleum Engineer, (c) that certain “Summary Report: Evaluation of Oil and Gas Reserves to the Interests of Long Ridge West Virginia in certain properties located in West Virginia Utilizing Constant Economics,” dated January 1, 2024, prepared by the Petroleum Engineer, and (d) that certain “Summary Report:  Evaluation of Oil and Gas Reserves to the Interests of Ohio Gasco LLC in certain properties located in Ohio pursuant to the requirements of the Securities and Exchange Commission Utilizing Specified Economics,” dated November 1, 2024, prepared by the Petroleum Engineer.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means any Investment other than a Permitted Investment. “Rule 144” means Rule 144 adopted by the SEC under the Securities Act.

“Rule 144A” means Rule 144A adopted by the SEC under the Securities Act.

“S&P” means S&P Global Ratings (a division of S&P Global, Inc.) or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“SEC” means the United States Securities and Exchange Commission.

“Secured Debt Representative” has the meaning specified in the Intercreditor Agreement as in effect on the Issue Date.

“Secured Other Permitted Indebtedness” has the meaning specified in the Intercreditor Agreement as in effect on the Issue Date.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreement” means that certain Security Agreement, dated as of the Issue Date, by and among the Company, the Subsidiary Guarantor party thereto and the Collateral Agent.

 “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Similar Business” means any business conducted, engaged in or proposed to be conducted by any Covenant Party on the Issue Date or any business that is similar, incidental, complementary, ancillary, supportive, synergetic or reasonably related businesses or reasonable extensions thereof (and non-core incidental businesses acquired in connection with any acquisition or Investment or other immaterial businesses).

“Stated Maturity” means, with respect to any instalment of interest or principal on any series of Debt, the date on which the payment of interest or principal is scheduled to be paid in the documentation governing such Debt, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

  “Stock Equivalents” means all securities convertible into or exchangeable for Capital Stock and all warrants, options or other rights to purchase or subscribe for any Capital Stock, whether or not presently convertible, exchangeable or exercisable; provided that any instrument evidencing Debt convertible or exchangeable for Stock Equivalents shall not be deemed to be Stock Equivalents unless and until such instrument is so converted or exchanged.

“Subordinated Debt” means, with respect to the Notes and the Subsidiary Guarantees, (1) any Debt of the Company which is by its terms subordinated in right of payment to the Notes and (2) any Debt of any Subsidiary Guarantor which is by its terms subordinated in right of payment to the Subsidiary Guarantee of such entity.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, Joint Venture or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Subsidiary Guarantee” means the guarantee by each Subsidiary Guarantor of the Company’s obligations under this Indenture and the Notes, executed pursuant to the provisions of this Indenture.

“Subsidiary Guarantor” mean each of the Company’s current wholly owned domestic Subsidiaries that is a guarantor under the Credit Agreement; provided that upon the release or discharge of such Person from its Subsidiary Guarantee in accordance with this Indenture, such Subsidiary shall cease to be a Subsidiary Guarantor.

 “Survey” means either a new survey or a copy of the Operating Parties’ existing American Land Title Association/National Society of Professional Surveyors form survey, or such survey as of a quality acceptable to the Title Company for purposes of insuring such easements.

“Tax Group” has the meaning specified in the definition of “Permitted Tax Distribution Amount.”

“Taxes” means any present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

 “TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Title Company” means Chicago Title.

“Title Policy” means a fully paid American Land Title Association Loan Policy of Title Insurance (or marked, unconditional, binding title commitment, or pro forma policy of title insurance, to issue such policy) in favor of the Collateral Agent with respect to each Mortgage covering such Mortgaged Property.

 “Transaction Documents” means, collectively, the First Lien Documents and the Project Documents.

 “Transactions” means collectively, (i) the entry into and effectiveness of the Credit Agreement and the incurrence of the New Term Loans thereunder, (ii) the consummation of the Long Ridge West Virginia Contribution (as defined in the offering memorandum), (iii) the issuance of the Notes offered hereby, (iv) the draw down by Long Ridge West Virginia of the remaining capacity of approximately $39.6 million under the CanAm Facility and (v) the use of proceeds from the issuance of the Notes offered hereby, together with the proceeds of the New Term Loan, as described in the Offering Memorandum, including, without limitation, the repayment in full and the termination of the Existing Credit Facilities, the restriking of power hedges, and the payment of fees, costs, liabilities and expenses in connection with each of the foregoing.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to February 15, 2028; provided, however, that if the period from the redemption date to February 15, 2028, is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” means U.S. Bank Trust Company, National Association, and any of its successors in such capacity.

“UCC” means the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the security interests in any Collateral.

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“Water Line Easement and Operating Agreement” means that certain Easement and Operating Agreement, dated as of February 12, 2019, between Ohio River Partners Shareholder LLC and PowerCo.

Section 1.02                  Other Definitions .

Term	Defined in Section
“Additional Notes”	Section 2.07(a)
“Additional Notes Special Mandatory Redemption”	Section 2.07(a)(5)
“Applicable Premium Deficit”	Section 3.03
“Bankruptcy Event of Default”	Section 6.01(6)
“Change of Control Offer”	Section 4.11(a)
“Change of Control Payment”	Section 4.11(a)
“Change of Control Payment Date”	Section 4.11(b)
“Covenant Defeasance”	Section 8.03
“Event of Default”	Section 6.01
“Legal Defeasance”	Section 8.02
“Payment Default”	Section 6.01(4)(a)
“Restricted Payments”	Section 4.05(a)
“Successor Company”	Section 5.01(a)(1)
“Successor Subsidiary Guarantor”	Section 5.02(a)(1)

Section 1.03          Rules of Construction.

Unless the context otherwise requires:

(1)	a term has the meaning assigned to it;

(2)	an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)	“or” is not exclusive;

(4)	words in the singular include the plural, and in the plural include the singular;

(5)	“will” shall be interpreted to express a command;

(6)	“including” or “include” means including or include without limitation;

(7)	provisions apply to successive events and transactions; and

(8)	references to sections of or rules under the Securities Act will be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time.

The terms and provisions contained in this Indenture will apply to any Notes issued from time to time pursuant to this Indenture and any Subsidiary Guarantees thereof, except as may be otherwise provided in a supplemental indenture with respect to such Notes.

Section 1.04          [Reserved].

ARTICLE 2
THE NOTES

Section 2.01          Form and Dating.

(a)          General.  The Notes shall be issued in registered global form (except as otherwise permitted herein with respect to Definitive Notes) without interest coupons.  The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto.  The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage.  The Company shall furnish any such notations, legends or endorsements to the Trustee in writing.  Each Note shall be dated the date of its authentication.  The Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company, the Subsidiary Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.

(b)          Global Notes.

(1)
Notes issued in global form shall be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto).  Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto).  Each Global Note shall represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time as reflected in the records of the Trustee and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions.  The Trustee’s records shall be noted to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(2)
Notes sold within the United States of America to QIBs pursuant to Rule 144A under the Securities Act shall be issued initially in the form of one or more 144A Global Notes, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Custodian for DTC and registered in the name of Cede & Co., the nominee of DTC, duly executed by the Company and authenticated by the Trustee or the authenticating agent as provided herein.  The aggregate principal amount of the 144A Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depository or its nominee, as the case may be, in connection with transfers of interests as hereinafter provided.

(3)
Notes offered and sold in reliance on Regulation S shall be issued initially in the form of one or more Regulation S Temporary Global Notes, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Custodian for DTC and registered in the name of Cede & Co., the nominee of DTC, duly executed by the Company and authenticated by the Trustee or the authenticating agent as provided herein.  In no event shall any Company hold an interest in a Regulation S Temporary Global Note other than directly or indirectly in or through accounts maintained at Euroclear or Clearstream as indirect participants in DTC.  Prior to the termination of the Distribution Compliance Period, an interest in a Regulation S Temporary Global Note may not be transferred to or for the account or benefit of a “U.S.  Person” (as defined in Rule 902(k) of Regulation S) (other than a “distributor” (as defined in Rule 902(d) of Regulation S)).

(4)
Following the termination of the Distribution Compliance Period, beneficial interests in the Regulation S Temporary Global Note shall be exchanged for beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures.  Simultaneously with the authentication of such Regulation S Permanent Global Note, the Trustee shall, upon receipt of a Company Order, cancel the Regulation S Temporary Global Note.  The aggregate principal amount of the Regulation S Temporary Global Notes and the Regulation S Permanent Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depository or its nominee, as the case may be, in connection with transfers of interests as hereinafter provided.

(c)         Book-Entry Provisions.  Ownership of beneficial interests in the Global Notes shall be limited to persons that have accounts with DTC or persons that may hold interests through such participants, including through Euroclear and Clearstream.  Ownership of beneficial interests in the Global Notes and transfers thereof shall be subject to restrictions on transfer and certification requirements as set forth herein.  Participants and Indirect Participants shall have no rights under this Indenture or any Global Note with respect to any Global Note held on their behalf by the Depository or by the Trustee as custodian for the Depository, and the Depository shall be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Participants or Indirect Participants, the Applicable Procedures or the operation of customary practices of the Depository governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(d)         DTC, Euroclear and Clearstream Procedures Applicable.  Transfers of beneficial interests in the Global Notes between participants in DTC, participants in Euroclear or participants in Clearstream shall be effected by DTC, Euroclear or Clearstream pursuant to customary procedures and subject to the applicable rules and procedures established by DTC, Euroclear or Clearstream and their respective participants.

Section 2.02            Execution and Authentication.

(a)          One Officer must sign the Notes for the Company by manual, facsimile or .pdf signature.

(b)          If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

(c)          A Note will not be valid until authenticated by the manual or electronic signature of the Trustee.  The signature will be conclusive evidence that the Note has been authenticated under this Indenture.  A Note shall be dated the date of its authentication.

(d)         The Trustee shall, upon receipt of a Company Order, authenticate Notes for original issue under this Indenture.  The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Company pursuant to one or more Company Orders, except as provided in Section 2.07 hereof.

(e)        The Trustee shall not be required to authenticate such Notes if the issue thereof will adversely affect the Trustee’s own rights, duties or immunities under the Notes and this Indenture or otherwise in a manner which is not reasonably acceptable to the Trustee.

(f)          The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes.  An authenticating agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.  An authenticating agent has the same rights as an Agent to deal with Holders, the Company or an Affiliate of the Company.

Section 2.03          Registrar and Paying Agent.

(a)          The Company will maintain a Registrar and a Paying Agent with respect to the Notes issued pursuant to this Indenture.  The Registrar will keep a register of the Holders and the Notes and of their transfer and exchange.  The Company may appoint one or more co-registrars and one or more additional Paying Agents and may change any Paying Agent or Registrar without notice to any Holder.  The Company will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture.  The Company or any of the Company’s Subsidiaries may act as Paying Agent or Registrar.

(b)          The Company initially appoints DTC to act as Depository with respect to the Global Notes.

(c)          The Company initially appoints the Trustee to act as the Registrar and Paying Agent with respect to the Global Notes.

Section 2.04            Paying Agent to Hold Money in Trust.

The Company will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent (i) will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium or interest on such Notes and (ii) will notify the Trustee in writing of any default by the Company in making any such payment.  While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee.  The Company at any time may require a Paying Agent to pay all money held by it to the Trustee.  Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary of the Company) will have no further liability for the money.  If the Company or a Subsidiary of the Company acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent.  Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee will serve as Paying Agent for the Notes.  For the avoidance of doubt, the Paying Agent shall be held harmless and have no liability with respect to payments or disbursements to be made by the Paying Agent until the Paying Agent has confirmed receipt of funds sufficient to make such relevant payment.

Section 2.05            Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders.  If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.

Section 2.06             Transfer and Exchange.

(a)         Transfer and Exchange of Global Notes.  A Global Note may not be transferred as a whole except by the Depository to a nominee of the Depository, by a nominee of the Depository to the Depository or to another nominee of the Depository, or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository.  The Company shall exchange Global Notes for Definitive Notes if at any time:

(1)
the Company delivers to the Trustee notice from the Depository that it is unwilling or unable to continue to act as Depository or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depository is not appointed by the Company within 90 days after the date of such notice from the Depository; or

(2)	upon the written request of a Holder if a Default or Event of Default shall have occurred and be continuing with respect to the Notes.

Upon the occurrence of any of the preceding events in (1) or (2) above, Definitive Notes shall be issued in such names and in any approved denominations as the Depository shall instruct the Trustee.

In no event shall the Regulation S Temporary Global Note be exchanged by the Company for Definitive Notes prior to (x) the expiration of the Distribution Compliance Period and (y) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act.

Upon the exchange of a Global Note for Definitive Notes, such Global Note shall, upon receipt of a Company Order, be cancelled by the Trustee. Definitive Notes issued in exchange for a Global Note pursuant to this Section 2.06 shall be registered in such names and in such authorized denominations as the Depository, pursuant to written instructions from its Participants or its Applicable Procedures, shall instruct the Trustee in writing. The Trustee shall deliver such Definitive Notes to or as directed by the Persons in whose names such Definitive Notes are so registered or to the Depository.

A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) and (d) hereof.

(b)         Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depository, in accordance with the provisions of this Indenture and the Applicable Procedures. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1)
Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend;

provided, however, that prior to the expiration of the Distribution Compliance Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to or for the account or benefit of a “U.S. Person” (as defined in Rule 902(k) of Regulation S) (other than a “distributor” (as defined in Rule 902(d) of Regulation S)).  Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note.  No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2)
All Other Transfers and Exchanges of Beneficial Interests in Global Notes.  In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:

(a)          both:

(i)         a written order from a Participant or an Indirect Participant given to the Depository in accordance with the Applicable Procedures directing the Depository to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii)         instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(b)          both:

(i)         a written order from a Participant or an Indirect Participant given to the Depository in accordance with the Applicable Procedures directing the Depository to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii)          instructions given by the Depository to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (i) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in a Regulation S Temporary Global Note prior to (x) the expiration of the Distribution Compliance Period and (y) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, and upon receipt of an Officer’s Certificate in form reasonably satisfactory to the Trustee, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(g) hereof.

(3)
Transfer of Beneficial Interests to Another Restricted Global Note.  A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(a)
if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(b)
if the transferee will take delivery in the form of a beneficial interest in the Regulation S Temporary Global Note or the Regulation S Permanent Global Note, as the case may be, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(4)
Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note.  A beneficial interest in any Restricted Global Note may be exchanged by any Holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) above and:

(a)          the Registrar receives the following:

(i)           if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(ii)           if the Holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (a), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraph (a) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of a Company Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (a) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c)         Transfer or Exchange of Beneficial Interests in Global Notes for Definitive Notes.  Transfers or exchanges of beneficial interests in Global Notes for Definitive Notes shall in each case be subject to the satisfaction of any applicable conditions set forth in Section 2.06(b)(2) hereof, and to the requirements set forth below in this Section 2.06(c).

(1)
Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes.  If any Holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(a)
if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(b)	if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(c)
if such beneficial interest is being transferred to a non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 of Regulation S, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(d)
if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(e)
if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof;

(f)
if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act in compliance with the prospectus delivery requirements of the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof; or

(g)
if such beneficial interest is being transferred to an Institutional Accredited Investor pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, or Rule 903 or Rule 904 of Regulation S, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(d) thereof, if applicable;

the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Company shall execute and, upon receipt of a Company Order in accordance with Section 2.02 hereof, the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount.  Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest shall instruct the Registrar through instructions from the Depository and the Participant or Indirect Participant.  The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered.  Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2)
Beneficial Interests in Regulation S Temporary Global Notes to Definitive Notes.  Notwithstanding Sections 2.06(c)(1)(a) and (c), a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (x) the expiration of the Distribution Compliance Period and (y) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(3)
Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes.  A Holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if:

(d)          the Registrar receives the following:

(i)           if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(ii)           if the Holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (d), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

The Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Company shall execute and, upon receipt of a Company Order in accordance with Section 2.02 hereof, the Trustee shall authenticate and deliver to the Person designated in the Company Order a Definitive Note in the appropriate principal amount.  Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the Depository shall instruct, pursuant to written instruction from its Participants or its Applicable Procedures.  The Trustee shall deliver such Definitive Notes to, or as directed by, the Persons in whose names such Definitive Notes are so registered.

(4)
Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes.  If any Holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Company shall execute and, upon receipt of a Company Order in accordance with Section 2.02 hereof, the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount.  Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) shall be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest requests through instructions to the Registrar from or through the Depository and the Participant or Indirect Participant.  The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered.  Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) will not bear the Private Placement Legend.

(d)          Transfer and Exchange of Definitive Notes for Beneficial Interests in Global Notes.

(1)
Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes.  If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(a)
if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (2)(b) thereof;

(b)
if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(c)
if such Restricted Definitive Note is being transferred to a non-U.S.  Person in an offshore transaction in accordance with Rule 903 or Rule 904 of Regulation S, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(d)
if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(e)
if such Restricted Definitive Note is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof;

(f)
if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act in compliance with the prospectus delivery requirements of the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof; or

(g)
if such beneficial interest is being transferred to an Institutional Accredited Investor pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, or Rule 903 or Rule 904 of Regulation S, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(d) thereof, if applicable;

the Trustee, upon receipt of a Company Order, shall cancel the Restricted Definitive Note, and increase or cause to be increased in a corresponding amount pursuant to Section 2.06(g) the aggregate principal amount of, in the case of clause (a) above, the appropriate Restricted Global Note, in the case of clause (b) above, a 144A Global Note, and, in the case of clause (c) above, a Regulation S Global Note, and in the case of clause (g) above, the IAI Global Note.

(2)
Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes.  A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

(a)          the Registrar receives the following:

(i)          if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item 2.06(d)(1)(c) thereof; or

(ii)          if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (a), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(2), the Trustee, upon receipt of a Company Order, will cancel the Restricted Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(3)
Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes.  A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time.  Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

(4)
Unrestricted Definitive Notes to Beneficial Interests in Restricted Global Notes Prohibited.  An Unrestricted Definitive Note may not be exchanged for, or transferred to Persons who take delivery thereof in the form of, beneficial interests in a Restricted Global Note.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (2)(a) or (3) above at a time when an Unrestricted Global Note has not yet been issued, the Company will issue and, upon receipt of a Company Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e)          Transfer and Exchange of Definitive Notes for Definitive Notes Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes.  Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing.  In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1)
Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(a)	if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit C hereto, including the certifications in item (1) thereof;

(b)
if the transfer will be made pursuant to Rule 903 or Rule 904 of Regulation S, then the transferor must deliver a certificate in the form of Exhibit C hereto, including the certifications in item (2) thereof; and

(c)
if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit C hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(2)
Restricted Definitive Notes to Unrestricted Definitive Notes.  Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:

(a)          the Registrar receives the following:

(i)          if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(ii)          if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (a), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the clauses of this Section 2.06(e), the Trustee shall, upon receipt of a Company Order, cancel the prior Restricted Definitive Note and the Company will execute, and upon receipt of a Company Order in accordance with Section 2.02, the Trustee shall authenticate and deliver an Unrestricted Definitive Note in the appropriate aggregate principal amount to the Person designated by the Holder of such prior Restricted Definitive Note in written instructions delivered to the Registrar by such Holder.

(f)        Unrestricted Definitive Notes to Unrestricted Definitive Notes.  A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note.  Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(g)       Legends.  The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1)	Private Placement Legend.

(a)
Except as permitted by subparagraph (b) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS NOTE (OR ITS PREDECESSOR) HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, THIS NOTE MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, EXCEPT AS SET FORTH IN THE NEXT SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER: (1) REPRESENTS THAT IT IS NOT AN “AFFILIATE” (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) LONG RIDGE ENERGY LLC (“LONG RIDGE”) AND (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) (A “QIB”), OR (B) IT IS NOT A U.S. PERSON AND HAS ACQUIRED THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT; (2) AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THIS NOTE OR ANY BENEFICIAL INTEREST HEREIN EXCEPT (A) TO LONG RIDGE OR ANY OF ITS SUBSIDIARIES, (B) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QIB PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) TO NON-U.S. PERSONS IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR

904 OF REGULATION S OF THE SECURITIES ACT, (D) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (E) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO LONG RIDGE AND THE TRUSTEE) OR (F) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH THE APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION; (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE OR AN INTEREST HEREIN IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND; AND (4) AGREES THAT ANY SECURITY THAT IS OWNED BY AN AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF LONG RIDGE MAY NOT BE RESOLD OR TRANSFERRED BY SUCH AFFILIATE OTHER THAN TO LONG RIDGE OR A SUBSIDIARY THEREOF OR PURSUANT TO (A) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (B) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT OR (C) ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (IF AVAILABLE) IN A TRANSACTION THAT RESULTS IN SUCH SECURITY NO LONGER BEING A RESTRICTED SECURITY (AS DEFINED UNDER RULE 144). IN THE EVENT ANY SUCH PERSONS BENEFICIALLY OWN AN INTEREST IN THE SECURITY PRIOR TO THE TIME LONG RIDGE REMOVES THE RESTRICTIVE LEGEND ON THE SECURITY, LONG RIDGE MAY REQUIRE THAT SUCH PERSONS HOLD THEIR INTERESTS IN THE SECURITY IN CERTIFICATED FORM BEARING AN APPROPRIATE RESTRICTIVE LEGEND AND A RESTRICTED CUSIP NUMBER. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTIONS” AND “UNITED STATES” HAVE THE MEANINGS GIVEN TO THEM BY RULE 902 OF REGULATION S UNDER THE SECURITIES ACT. THE INDENTURE CONTAINS A PROVISION REQUIRING THE TRUSTEE TO REFUSE TO REGISTER ANY TRANSFER OF THIS NOTE IN VIOLATION OF THE FOREGOING.”

(b)
Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(4), (c)(3), (c)(4), (d)(2), (d)(3) or (e)(2) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.

(2)	Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITORY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.01 AND SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE BASE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITORY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.  UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.  UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(3)	Regulation S Temporary Global Note Legend. Each Regulation S Temporary Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS A TEMPORARY GLOBAL NOTE FOR PURPOSES OF REGULATION S UNDER THE SECURITIES ACT.  NEITHER THIS TEMPORARY GLOBAL NOTE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD, DELIVERED OR EXCHANGED FOR AN INTEREST IN A PERMANENT GLOBAL NOTE OR OTHER NOTE EXCEPT UPON DELIVERY OF THE CERTIFICATIONS SPECIFIED IN THE INDENTURE.”

(h)          Cancellation and/or Adjustment of Global Notes.  At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.12 of this Indenture.  At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and a notation will be made on the records maintained by the Trustee or by the Depository at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and a notation will be made on the records maintained by the Trustee or by the Depository at the direction of the Trustee to reflect such increase.

(i)           General Provisions Relating to Transfers and Exchanges.

(1)
To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of a Company Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(2)
No service charge shall be made to a Holder of a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company and the Trustee may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 3.06, 4.11 and 9.04 hereof and Section 2.11 of this Indenture).

(3)	The Registrar shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4)
All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5)	Neither the Registrar nor the Company shall be required:

(a)
to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;

(b)	to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(c)	to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(6)
Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(7)	The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(8)
All orders, certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(9)
Notwithstanding anything herein to the contrary, neither the Trustee nor the Registrar shall be responsible for ascertaining whether any transfer or exchange complies with the registration provisions of or exemptions from the Securities Act or applicable state securities laws.

(10)
None of the Trustee, Agent, the Company or the Subsidiary Guarantors shall have any responsibility or obligation to any Beneficial Owner of an interest in a Global Note, any agent member or other member of, or a participant in, DTC or other person with respect to the accuracy of the records of DTC or any nominee or participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any agent member or other participant, member, Beneficial Owner or other person (other than DTC) of any notice or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to or upon the order of the Holders (which shall be DTC or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through DTC, subject to its applicable rules and procedures. The Trustee, Agents, the Company and the Subsidiary Guarantors may rely and shall be fully protected in relying upon information furnished by DTC with respect to its agent members and other members, participants and any beneficial owners.

 Section 2.07           Additional Notes.

(a)          The aggregate amount of Notes that may be authenticated and delivered under this Indenture is unlimited.  The Notes may be issued in one or more series (any such Notes issued subsequent to the Issue Date, the “Additional Notes”), subject, in the case of Additional Notes, in compliance with Section 4.04 and Section 4.06.  Any Additional Notes issued will have terms that are substantially identical to the terms of the Initial Notes, except in respect of any of the following terms, which shall be set forth in a supplemental indenture or Officer’s Certificate:

(1)	the aggregate principal amount of such Additional Notes;

(2)	the date or dates on which such Additional Notes will be issued;

(3)	the price at which the Additional Notes will be issued;

(4)	the first interest payment date and the first date from which interest will accrue on the Additional Notes;

(5)
the date or dates and price or prices at which, the period or periods within which, and the terms and conditions upon which, such Additional Notes may be redeemed, in whole or in part pursuant to any special mandatory redemption using amounts released from any escrow account into which proceeds of the issuance of such Additional Notes are deposited pending consummation of any acquisition, Investment, refinancing or other transaction (such redemption, an “Additional Notes Special Mandatory Redemption”);

(6)	[reserved]; and

(7)	the ISIN, Common Code, CUSIP or other securities identification numbers with respect to such Additional Notes, and the relevant clearing systems.

(b)        Any Additional Notes that are substantially identical in all material respects to any other series of Notes but for being subject to an Additional Notes Special Mandatory Redemption shall be deemed to be substantially identical to such series of Notes only following the date on which any such Additional Notes Special Mandatory Redemption provision ceases to apply.  If any Additional Notes are not fungible with such Notes for U.S. federal income tax purposes, such Additional Notes will have a separate CUSIP or other identifying number. The Initial Notes and any Additional Notes subsequently issued under this Indenture will be treated as a single class for all purposes under this Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Section 2.08             Replacement Notes.

(a)          If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company will issue and the Trustee, upon receipt of a Company Order, will authenticate a replacement Note if the Trustee’s requirements are met.  An indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced.  The Company may charge for its expenses in replacing a Note.

(b)         Every replacement Note is an additional obligation of the Company and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.09             Outstanding Notes.

(a)         The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof or any applicable supplemental indenture, and those described in this Section 2.09 as not outstanding.  Except as set forth in Section 2.10 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

(b)         If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

(c)          If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

(d)         If the Paying Agent (other than the Company, a Subsidiary of the Company or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.10          Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent pursuant to the Notes Documents, Notes owned by the Company or any Subsidiary Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Subsidiary Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned will be so disregarded.

Section 2.11           Temporary Notes.

(a)          Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of a Company Order, will authenticate temporary Notes.  Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee.  Without unreasonable delay, the Company will prepare and the Trustee will authenticate Definitive Notes in exchange for temporary Notes.

(b)          Holders of temporary Notes will be entitled to all of the benefits of this Indenture as the Definitive Notes.

Section 2.12          Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation.  The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment.  Upon receipt of a Company Order, the Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will dispose of such canceled Notes in its customary manner.  Certification of the disposition of all canceled Notes will be delivered to the Company at the Company’s written request.  The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.13          CUSIP / ISIN Numbers.

The Company in issuing the Notes may use “CUSIP” or “ISIN” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” or “ISIN” numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers.  The Company will promptly notify the Trustee in writing of any change in the “CUSIP” or “ISIN” numbers.

ARTICLE 3
REDEMPTION AND PREPAYMENT
Section 3.01          Notices to Trustee.

The Company may, with respect to the Notes, reserve the right to redeem and pay the Notes or may covenant to redeem and pay the Notes or any part thereof prior to the Stated Maturity thereof at such time and on such terms as provided for in such Notes.  If a Note is redeemable and the Company elects or is obligated to redeem such Notes pursuant to the provisions of such Notes, it must furnish to the Trustee, at least two days prior to the date of the notice of redemption pursuant to Section 3.03, unless a shorter period is acceptable to the Trustee, an Officer’s Certificate setting forth:

(1)	the clause of the Notes pursuant to which the redemption shall occur;

(2)	the redemption date;

(3)	the principal amount of the Notes to be redeemed;

(4)	the redemption price; and

(5)	the applicable CUSIP numbers, if any.

Section 3.02         Selection of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed at any time, the Notes to be redeemed will be selected on a pro rata basis to the extent practicable or by lot or such other similar method in accordance with the Applicable Procedures, unless otherwise required by law or applicable stock exchange requirements.  No Notes of $2,000 or less shall be redeemed in part.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount of that Note that is to be redeemed.  In the case of certificated notes, a new Note in principal amount equal to the unredeemed portion of the original Note shall be issued in the name of the Holder upon cancellation of the original Note.

Section 3.03           Notice of Redemption.

Notices of redemption shall be mailed by first class mail or delivered electronically at least 10 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed, except that redemption notices may be mailed or delivered electronically more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture.

Notice of any redemption of the Notes may, at the Company’s option, be given prior to the consummation of a transaction or event (including an Equity Offering, an incurrence of Debt, a Change of Control or other transaction or event), and any such redemption may, at the Company’s option, be subject to the satisfaction of one or more conditions precedent (including the consummation of an Equity Offering, an incurrence of Debt, a Change of Control or other transaction or event).  If such redemption is subject to the satisfaction of one of more conditions precedent, such notice shall state that, at the Company’s option, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), such redemption may not occur and such notice may be rescinded in the event that any or all of such conditions shall not have been satisfied (or waived by the Company in its sole discretion) by the redemption date, or by the redemption date so delayed.  If any such condition precedent has not been satisfied, the Company shall provide notice to the Trustee and each Holder at any time prior to the close of business two Business Days prior to the redemption date.  Upon receipt of such notice, unless the Company has elected to delay, the notice of redemption shall be rescinded and the redemption of the Notes shall not occur.  If requested by the Company, upon receipt of the rescission notice, the Trustee shall provide such notice to each Holder in the same manner in which the notice of redemption was given if such notice was delivered by the Trustee.  In addition, the Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person.

Subject to the preceding paragraph, the Notes called for redemption become due on the date fixed for redemption.  Unless the Company defaults in the payment of the redemption price, on and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Upon any redemption that requires the payment of the Applicable Premium (as defined in the relevant Note) (including, without limitation, in connection with the Company’s exercise of its Legal Defeasance option or Covenant Defeasance option as set forth in Article 8 or the discharge of the Company’s obligations under this Indenture in accordance with Article 10), the amount deposited with the Trustee shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the date of redemption.  Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption.

Section 3.04           Effect of Notice of Redemption.

Once notice of redemption is mailed or delivered electronically in accordance with Section 3.03 hereof, Notes called for redemption become, subject to any conditions precedent set forth in the notice of redemption, irrevocably due and payable on the redemption date at the redemption price.

Section 3.05           Deposit of Redemption Price.

One Business Day prior to the redemption date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of, accrued interest to but excluding the redemption date, and premium, if any, on all Notes to be redeemed on that date.  Promptly after the Company’s written request, the Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, accrued interest, and premium, if any, on, all Notes to be redeemed.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, interest will cease to accrue on the Notes or the portions of Notes called for redemption.

If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date.  If any Note called for redemption is not so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06          Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Company shall issue and, upon receipt of a Company Order, the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

Section 3.07          Calculation of Redemption Price.

The Trustee shall have no obligation to calculate the redemption price of any Note.

Section 3.08          [Reserved].

Section 3.09          Mandatory Redemption

The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.10          Excess Cash Flow Mandatory Redemption

(a)         Upon and following full repayment or termination of the Credit Agreement (or any Debt which Refinances or replaces the Credit Agreement and has equivalent “cash flow sweep” provisions to the Credit Agreement) the Company shall be required, on each Annual Payment Date, to make an offer (an “Excess Cash Flow Offer”) in an amount equal to the Required ECF Offer Amount to all holders of Notes to purchase (the “Excess Cash Flow Offer Amount”) at an amount in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest to but excluding the date of purchase, in accordance with the procedures set forth in this Indenture.

(b)          To the extent that the aggregate amount of Notes validly tendered pursuant to an Excess Cash Flow Offer is less than the Excess Cash Flow Offer Amount, the Company Parties may use any remaining Excess Cash Flow Offer Amount (the “Declined Excess Cash Flow Offer Amount”) for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of the Notes surrendered by Holders thereof exceeds the Excess Cash Flow Offer Amount, the registrar shall select the Notes to be purchased on a pro rata basis based upon principal balance.

(c)          With respect to each Excess Cash Flow Offer, the Company shall be entitled to reduce the applicable Excess Cash Flow Offer Amount with respect thereto by an amount equal to the sum of (x) the aggregate repurchase price paid for any Notes repurchased by the Company or its affiliates in the open market and (y) the aggregate redemption price paid for any Notes redeemed pursuant to one or more optional redemptions, in each case, during the period with respect to which such Excess Cash Flow was being computed.

(d)         In each Excess Cash Flow Offer, the Company will purchase the Notes, at the option of the holders thereof, in whole or in part in a minimum amount of $2,000 and integral multiples of $1,000 in excess thereof on a date that is not later than 30 days from the date the notice of the Excess Cash Flow Offer is given to such holders, or such later date as may be required under the Exchange Act. In connection with each Excess Cash Flow Offer, the Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations, including the requirements of any applicable securities exchange on which Notes are then listed. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 3.10, the Company will comply with such securities laws and regulations and will not be deemed to have breached its obligations described in this Section 3.10 by virtue thereof.

ARTICLE 4
COVENANTS

Section 4.01       Payment of Notes.

The Company shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in this Indenture and the Notes.  Principal, premium, if any, and interest will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 11:00 a.m. New York City time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

Section 4.02          Maintenance of Office or Agency.

(a)          The Company shall, for the benefit of Holders, maintain an office or agency (which may be an office of the Trustee or an Affiliate of the Trustee or Registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served.  The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency.  If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

(b)          The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations.  The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c)          The Company hereby designates the Corporate Trust Office of the Trustee for such Notes as one such office or agency of the Company in accordance with Section 2.03 hereof; provided, however, the Trustee shall not be deemed an agent of the Company for the service of legal process.

Section 4.03           Compliance Certificate.

(a)        The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year, commencing with the fiscal year ending December 31, 2025, an Officer’s Certificate stating that a review of the activities of the Company and the Covenant Parties during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

(b)          So long as any of the Notes are outstanding, the Company shall deliver to the Trustee, promptly upon the Company becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 4.04          Limitation on Debt.

(a)          Each Covenant Party shall not create, incur, assume or permit to exist any Debt, except (without duplication):

(1)	Debt of the Company under the Credit Agreement and any Refinancing thereof in an aggregate amount at any time outstanding pursuant to this clause (a)(1) not to exceed $400.0 million;

(2)
(x) Debt represented by the Notes (other than any Additional Notes) and any Subsidiary Guarantee thereof and (y) Debt of the Company existing on the Issue Date (other than Debt pursuant to clause (1) or (2)(x) of this Section 4.04(a));

(3)
Debt incurred with respect to (i) letters of credit, bank guarantees or similar instruments in connection with any Commodity Hedge and Power Sale Agreement, Physical Power or Gas Sale Agreement, or any Interest Rate Agreement, in an aggregate outstanding face amount not to exceed $50.0 million and (ii) any Acceptable Letter of Credit, in an aggregate outstanding face amount not to exceed $50.0 million;

(4)	Debt among the Operating Parties and Long Ridge West Virginia;

(5)	Debt in respect of repurchase agreements constituting Cash Equivalents;

(6)	Debt in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(7)
Debt of the Operating Parties and/or Long Ridge West Virginia secured by Liens permitted by clause (m) of the definition of “Permitted Liens” not to exceed in the aggregate, when taken together with any outstanding Debt permitted to be incurred pursuant to clauses (8) and (14) of this Section 4.04(a), $50.0 million at any time outstanding; provided, that any such Debt shall be secured only by the Property acquired in connection with the incurrence of such Debt;

(8)
Debt of the Operating Parties and/or Long Ridge West Virginia incurred for the purpose of funding any Required Capital Expenditures (including expenditures that would constitute Capital Expenditures but for clause (f) of the definition thereof) not to exceed in the aggregate, when taken together with outstanding Debt permitted to be incurred pursuant to clauses (7) and (14) of this Section 4.04(a), $50.0 million at any time outstanding;

(9)
to the extent constituting Debt, payment obligations of the Operating Parties and/or Long Ridge West Virginia under (A) Interest Rate Agreements designed to hedge against fluctuations in interest rates, (B) Commodity Hedge and Power Sale Agreements to the extent permitted to hedge against fluctuations in commodities pricing, in the case of (A) and (B), incurred in the ordinary course of business, or (C) any Physical Power or Gas Sale Agreement;

(10)	other Debt of the Operating Parties and/or Long Ridge West Virginia in an aggregate amount not to exceed $25.0 million at any one time outstanding;

(11)
to the extent constituting Debt, and contingent obligations of the Operating Parties and/or Long Ridge West Virginia under or in respect of performance bonds, bid bonds, appeal bonds, surety bonds, financial assurances and completion guarantees, indemnification obligations, obligations to pay insurance premiums, take or pay obligations and similar obligations in each case incurred in the ordinary course of business and not in connection with debt for borrowed money;

(12)
to the extent constituting Debt, Debt of the Operating Parties and/or Long Ridge West Virginia arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided, that such Debt is extinguished within 10 Business Days of its incurrence;

(13)
Finance Lease Obligations of the Operating Parties and/or Long Ridge West Virginia not to exceed in the aggregate, when taken together with any outstanding Debt permitted to be incurred pursuant to clauses (7) and (8) of this Section 4.04(a), $50.0 million at any time outstanding; provided, that any such Debt shall be secured only by the Property subject to such Finance Lease Obligations;

(14)	trade payables incurred in the ordinary course of business (but not for borrowed money) and (A) not more than ninety (90) days past due or (B) being contested in good faith by appropriate proceedings;

(15)	to the extent constituting Debt, financing of insurance premiums;

(16)	contingent obligations resulting from indemnities provided under the Transaction Documents and indemnities provided in the ordinary course under other Project Documents; and

(17)
obligations of the Operating Parties and/or Long Ridge West Virginia under any Project Document incurred in the ordinary course of business (including any guarantees made pursuant to the Project Documents) to the extent such amounts are (A) not overdue by more than ninety (90) days or (B) being contested in good faith and by appropriate proceedings and in respect of which adequate reserves are in place in accordance with the Operating Parties’ standard accounting practices.

(b)          To the extent that the creation, incurrence, assumption or existence of any Debt could be attributable to more than one clause of Section 4.04, the Company may allocate and re-allocate such Debt to any one or more of such clauses, and in no event shall the same portion of Debt be deemed to utilize or be attributable to more than one clause; provided, that (i) Debt of the Company under the Credit Agreement incurred on this Issue Date shall be deemed to have been incurred to pursuant to clause (1) of this Section 4.04 and (ii) Debt represented by the Initial Notes on the Issue Date shall be deemed to have been incurred to pursuant to clause (2) of this Section 4.04(a) and, in each case, the Company shall not be permitted to reclassify all or any portion of such Debt.

(c)          For the avoidance of doubt, any Debt permitted to be incurred by any Covenant Party under a specific clause of this Section 4.04 and any guaranty in respect of such Debt which is also permitted to be incurred by such Covenant Party under the same clause of this Section shall not count as two separate amounts of Debt for purposes of calculating compliance with the limitations set forth in such clause. Notwithstanding anything to the contrary herein or in any other Notes Document, any interest or fees capitalized in connection with any Debt permitted pursuant to this Section shall not be deemed to be a creation, incurrence, assumption or existence of Debt.

Section 4.05         Limitation on Restricted Payments.

(a)          Each Covenant Party shall not, directly or indirectly:

(1)
declare or pay any dividend or make any payment or distribution on account of any Company Party’s Equity Interests, including any dividend or distribution payable in connection with any merger, amalgamation or consolidation other than:

(a)
dividends, payments or distributions by the Company payable solely in Equity Interests (other than Disqualified Equity Interests) of the Company or in options, warrants or other rights to purchase such Equity Interests (other than Disqualified Equity Interests); or

(b)
dividends, payments or distributions by an Operating Party so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by an Operating Party, the Company or an Operating Party receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities;

(2)
redeem, purchase, repurchase, defease or otherwise acquire or retire for value any Equity Interests of the Company or any parent entity of the Company, including in connection with any merger, amalgamation or consolidation, in each case, held by a Person other than a Covenant Party;

(3)
make any principal payment on, or redeem, purchase, repurchase, defease, discharge or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Debt, other than:

(a)	Debt permitted to be incurred or issued under clause (4) of Section 4.04(a); or

(b)
the prepayment, redemption, purchase, repurchase, defeasance, discharge or other acquisition or retirement of Subordinated Debt in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of prepayment, redemption, purchase, repurchase, defeasance, discharge or acquisition or retirement; or

(4)	make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above (other than any exceptions thereto) being collectively referred to as “Restricted Payments”).

(b)          The provisions of the preceding Section 4.05(a) above will not prohibit the following:
Restricted Payments by the Company:

(a)
during the period prior to full repayment or termination of the Credit Agreement (or any Debt which Refinances or replaces the Credit Agreement and has equivalent “cash flow sweep” provisions to the Credit Agreement), up to an amount equal to the Cash Flow Available for Restricted Payments or Investments relating to such period; provided, that (1) no Event of Default shall have occurred and be continuing or would result from the making of such Restricted Payment and (2) the Debt Service Reserve Account shall be funded (including by an Acceptable Letter of Credit) at such date in an aggregate amount equal to the then applicable Debt Service Reserve Requirement; and

(b)
for any applicable taxable period up to an amount equal to the Permitted Tax Distribution Amount for such period for the applicable Operating Party; provided, that (1) no Event of Default shall have occurred and be continuing or would result from the making of such Restricted Payment, and (2) the Debt Service Reserve Account shall be funded (including by an Acceptable Letter of Credit) at such date in an aggregate amount equal to the then applicable Debt Service Reserve Requirement.

(2)
distribution of any proceeds received by any Covenant Party in accordance with any Casualty Event as contemplated by the Credit Agreement (or any equivalent “casualty proceeds sweep” provision of any Debt which Refinances or replaces the Credit Agreement);

(3)
payment of cash dividends by the Company so long as the proceeds thereof are promptly used (or subsequently paid to a parent company) for payment of obligations under or in respect of director and officer insurance policies to the extent reasonably attributable to the ownership or operation of the Company;

(4)
payments by the Company to any controlled affiliates or any parent company of the Company for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with the Transactions and other acquisitions or divestitures, which payments are approved by the board of directors or board of managers, as applicable, of the Company in good faith;

(5)	payments by the Company made with the proceeds of amounts on deposit in or credited to any Permitted Borrower Account;

(6)
payments made by the Company with the proceeds of amounts on deposit in or credited to any Excluded Commodity Account, in an aggregate amount not to exceed (A) the amount of equity contributions or amounts otherwise available for Restricted Payments under this Section 4.05 deposited in any Excluded Commodity Account less (B) any amounts that have been previously transferred pursuant to this clause (6);

(7)	to the extent constituting Restricted Payments the Covenant Parties may enter into transactions expressly permitted pursuant to Section 5.01 or Section 4.13;

(8)
distribution of amounts received by the Company from any Permitted Commodity Hedge Counterparty (as defined in the Existing Credit Facilities) in connection with the termination of any Permitted Commodity Hedge Agreement (as defined in the Existing Credit Facilities) to the extent such termination was effected on or prior to the Issue Date;

(9)	Restricted Payments by the Company in an amount not to exceed the amount of Excluded Contributions previously received by the Company and Not Otherwise Applied;

(10)	distributions by the Company of Permitted Cash Credit Support;

(11)	Restricted Payments by any Operating Party or Long Ridge West Virginia to any Covenant Party;

(12)	additional Restricted Payments by the Company in an aggregate amount not to exceed $25.0 million; and

(13)
without duplication of amounts used to make Restricted Payments pursuant to subclause (a) above, Restricted Payments in an amount equal to the aggregate amount of any Declined Excess Cash Flow Offer Amounts not otherwise used to make a Restricted Payment under this subclause (13).

Section 4.06         Limitation on Liens.

(a)          Each Company shall not, nor permit any Covenant Party shall not, create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except Permitted Liens.

Section 4.07          [Reserved].

Section 4.08          [Reserved].

Section 4.09           Reports.

(a)          The Company shall furnish to Trustee and Holders:

(1)
Within sixty (60) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the unaudited consolidated balance sheets of the Company as at the end of such Fiscal Quarter and the related consolidated unaudited statements of income, stockholders’ equity and cash flows of the Company for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form (beginning with the Fiscal Quarter ending March 31, 2025) the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail.

(2)
(i) Within one hundred and twenty (120) days after the end of each Fiscal Year, the audited consolidated financial statements of the Company, together with the related balance sheets, statements of income, stockholders’ equity and cash flows for such Fiscal Year, setting forth in comparative form (beginning with the Fiscal Year ending December 31, 2025) the corresponding figures for the previous Fiscal Year, in reasonable detail; and (ii) with respect to such financial statements referred to in the foregoing clause (i), a report thereon of any independent certified public accountants of recognized national standing reasonably selected by the Company in good faith.

The Company shall, participate in a telephonic meeting with the Holders within ten (10) Business Days of delivering financial statements pursuant to clauses (a)(1) and (a)(2) of this Section 4.05 to be held at such reasonable time as may be determined by the Company, limited to four such telephonic meetings each calendar year, and the Company will provide notice to Holders through the facilities of DTC or by issuing a press release to an internationally recognized wire service at least three Business Days prior to the date of the conference call, announcing the time and date of such conference call and either including all information necessary to access the call or directing Holders to the appropriate contact at the Company to obtain such information.

(b)        The Company will be deemed to have satisfied its obligation to deliver information under this Section 4.09 if information is filed or furnished with the SEC for public availability or is posted on a website (which may be non-public and may be password-protected) hosted by the Company or by a third party, in each case within the applicable time periods specified above.  To the extent that any information required by this Section 4.09 is not delivered to Holders within the applicable time periods specified above and such information is subsequently delivered, the Company will be deemed to have satisfied its obligations under this Section 4.09 with respect to such information and any default or Event of Default with respect thereto will be deemed to have been cured and any acceleration of the Notes resulting therefrom will be deemed to have been rescinded so long as such rescission would not conflict with any applicable judgment or decree.

(c)          In addition, the Company and the Covenant Parties agree that, for so long as any Notes remain outstanding, if at any time the Company is not required to file with the SEC the reports referred to in the preceding paragraphs, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(d)          To the extent any such reports, information and documents are delivered to the Trustee, such delivery is for informational purposes only and the Trustee’s receipt of such will not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including compliance by the Company and the Covenant Parties with any of their covenants under this Indenture (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).  The Trustee shall have no duty to review or analyze reports delivered under this provision.  The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, any Person’s compliance with the covenants described above or with respect to any reports or other documents filed under this Indenture.  The Trustee shall have no obligation whatsoever to determine whether such information, documents or reports have been delivered as described above or posted on any website.

Section 4.10           [Reserved].

Section 4.11           Offer to Repurchase Upon a Change of Control.

(a)        If a Change of Control occurs, unless a third party makes a Change of Control Offer or the Company has previously or substantially concurrently therewith delivered a redemption notice with respect to all the outstanding Notes as described in Section 4.11(f), each Holder will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to a change of control offer (the “Change of Control Offer”) on the terms set forth in this Indenture.  In the Change of Control Offer, the Company will offer a payment (the “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest, if any, on the Notes to, but excluding, the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

(b)          Within 30 days following any Change of Control, the Company shall mail (or deliver electronically) a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date for payment specified in the notice (the “Change of Control Payment Date”), which date will be no earlier than 10 days and no later than 60 days from the date such notice is mailed or delivered, pursuant to the procedures required by this Indenture and described in such notice.  The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.  To the extent that the provisions of any securities laws, rules or regulations conflict with the provisions of this Section 4.11, the Company shall comply with the applicable securities laws, rules and regulations, including Rule 14e-1 under the Exchange Act, and shall not be deemed to have breached its obligations under this Section 4.11 by virtue of such compliance.  The Company may rely on any no-action letters issued by the SEC indicating that the staff of the SEC will not recommend enforcement action in the event a tender offer satisfies certain conditions.

(c)          On the Change of Control Payment Date, the Company shall, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes validly tendered pursuant to the Change of Control Offer;

(2)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes validly tendered; and

(3)
deliver or cause to be delivered to the Trustee the Notes validly tendered together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The Paying Agent shall promptly deliver to each Holder of Notes validly tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note shall be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.  The Company shall notify the Holders and the Trustee of the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(d)        The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of this Indenture are applicable.

(e)          Except as described above with respect to a Change of Control, this Indenture does not contain provisions that permit the Holders to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

(f)          The Company shall not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption with respect to all outstanding Notes has been previously given or is concurrently given pursuant to Section 3.03 hereof, unless and until there is a default in payment of the applicable redemption price.  A Change of Control Offer may be made in advance of a Change of Control, with the obligation to pay and the timing of payment conditioned upon the occurrence of a Change of Control, if a definitive agreement to effect a Change of Control is in place at the time the Change of Control Offer is made.

(g)          A Change of Control Offer may be made at the same time as consents are solicited with respect to an amendment, supplement or waiver of any of the Notes Documents (but the Change of Control Offer may not condition tenders on the delivery of such consents).  In addition, the Company or any third party that is making the Change of Control Offer may, subject to Applicable Law, increase the Change of Control Payment being offered to Holders at any time in its sole discretion.

Section 4.12          [Reserved].

Section 4.13          Asset Sales

(a)          Each Covenant Party shall not consummate an Asset Sale unless:

(1)
the Covenant Party receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, in connection with such Asset Sale) at the time of such Asset Sale at least equal to the Fair Market Value (measured at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(2)	except in the case of a Permitted Asset Swap, at least 75.0% of the consideration for such Asset Sale received (or to be received) by the Covenant Parties is in the form of cash or Cash Equivalents.

(b)          Within 365 days after the later of (A) the date of any Asset Sale and (B) receipt of any Net Cash Proceeds from any Asset Sale, in each case covered by this covenant, the relevant Covenant Party, at its option, may apply an amount equal to the Net Cash Proceeds from such Asset Sale:

(1)
to prepay, repay or purchase either (i) the Notes, (ii) any Obligations under Debt incurred pursuant to clause (1) of Section 4.04; or (iii) other First Lien Obligations; provided, that in the case of any prepayment, repayment or purchase pursuant to clause (iii), the Covenant Party will use a pro rata portion of such Net Cash Proceeds to (A) reduce the outstanding principal amount of the Notes by either (x) redeeming Notes pursuant to paragraph 5 of the Notes and/or (y) purchasing Notes through open-market purchases and/or (B) make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders of Notes to purchase their Notes at 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to but excluding the date fixed for the repurchase of such Notes pursuant to such offer;

(2)
to invest in the business of the Company or its Subsidiaries (including, without limitation, to (i) acquire, maintain, develop, construct, improve, upgrade, or repair any asset used or useful in such business or to make any acquisition or other investment in a Similar Business or (ii) make capital expenditures); or

(3)	any combination of the foregoing;

provided that, pending the final application of any such Net Cash Proceeds in accordance with clause (1), (2) or (3) above, the Covenant Parties may temporarily reduce Debt or otherwise invest such Net Cash Proceeds in any manner not prohibited by this Indenture; provided, further, that in the case of clause (2), a binding commitment shall be treated as a permitted application of the Net Cash Proceeds from the date of such commitment so long as the relevant Covenant Party enters into such commitment with the good faith expectation that such Net Cash Proceeds will be applied to satisfy such commitment within 180 days after such 365-day period (an “Acceptable Commitment”), it being understood that if an Acceptable Commitment is later cancelled or terminated for any reason before such Net Cash Proceeds are applied, then all such Net Cash Proceeds not so applied shall constitute Excess Proceeds (as defined below).

(c)          Any Net Cash Proceeds from the Asset Sale covered by this Section 4.13 that are not invested or applied as provided and within the time period set forth in this Section 4.13 will be deemed to constitute “Excess Proceeds.” No later than 20 Business Days after the date that the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company shall make an offer to all holders of the Notes and, if required by the terms of other First Lien Obligations, to the holders of such other First Lien Obligations (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount (or accreted value, as applicable) of the Notes and such other First Lien Obligations that may be purchased out of the Excess Proceeds at an offer price, in the case of the Notes only, in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding the date fixed for the repurchase of such Notes pursuant to such offer, in accordance with the procedures set forth in this Indenture and, if applicable, the documents governing such other First Lien Obligations. The Company will commence an Asset Sale Offer by sending the notice required pursuant to the terms of this Indenture, with a copy to the Trustee. The Company may satisfy the foregoing obligation with respect to such Net Cash Proceeds from an Asset Sale by making an Asset Sale Offer in advance of being required to do so by this Indenture (an “Advance Offer”) with respect to all or part of the available Net Cash Proceeds (the “Advance Portion”).

(d)          To the extent that the aggregate principal amount (or accreted value, as applicable) of Notes and such other First Lien Obligations tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion), the Covenant Parties may use any remaining Excess Proceeds (or, in the case of an Advance Offer, remaining Advance Portion) in any manner not prohibited by this Indenture. If the aggregate principal amount (or accreted value, as applicable) of Notes and such other First Lien Obligations tendered pursuant to an Asset Sale Offer exceeds the amount of Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion), the Trustee shall select the Notes (subject to applicable DTC procedures as to global notes), to be purchased or repaid on a pro rata basis based on the accreted value or aggregate principal amount of the Notes and such other First Lien Obligations tendered, with adjustments as necessary so that no Notes will be repurchased in an unauthorized denomination; provided that no Notes of $2,000 or less shall be repurchased in part. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero (regardless of whether there are any remaining Excess Proceeds upon such completion), and in the case of an Advance Offer, the Advance Portion shall be excluded in subsequent calculations of Excess Proceeds.

(e)          For purposes of this Section 4.13 (and no other provision), the following shall be deemed to be cash or Cash Equivalents:

(1)
any liabilities (as shown on the Covenant Party’s most recent balance sheet or in the footnotes thereto) of the Covenant Parties, other than contingent liabilities and liabilities that are by their terms subordinated in right of payment to the Notes, that are assumed by the transferee of any such assets and for which the Covenant Party has been validly released by all creditors in writing;

(2)
any securities, notes or other obligations received by the Covenant Parties from such transferee that are converted by the Covenant Parties into cash within 180 days of the receipt of such securities, notes or other obligations, to the extent of the cash received in that conversion;

(3)
(A) any stock or assets acquired in connection with a reinvestment of the Net Cash Proceeds to acquire (x) all or substantially all of the assets of, or any Capital Stock of, another Person engaged primarily in a Similar Business, if, after giving effect to any such acquisition of Capital Stock, such Person is or becomes a Covenant Party and (y) other assets (that are not inventory or working capital unless the sold assets were inventory or working capital) that are used or useful in a Similar Business, and (B) any stock or assets as described in preceding clauses (A)(x) and (A)(y) acquired in exchange for the assets being disposed of pursuant to the respective Asset Sale; and

(4)
any Designated Noncash Consideration received by a Covenant Party in such Asset Sale having an aggregate Fair Market Value not to exceed $30.0 million at the time of the receipt of such Designated Noncash Consideration, with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value.

(f)         The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.13, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.13 by virtue of such compliance.

Section 4.14          Limitation on PowerCo Transactions

(a)          The Company shall not, and shall not permit any other Covenant Party to:

(1)	make a Restricted Payment of all or a portion of the PowerCo Assets;

(2)	make an Investment in any Person using all or a portion of the PowerCo Assets;

(3)
the sale or other Disposition of all or a portion of the PowerCo Assets shall constitute the sale of “all or substantially all” of the assets of the Company and its Subsidiaries for purposes of Section 4.11 and Article 5; or

(4)	enter into any transaction in which PowerCo ceases to be a Subsidiary Guarantor other than a transaction that complies with Sections 4.11 and 5.01;

provided that the foregoing shall not prohibit any sale or other Disposition, Restricted Payment or Investment involving PowerCo Assets among the Company and one or more Subsidiary Guarantors.

Section 4.15          Limitation on Further Negative Pledges

(a)          Each Covenant Party shall not, except as could not reasonably be expected to have a Material Adverse Effect, enter into, incur or permit to exist any agreement restricting, prohibiting or imposing any condition upon the ability of any Covenant Party to create, incur or permit to exist any Lien upon any of its property or assets in favor of the Collateral Agent (or its agent or designee) for the benefit of the Secured Parties securing any of the Notes Obligations; provided that:

(1)
the foregoing shall not apply to restrictions and conditions imposed by law, rule, regulation or order or by any restrictions and conditions contained in any Notes Document, any Debt permitted by clause (1) of Section 4.04(a), the Credit Agreement or the Project Documents;

(2)	the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to Debt permitted by Section 4.04;

(3)	the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to dispositions permitted by Article 5 or Section 4.13 pending such dispositions;

(4)	the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment, subletting or other transfer thereof (including the granting of any Lien);

(5)
the foregoing shall not apply to restrictions or conditions imposed by restrictions on cash and other deposits or net worth provisions in leases and other agreements entered into in the ordinary course of business;

(6)
the foregoing shall not apply if such restrictions and conditions were binding on a Covenant Party or its assets at the time such Covenant Party first becomes a Covenant Party or such assets were first acquired by such Covenant Party (other than a Covenant Party that was a Covenant Party on the Issue Date or assets owned by any Covenant Party on the Issue Date), so long as such obligations were not entered into in contemplation of such Person becoming a Covenant Party or assets being acquired;

(7)
the foregoing shall not apply to customary provisions in partnership agreements, limited liability company governance documents, joint venture agreements and other similar agreements that restrict the transfer of assets of, or ownership interests in, the relevant partnership, limited liability company, joint venture or similar Person;

(8)
the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Debt permitted by this Indenture if such restrictions or conditions apply only to the property or assets securing such Debt or the Persons obligated thereon;

(9)
the foregoing shall not apply to customary restrictions that arise in connection with any Lien permitted by Section 4.06 on any asset or property that is not, and is not required to be, Collateral that relates to the asset or property subject to such Lien; and

(10)
the foregoing shall not apply to any restrictions and conditions imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of any contract, instrument or obligation referred to in clauses (1) through (9) above; provided that such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Company, no more restrictive with respect to such restrictions taken as a whole than those in existence prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 4.16          Sales and Leasebacks

No Covenant Party shall directly or indirectly, become or remain liable as lessee or as a guarantor or other surety, with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which any Covenant Party (i) has sold or transferred or is to sell or to transfer to any other Person (except with respect to any disposition permitted pursuant to Article 5 or Section 4.13), or (ii) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Covenant Party to any Person in connection with such lease.

Section 4.17          Partnerships, Formation of Subsidiaries

No Covenant Party shall (i) become a general partner in any general or limited partnership or Joint Venture, (ii) acquire any Subsidiary or (iii) organize any Subsidiary; provided that GasCo shall not be considered to be a joint venturer in any Joint Venture solely because it is party to the Joint Operating Agreement, or any similar agreement in respect of Gas Properties entered into in accordance with the terms hereof.

Section 4.18          Transactions with Affiliates

From and after the Issue Date, no Covenant Party shall make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of (at the time of the relevant transaction) $15.0 million, unless such Affiliate Transaction is on terms, taken as a whole, that are substantially similar to the relevant Covenant Party than those that would have been obtained in a comparable transaction by such Covenant Party with an unrelated Person on an arm’s-length basis or, if in the good faith judgment of the Company, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to such Covenant Party from a financial point of view and when such transaction is taken in its entirety.

The foregoing provisions shall not apply to the following:

(1)
reasonable fees and compensation paid to and indemnities provided for or on behalf of all officers, directors, members of management, managers, employees, members, partners, consultants or independent contractors of any Covenant Party, as well as compensation to Affiliates in connection with financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities and other transaction fees, including in connection with any acquisitions or divestitures, in each case as determined in good faith by such Covenant Party’s board of directors or senior management;

(2)	Restricted Payments, Permitted Investments and any other transaction or arrangement made in accordance with the terms of this Indenture;

(3)	[reserved];

(4)
payments by any Operating Party and/or Long Ridge West Virginia to reimburse the Company or any of its Affiliates for their reasonable out-of-pocket expenses, and to indemnify them, pursuant to the terms of their respective Organizational Documents;

(5)
the Transaction Documents as in effect on the Issue Date entered into by any Company Party with any or more of its Affiliates and the transactions expressly contemplated thereby, and any Replacement Project Contracts in respect thereof (provided that such Replacement Project Contracts are on substantially similar terms and conditions as the Project Documents they replace as reasonably determined by the Company in good faith);

(6)
any arrangement by any Affiliate of any credit support required to be provided under any Permitted Commodity Hedge Agreement so long as claims of such Affiliate arising out of such credit support are treated as equity contributions to any Company Party;

(7)	transactions for the sale and purchase of natural gas and related services solely among the Operating Parties and/or Long Ridge West Virginia;

(8)	any Investment or Restricted Payment not prohibited by Section 4.05 and issuances of Equity Interests and issuances and incurrences of Debt and Preferred Stock not restricted by this Indenture;

(9)	sales or issuances of Capital Stock to Affiliates of the Company which are otherwise permitted or not restricted by this Indenture or the other Notes Documents;

(10)
transactions with customers, clients, franchisees, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Indenture, which are fair to the Covenant Parties, in the reasonable determination of the directors of the Company, or are on terms at least as favorable, in all material respects, as might reasonably have been obtained at such time from an unaffiliated party;

(11)
the entering into of any Tax sharing agreement or arrangement to the extent payments under such agreement or arrangement would otherwise be permitted pursuant to clause (a)(2) of the second paragraph of Section 4.05;

(12)	any contribution to the capital of the Covenant Parties;

(13)
any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current or former officers, directors, members of management, managers, employees, members, partners, consultants or independent contractors;

(14)
transactions in existence on the Issue Date and any amendment, modification or extension thereof to the extent such amendment, modification or extension, taken as a whole, is not materially adverse to the Holders or more disadvantageous, in any material respect, to the Holders than the relevant transaction in existence on the Issue Date, in each case as determined in the good faith judgment of the board of directors or the senior management of the Company;

(15)
the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, members of the board of directors, officers, employees, members of management, managers, members, partners, consultants and independent contractors of the Covenant Parties;

(16)
any transaction between or among the Covenant Parties and/or one or more joint ventures with respect to which any of the Covenant Party holds Equity Interests (or any entity that becomes a Covenant Party or a joint venture, as applicable, as a result of such transaction) to the extent not prohibited by this Indenture;

(17)
any transaction in which a Covenant Party delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the relevant Covenant Party from a financial point of view or stating that the terms are substantially similar, when taken as a whole, to those that would have been obtained in a comparable transaction by the Covenant Party with an unrelated Person on an arm’s length basis;

(18)
(a) Affiliate purchases of the Notes to the extent permitted under this Indenture, and the payments and other related transactions in respect thereof (including any payment of out-of-pocket expenses incurred by such Affiliate in connection therewith), (b) other investments by Fortress, its Affiliates or Permitted Holders in securities or loans of any Covenant Party (and any payment of out-of-pocket expenses incurred by such Permitted Holders in connection therewith) so long as the investment is being offered generally to other investors on the same terms or on terms that are more favorable to the Company and (c) payments to Fortress, its Affiliates or Permitted Holders in respect of securities or loans of the Covenant Parties contemplated in the foregoing subclause (b) or that were acquired from Persons other than the Covenant Parties, in each case, in accordance with the terms of such securities or loans;

(19)	payment to any Permitted Holder of out-of-pocket expenses incurred by such Permitted Holder in connection with any direct or indirect Investment in the Company and its Subsidiaries;

(20)
any lease entered into between any Covenant Party, on the one hand, and any Affiliate of the Company, on the other hand, which is approved by the Board of Directors of the Company or is entered into in the ordinary course of business;

(21)
transactions between any Covenant Party and any other Person that would constitute an Affiliate solely because a director of such other Person is also a director of the Company; provided, however, that such director abstains from voting as a director of the Company on any matter including such other Person;

(22)
any transition services arrangement, supply arrangement or similar arrangement entered into in connection with or in contemplation of the disposition of assets or Equity Interests in any Operating Party or Long Ridge West Virginia not in violation of Section 4.13 that the Board of Directors of the Company determines is either fair to the Company or otherwise on customary terms for such type of arrangements in connection with similar transactions;

(23)
payments by the Covenant Parties pursuant to tax sharing agreements among the Company and its Subsidiaries on customary terms; provided that such payments shall not exceed the excess (if any) of the amount of taxes that the relevant Covenant Parties would have paid on a stand-alone basis over the amount of such taxes actually paid by the relevant Covenant Parties directly to governmental authorities;

(24)
payments to and from, and transactions with, any joint ventures entered into in the ordinary course of business, consistent with past practice or consistent with industry norm (including any cash management activities related thereto); and

(25)
transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Company in an Officer’s Certificate) for the purposes of improving the consolidated tax efficiency of the Company and its Subsidiaries and not for the purpose of circumventing any covenant set forth in this Indenture.

Section 4.19          Maintenance of Accounts

Each Covenant Party shall not, establish or maintain any deposit, securities, commodities or similar account other than (i) any accounts referred to in the Depositary Agreement, (ii) accounts holding Project Cash Credit Support, (iii) (A) cash collateral accounts holding initial margin, variation margin, cash collateral or other performance assurance provided to any Operating Party and/or Long Ridge West Virginia by counterparties to such Operating Party’s and/or Long Ridge West Virginia’s Contractual Obligations and (B) other similar accounts (including secured or lockbox accounts of any Operating Party and/or Long Ridge West Virginia in favor of commodity counterparties, such as energy managers or fuel suppliers), in each case, in the ordinary course of business on customary terms, (iv) one or more Local Operating Accounts, (v) Excluded Commodity Accounts, (vi) Holdings Project Account or (vii) Permitted Borrower Accounts.

Section 4.20          Passive Holding Company Status

(a)          The Company shall not engage in any operating or business activities other than the following:

(1)	its direct ownership of Capital Stock of any Operating Party or Long Ridge West Virginia;

(2)
equity issuances, transfers, retirements, exchanges, splits into series and repurchases of the Capital Stock of the Company (and, for the avoidance of doubt, not of the Operating Parties) or Long Ridge West Virginia not prohibited hereunder;

(3)	the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance);

(4)
the entering into, and the performance of its obligations under, the Notes Documents to which it is a party (including, (i) making any requests as required under this Indenture, (ii) the giving and receipt of notices, (iii) the delivery of all documents, reports, financial statements and written materials required to be delivered, (iv) the payment of any Obligations, and (v) all other purposes incidental to any of the foregoing (including causing any Operating Party or Long Ridge West Virginia to enter into, and perform any of its obligations under the Notes Documents));

(5)
making Restricted Payments and Investments to the extent not prohibited by Section 4.05, including making Investments in the Notes (including any Additional Notes) or any other Debt or any Capital Stock or other Investments, and the incurrence, guarantee, offering, sale, issuance and servicing, listing, purchase, redemption, exchange, conversion, refinancing or retirement of Debt (and guarantees thereof) permitted by the terms of this Indenture, including activities reasonably incidental thereto, including performance of the terms and conditions of such Debt, to the extent such activities are otherwise permissible under this Indenture and the granting of Liens permitted pursuant to this Indenture, distributing, lending or otherwise advancing funds to the extent not prohibited by this Indenture;

(6)
activities undertaken with the purpose of, or directly related to, this incurrence or the fulfilling or exercising of (i) rights and obligations arising under this Indenture, the Credit Agreement and any other Transaction Documents or other Debt and other security documents or any other agreement of the Company and its Subsidiaries existing on the Issue Date (including amendments and replacements and extensions thereof) or to which it is or becomes a party, including any activity reasonably relating to the servicing, purchase, redemption, amendment, exchange, refinancing or retirement of the Notes or other Debt; or (ii) any other document or obligations under any Transaction Documents;

(7)
participating in tax, accounting and other administrative matters as a member of the consolidated group of the Company and its Subsidiaries or the making and filing of any reports required by any Governmental Authority;

(8)	providing customary indemnification to its officers, managers and directors;

(9)	entering into any non-disclosure agreements in the ordinary course of business;

(10)	the procurement and maintenance of insurance in the ordinary course of business; and

(11)
any other activities not specifically enumerated above that are ancillary or de minimis in nature and/or reasonably incidental to the foregoing and customary for passive holding companies and/or consistent with activities undertaken as of the Issue Date or consistent with past practice. Notwithstanding anything in this Section 4.20 to the contrary, the Company shall apply the proceeds of the Notes, the New Term Loans and CapEx Loan Proceeds as described under the caption "Use of Proceeds" set forth in the Offering Memorandum.

Section 4.21          Special Covenant for Long Ridge West Virginia

Notwithstanding anything herein to the contrary, to the extent the CanAm Facility (as modified by any amendment, modification, extension, refinancing, replacement thereof to the extent such amendment, modification, extension, refinancing, replacement, taken as a whole, is not materially less restrictive on Long Ridge West Virginia than any negative covenant obligations (or similar provisions) in existence on the Issue Date) remains outstanding and the obligations thereunder have not been paid in full, Long Ridge West Virginia shall not be obligated to comply with the Article 4 hereof as set forth herein, and shall instead be subject to compliance with (and, for the avoidance of doubt, non-compliance therewith shall constitute non-compliance with this paragraph) the negative covenant obligations (or similar provisions) under the CanAm Facility (as modified by any amendment, modification, extension, refinancing or replacement thereof to the extent such amendment, modification, extension, refinancing or replacement, taken as a whole, is not materially less restrictive on Long Ridge West Virginia than any negative covenant obligations (or similar provisions) in existence on the Issue Date), in each case, as determined in the good faith judgment of the Board of Directors of the Company. Upon termination of the CanAm Facility (as modified by any amendment, modification, extension, refinancing, replacement thereof to the extent such amendment, modification, extension, refinancing, replacement, taken as a whole, is not materially less restrictive on Long Ridge West Virginia than any negative covenant obligations (or similar provisions) in existence on the Issue Date) and payment in full of all obligations thereunder, Long Ridge West Virginia shall become a Subsidiary Guarantor in accordance with this Indenture and the other Notes Documents pursuant to customary joinder documentation, and shall be subject to all covenants, restrictions and conditions contained in this Indenture and the other Notes Documents as if it were a Subsidiary Guarantor and a Company Party; provided that any restrictions in the Note Documents which specifically restrict Long Ridge West Virginia’s activities or transactions with Long Ridge West Virginia (by Long Ridge West Virginia’s name, rather than by reference to a broader group such as “Operating Party”, “Covenant Party” or similar defined term) shall no longer be of any further force and effect.

ARTICLE 5
MERGERS AND CONSOLIDATIONS

Section 5.01          Company.

(a)         The Company may not, directly or indirectly:  (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation) or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, in one or more related transactions, to another Person; unless:

(1)
either (a) the Company is the surviving entity or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is an entity organized or existing under the laws of the United States, any state thereof, or the District of Columbia (such Person, as the case may be, being herein called the “Successor Company”);

(2)
the Successor Company (if other than the Company) expressly assumes, via a supplemental indenture, all the Obligations of the Company under (x) this Indenture and the Notes and (y) if applicable, prior to a Release Event, the First Lien Documents, and in connection therewith shall cause instruments to be filed and recorded and take such other actions as may be required by Applicable Law to perfect or continue the perfection of the Lien created under the First Lien Documents on the Collateral owned by or transferred to such other Person, in each case, pursuant to documents in such form as are reasonably satisfactory to the Trustee and the Collateral Agent;

(3)	immediately after such transaction, no Event of Default exists;

(4)
prior to a Release Event, to the extent any assets of the Person which is merged, consolidated or amalgamated with or into the Person formed by or surviving any such consolidation or merger are assets of the type which would constitute Collateral under the First Lien Documents, the Person formed by or surviving any such consolidation or merger will take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the First Lien Documents in the manner and to the extent required in this Indenture or any of the First Lien Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the First Lien Documents; and

(5)
there has been delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with this Indenture and that all conditions precedent therein relating to such transaction have been complied with.

Section 5.02          Subsidiary Guarantors.

(a)         Subject to Section 11.03, no Subsidiary Guarantor may, directly or indirectly:  (1) consolidate or merge with or into another Person (whether or not such Subsidiary Guarantor is the surviving corporation) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person (in each case other than the Company or another Subsidiary Guarantor); unless:

(1)
either (i) such Subsidiary Guarantor is the surviving entity or (ii) the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state thereof, or the District of Columbia (such Person, as the case may be, being herein called the “Successor Subsidiary Guarantor”);

(2)
the Successor Subsidiary Guarantor assumes all the Obligations of such Subsidiary Guarantor under (x) this Indenture and the Subsidiary Guarantee and (y) if applicable, prior to a Release Event, the First Lien Documents, and in connection therewith shall cause instruments to be filed and recorded and take such other actions as may be required by Applicable Law to perfect or continue the perfection of the Lien created under the First Lien Documents on the Collateral owned by or transferred to such other Person, in each case, pursuant to documents in such form as are reasonably satisfactory to the Trustee and the Collateral Agent;

(3)	immediately after such transaction, no Event of Default exists;

(4)
prior to a Release Event, to the extent any assets of the Person which is merged, consolidated or amalgamated with or into the Person formed by or surviving any such consolidation or merger are assets of the type which would constitute Collateral under the First Lien Documents, the Person formed by or surviving any such consolidation or merger will take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the First Lien Documents in the manner and to the extent required in this Indenture or any of the First Lien Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the First Lien Documents; and

(5)
there has been delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such guarantee agreement, if any, and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, complies with this Indenture.

Section 5.03           Application.

(a)          This Article 5 shall not apply to:

(1)
a merger, amalgamation or consolidation solely for the purpose of reincorporating or reorganizing the Company or any Subsidiary Guarantor in another jurisdiction or forming a direct or indirect holding company of the Company;

(2)	any sale, transfer, assignment, conveyance, lease or other disposition of assets between or among the Company and its Subsidiaries, including by way of merger or consolidation;

(3)	any IPO Reorganization Transaction or any IPOCo Transactions;

(4)	a merger, amalgamation or consolidation of a Subsidiary Guarantor with or into the Company or another Subsidiary Guarantor; and

(5)	any sale, transfer, assignment, conveyance or other disposition of the property of a Subsidiary Guarantor as an entirety or substantially as an entirety to the Company or another Subsidiary Guarantor.

Section 5.04          Substitution.

Upon any transaction that is subject to, and that complies with the provisions of, Section 5.01 or Section 5.02 hereof, the Successor Company or Successor Subsidiary Guarantor, as applicable, shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company” or the “Subsidiary Guarantor,” as applicable, shall refer instead to the Successor Company (and not to the Company) or the Successor Subsidiary Guarantor (and not to the Subsidiary Guarantor), as applicable), and may exercise every right and power of the Company or Subsidiary Guarantor, as applicable, under this Indenture with the same effect as if the Successor Company or Successor Subsidiary Guarantor, as applicable, had been named as the Company or Subsidiary Guarantor, as applicable, herein; provided, however, that the predecessor Company shall not be relieved from the obligation to pay the principal of, interest, premium (if any) on the Notes except in the case of a sale of all of the Company’s assets in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof.

ARTICLE 6
DEFAULTS AND REMEDIES

Section 6.01          Events of Default .

Each of the following is an “Event of Default” with respect to the Notes:

(1)	default for 30 days in the payment when due of interest on the Notes;

(2)	default in payment when due of the principal of, or premium, if any, on the Notes;

(3)
failure by a Covenant Party to comply with any covenant in this Indenture (other than a default specified in clause (1) or (2) of this Section 6.01) if such failure shall remain unremedied for 60 days (or 120 days in the case of Section 4.09) after written notice by the Trustee or Holders of at least 30% in principal amount of the Notes then outstanding; provided, that if such failure is not capable of remedy within such 30-day period, such 30-day period shall be extended as may be necessary to cure such failure, such extended period not to exceed ninety (90) days in the aggregate (inclusive of the original 30-day period) so long as (A) such Default is susceptible to cure, (B) any Covenant Party commences and is diligently pursuing a cure in good faith and (C) if such Default has had or could reasonably be expected to have a Material Adverse Effect, such extension of time could not be reasonably expected to result in an additional Material Adverse Effect or exacerbate the existing Material Adverse Effect;

(4)	default under any document evidencing any indebtedness for borrowed money by any Covenant Party, whether such indebtedness now exists or is created after the Issue Date, if that default:

(a)	is caused by a failure to pay principal when due at final (and not any interim) maturity on or prior to the expiration of any grace period provided in such indebtedness (a “Payment Default”); or

(b)	results in the acceleration of such indebtedness prior to its express maturity (without such acceleration having been rescinded, annulled or otherwise cured),

and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated (without such acceleration having been rescinded, annulled or otherwise cured), aggregates in excess of $25.0 million; provided that this clause (4) shall not apply to (i) secured indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such indebtedness , (ii) any such default that is waived (including during any forbearance period) (including in the form of amendment) by the requisite holders of the applicable item of Debt or contested in good faith by the applicable Covenant Party and (iii) any indebtedness that is required to be converted into Qualifying Equity Interests upon the occurrence of certain designated events so long as no payments in cash or otherwise are required to be made in accordance with such conversion;

(5)
except as permitted by this Indenture, any Subsidiary Guarantee of any Subsidiary Guarantor (or any group of Subsidiary Guarantors) that constitutes a Significant Subsidiary shall be held in any final and non-appealable judicial proceeding to be unenforceable or invalid or shall cease for any reason (other than in accordance with its terms) to be in full force and effect or any Subsidiary Guarantor (or any group of Subsidiary Guarantors) that constitutes a Significant Subsidiary, or any Person acting on behalf of any Subsidiary Guarantor (or any group of Subsidiary Guarantors) that constitutes a Significant Subsidiary, shall deny or disaffirm in writing its or their obligations under its or their Subsidiary Guarantees;

(6)
(a) a court of competent jurisdiction (i) enters an order or decree under any Bankruptcy Law that is for relief against any Covenant Party or any group of Subsidiary Guarantors that, taken together, would constitute a Significant Subsidiary in an involuntary case; (ii) appoints a custodian for all or substantially all of the property of any Covenant Party or any group of Subsidiary Guarantors that, taken together, would constitute a Significant Subsidiary; or (iii) orders the liquidation of any Covenant Party or any group of Subsidiary Guarantors that, taken together, would constitute a Significant Subsidiary and, in each of clauses (i), (ii) or (iii), the order, appointment or decree remains unstayed and in effect for at least 60 consecutive days after the commencement of the actions described in such clauses (i), (ii) or (iii) as applicable; or (b) any Covenant Party or any group of Subsidiary Guarantors that, taken together, would constitute a Significant Subsidiary, pursuant to or within the meaning of Bankruptcy Law (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a custodian of it or for all or substantially all of its property; or (iv) makes a general assignment for the benefit of its creditors (a “Bankruptcy Event of Default”);

(7)
any final judgments or orders, either individually or in the aggregate, for the payment of money in excess of $25.0 million, excluding any portion of any such judgment covered by insurance, shall be rendered against any Covenant Party and which final judgments or orders remain unpaid, undischarged, unwaived and unstayed for a period of more than ninety (90) consecutive days after such judgment becomes final, and in the event such judgment is covered by insurance or indemnity, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed; or

(8)
other than by reason of the satisfaction in full of all Obligations under this Indenture and discharge of this Indenture or the release of such Collateral with respect to the Notes in accordance with the terms of this Indenture and the Notes Documents (or any other reason provided herein or therein):

(a)
in the case of any security interest with respect to Collateral having a fair market value in excess of $25.0 million, individually, such security interest under the Collateral Documents shall, at any time, cease to be a valid and perfected security interest or shall be declared invalid or unenforceable by a court of competent jurisdiction and any such default continues for 30 days after notice of such default shall have been given to the Company by the Trustee or the Holders of at least 30% in principal amount of the Notes that are outstanding (other than pursuant to the terms hereof or thereof or any defect arising as a result of the failure by the Collateral Agent to maintain possession of equity certificates delivered to it); or

(b)
the Company or any Subsidiary Guarantor that is a Significant Subsidiary (or any group of Subsidiary Guarantors that, taken together, would constitute a Significant Subsidiary) shall assert, in any pleading in any court of competent jurisdiction, that any security interest under any Collateral Document is invalid or unenforceable.

Section 6.02          Acceleration.

In the case of an Event of Default with respect to the Company pursuant to clause (6) of Section 6.01, principal of and accrued and unpaid interest on all the Notes that are outstanding will become due and payable immediately without further action or notice.  If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 30% in principal amount of the Notes that are outstanding may declare the principal of and accrued and unpaid interest on all the Notes to be due and payable immediately; provided that a notice of Default may not be given with respect to any action taken, and reported publicly or to Holders, more than two years prior to such notice of Default.

Section 6.03          Waiver of Past Defaults.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may, on behalf of the Holders, rescind an acceleration or waive any existing Default or Event of Default and its consequences under this Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, such Notes.  Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.04          Control by Majority.

Subject to the terms of the Intercreditor Agreement and certain other limitations, Holders of a majority in principal amount of the Notes that are then outstanding may direct the Trustee in its exercise of any trust or power in respect of the Notes. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or the Notes or, subject to Section 7.01 and Section 7.02, that the Trustee determines in unduly prejudicial to the rights of Holders or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. The Trustee may withhold from Holders notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest.

Section 6.05          Limitations on Suits.

In case an Event of Default occurs and is continuing under this Indenture, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any Holders unless such Holders have offered to the Trustee indemnity and/or security reasonably satisfactory to the Trustee against any loss, liability or expense.  Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to this Indenture unless:

(1)	such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2)	Holders of at least 30% in aggregate principal amount of the Notes that are then outstanding have requested the Trustee to pursue the remedy;

(3)	such Holders have offered the Trustee reasonable security and/or indemnity against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity;

(5)	Holders of a majority in aggregate principal amount of the Notes that are then outstanding have not given the Trustee a direction inconsistent with such request within such 60-day period; and

(6)	such Holders are not prohibited from taking such action pursuant to the terms of the Intercreditor Agreement.

Section 6.06          Collection Suit by Trustee

Subject to the Intercreditor Agreement, if an Event of Default specified in Section 6.01(1) or Section 6.01(2) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.  The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.

Section 6.07          Priorities

Subject to the Intercreditor Agreement, if the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First:  to the Trustee, its agents and attorneys for amounts due under the Notes Documents, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

Third:  to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.07.

Section 6.08          Trustee May File Proofs of Claim

The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company, its Subsidiaries or its or their respective creditors or properties and, unless prohibited by law or applicable regulations, may be entitled and empowered to participate as a member of any official committee of creditors appointed in such matter and may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any custodian or other party making payment in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.06 hereof.  No provision of this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.09         Holder Representation.

(a)          [Reserved].

(b)          [Reserved].

(c)          [Reserved].

(d)          Each Holder by accepting a Note acknowledges and agrees that the Trustee (and any agent) shall not be liable to any party for acting or refraining to act in accordance with (i) the foregoing provisions, (ii) any Officer’s Certificate, or (iii) its duties under this Indenture, as the Trustee may determine in its sole discretion.

(e)          The Trustee shall not be deemed to have notice of any Default or Event of Default unless a written notice from the requisite number of holders of the Notes or from the Company of any event which is in fact such a default is received by a Responsible Officer at the corporate trust office of the Trustee, and such notice references the Notes and this Indenture.

ARTICLE 7
TRUSTEE

Section 7.01          Duties of Trustee.

(a)          If an Event of Default with respect to the Notes as to which it is Trustee has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)          Except during the continuance of an Event of Default:

(1)
the duties of the Trustee will be determined solely by the express provisions of this Indenture and only with respect to the Notes as to which it is Trustee and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)
in the absence of gross negligence, willful misconduct or bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture.  However, with respect to certificates or opinions specifically required by any provision hereof to be furnished to it, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)          The Trustee may not be relieved from liabilities for its own grossly negligent action, its own grossly negligent failure to act, or its own fraud or willful misconduct, except that:

(1)	this Section 7.01(c) does not limit the effect of Section 7.01(b);

(2)
the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(3)
the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.04 hereof, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture with respect to the Notes.

(d)          No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability.

(e)          The Trustee will not be liable for interest on or the investment of any money received by it except as the Trustee may agree in writing with the Company.  Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(f)          Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to Section 7.01.

Section 7.02          Rights of Trustee.

(a)          The Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of Debt or other paper or document believed by it to be genuine and to have been signed or presented by the proper Person.

(b)          Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both.  The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel.  The Trustee may consult with counsel of its own selection and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)          The Trustee may act through its attorneys and agents and will not be responsible for the misconduct, negligence or failure to act of any attorney or agent appointed with due care.

(d)          The Trustee will not be liable for any action it takes, suffers or omits to take in good faith that it believes to be authorized or within the discretion or rights or powers conferred upon it by this Indenture; provided that the Trustee’s conduct does not constitute gross negligence, fraud or willful misconduct.

(e)          In the event the Trustee receives inconsistent or conflicting requests and indemnity from two or more groups of Holders, each representing less than a majority in aggregate principal amount of the Notes then outstanding, pursuant to the provisions of this Indenture, the Trustee, in its sole discretion, may determine what action, if any, will be taken and the Trustee shall be entitled not to take any action until such instructions have been resolved or clarified to its satisfaction and the Trustee shall not be or become liable in any way or person for any failure to comply with any conflicting, unclear or equivocal instructions.

(f)          The permissive right of the Trustee to take the actions permitted by this Indenture will not be construed as an obligation or duty to do so.

(g)          Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company or any Subsidiary Guarantor, as applicable, will be sufficient if signed by an Officer of the Company or such Subsidiary Guarantor, as applicable.

(h)          The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity and/or security satisfactory to the Trustee against the losses, liabilities and expenses that might be incurred by the Trustee in compliance with such request or direction.

(i)          In no event shall the Trustee be responsible or liable for special, indirect, punitive, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(j)          The Trustee shall not be deemed to have notice of any Default or Event of Default unless written notice of any event which is in fact such a default is received by a Responsible Officer at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(k)          The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder as Registrar and Paying Agent, and each Agent, Custodian and other Person employed to act hereunder.

(l)          The Trustee may request that the Company and each Subsidiary Guarantor deliver an Officer’s Certificate setting forth the names of individuals and/or titles of Officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(m)         The Trustee shall not have any obligation or duty to monitor, determine or inquire as to compliance, and shall not be responsible or liable for compliance with restrictions on transfer, exchange, redemption, purchase or repurchase, as applicable, of minimum denominations imposed under this Indenture or under applicable law or regulation with respect to any transfer, exchange, redemption, purchase or repurchase, as applicable, of any interest in any Notes.

(n)          Notwithstanding any provision herein to the contrary, in no event shall the Trustee be liable for any failure or delay in the performance of its obligations under this Indenture because of circumstances beyond its control, including, but not limited to, nuclear or natural catastrophes or acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, strikes or work stoppages for any reason, epidemic, pandemic, embargo, government action, including any laws, ordinances, regulations or the like which restrict or prohibit the providing of the services contemplated by this Indenture, inability to obtain material, equipment, or communications or computer (software and hardware) facilities, or the failure of equipment or interruption of utilities, communications or computer (software and hardware) facilities, and other causes beyond its control whether or not of the same class or kind as specifically named above.

(o)          The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(p)          The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(q)          The Trustee shall have no duty (A) to see any recording, filing, or depositing of this Indenture or any Collateral Document, or any financing statement or continuation statement evidencing a security interest, or to see to the maintenance of such recording or filing or depositing, or to any re- recording, refiling, or redepositing of any thereof, or otherwise monitoring the perfection, continuation of perfection, or the sufficiency or validity of any security interest in or related to any Collateral or (B) to see to the payment or discharge of any tax, assessment, or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Collateral.

(r)          The Trustee may assume without inquiry in the absence of actual knowledge that the Company and each of the Covenant Parties is duly complying with their obligations contained in any Notes Document required to be performed and observed by them, and that no Default or Event of Default or other event which would require repayment of the Notes has occurred.

(s)          The Trustee shall have no obligation whatsoever to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, insured or has been encumbered, or that any Liens on the Collateral have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether the property constituting collateral intending to be subject to the interest and the interest of the Collateral Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto.

(t)          The Trustee shall have no duty to monitor the performance or actions of the Collateral Agent.  The Trustee shall have no responsibility or liability for the actions or omissions of the Collateral Agent.  In each case that the Trustee is requested hereunder or under any of the Collateral Documents to give direction or provide any consent or approval to the Collateral Agent, the Company or to any other party, the Trustee may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes.  If the Trustee requests direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to giving any direction to the Collateral Agent, the Trustee shall be entitled to refrain from giving such direction unless and until the Trustee shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, and the Trustee shall not incur liability to any Person by reason of so refraining.

(u)          At any time that the security granted pursuant to the Collateral Documents has become enforceable and the Holders have given a direction to the Trustee to enforce such security, the Trustee is not required to give any direction to the Collateral Agent with respect thereto unless it has been indemnified in accordance with Section 7.02(h).  In any event, in connection with any enforcement of such security, the Trustee is not responsible for:

(1)	any failure of the Collateral Agent to enforce such security within a reasonable time or at all;

(2)	any failure of the Collateral Agent to pay over the proceeds of enforcement of the Collateral;

(3)	any failure of the Collateral Agent to realize such security for the best price obtainable;

(4)	monitoring the activities of the Collateral Agent in relation to such enforcement;

(5)	taking any enforcement action itself in relation to such security;

(6)	agreeing to any proposed course of action by the Collateral Agent which could result in the Trustee incurring any liability for its own account; or

(7)	paying any fees, costs or expenses of the Collateral Agent.

(v)          No provision of this Indenture or of the Notes Documents shall require the Trustee to indemnify the Collateral Agent, and the Collateral Agent shall be required to waive any claim it may otherwise have by operation of law in any jurisdiction to be indemnified by the Trustee acting as principal vis-à-vis its agent, the Collateral Agent (but this shall not prejudice the Collateral Agent’s rights to bring any claim or suit against the Trustee (including for damages in the case of gross negligence or willful default of the Trustee)).

(w)       The Trustee shall be under no obligation to effect or maintain insurance or to renew any policies of insurance or to inquire as to the sufficiency of any policies of insurance carried by the Company or any Grantor, or to report, or make or file claims or proof of loss for, any loss or damage insured against it that may occur, or to keep itself informed or advised as to the payment of any taxes or assessments, or to require any such payment be made.

Section 7.03         Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with either the Company or any Subsidiary Guarantor or any Affiliate of the Company or any Subsidiary Guarantor with the same rights it would have if it were not Trustee.  However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee (if this Indenture has been qualified under the TIA) or resign.  Any Agent may do the same with like rights and duties.

Section 7.04         Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of any offering materials, the Notes Documents, the Notes or any Subsidiary Guarantee or any Lien securing the Notes or any Subsidiary Guarantee; it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture; it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee; and it will not be responsible for any statement or recital herein or any statement in the Notes, any Subsidiary Guarantee or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05         Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to a Responsible Officer pursuant to the terms of this Indenture, the Trustee will mail or deliver electronically to Holders a notice of the Default or Event of Default within 90 days after it occurs.  Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on, any Note, the Trustee may and shall be protected in withholding the notice if and so long as it in good faith determines that withholding the notice is in the interests of the Holders.

Section 7.06         Compensation and Indemnity.

(a)          The Company and any Subsidiary Guarantors, jointly and severally, shall pay to the Trustee from time to time reasonable compensation, as agreed in writing from time to time, for its acceptance and administration of this Indenture and services hereunder.  The Trustee’s compensation will not be limited by any law on compensation of a Trustee of an express trust.  The Company and any Subsidiary Guarantors, jointly and severally, shall reimburse the Trustee promptly upon request for all reasonable and documented disbursements, advances and expenses incurred or made by it in addition to the compensation for its services.  Such expenses will include the reasonable and documented compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b)          The Company and any Subsidiary Guarantor, jointly and severally, will indemnify the Trustee and hold it harmless from and against any and all losses, liabilities, claims, damages, costs or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties or the exercise of its rights under this Indenture, each supplemental indenture and any Subsidiary Guarantees, including the reasonable and documented costs and expenses of enforcing this Indenture, each supplemental indenture and any Subsidiary Guarantees against the Company and any Subsidiary Guarantors (including this Section 7.06) and defending itself against any claim (whether asserted by the Company, any Subsidiary Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties under this Indenture and each supplemental indenture, except to the extent any such loss, liability or expense may be attributable to its own gross negligence or bad faith or willful misconduct or fraud.  The Trustee will notify the Company promptly of any claim for which it may seek indemnity.  Failure by the Trustee to so notify the Company will not relieve the Company or any Subsidiary Guarantors of their obligations hereunder.  The Company or any such Subsidiary Guarantor shall defend the claim and the Trustee shall cooperate in the defense.  The Trustee may have separate counsel and the Company and/or any Subsidiary Guarantors shall pay the reasonable fees and expenses of such counsel if the Company shall not have employed counsel reasonably satisfactory to the Trustee or such other indemnified party (in the Trustee’s or such other indemnified party’s good faith determination) or if the Company agrees to pay the cost of such separate counsel or if the Trustee or such other indemnified party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Company.  The Company shall not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own gross negligence, fraud or willful misconduct as determined in a final non-appealable judgment by a court of competent jurisdiction .  Neither the Company nor any Subsidiary Guarantor need pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

(c)          When the Trustee incurs expenses or renders services after an Event of Default specified in clause (6) of Section 6.01 hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

(d)         The Company’s and Subsidiary Guarantors’ obligations under this Section 7.06 shall survive the resignation or removal of the Trustee, the satisfaction and discharge of this Indenture with respect to any Notes, the complete satisfaction and discharge of this Indenture, any termination of this Indenture or any supplemental indenture, including any termination or rejection of this Indenture or any supplemental indenture in any insolvency or similar proceeding, and the repayment of all the Notes.

Section 7.07         Replacement of Trustee.

(a)         A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.07.

(b)         The Trustee may resign with 30 days’ prior notice, with respect to the Notes, and be discharged from the trust hereby created by so notifying the Company in writing.  The Holders of a majority in aggregate principal amount of the then outstanding Notes or the Company with 30 days’ prior notice may remove the Trustee by so notifying the Trustee and the Company in writing not less than 30 days prior to the effective date of such removal.  The Company may also remove the Trustee with respect to the Notes if:

(1)	the Trustee fails to comply with Section 7.09 hereof;

(2)	the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3)	a custodian or public officer takes charge of the Trustee or its property; or

(4)	the Trustee becomes incapable of acting.

(c)          If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee with respect to Notes for any reason, the Company will promptly appoint a successor Trustee.  Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

(d)          If a successor Trustee with respect to the Notes does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring or removed Trustee, the Company, or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may, at the expense of the Company, petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e)          If the Trustee fails to comply with Section 7.09 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f)          A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company.  Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee for which it is acting as Trustee under this Indenture.  The successor Trustee will mail or deliver electronically a notice of its succession to Holders.  The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided that all sums owing to the Trustee hereunder have been paid.

(g)          The retiring Trustee shall have no responsibility or liability for any action or inaction of a successor Trustee.

Section 7.08         Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including this transaction) to, another corporation, the successor corporation without any further act will be the successor Trustee.

Section 7.09         Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is an entity organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trust powers, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50.0 million as set forth in its most recent published annual report of condition.

ARTICLE 8
LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01         Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may, at its option evidenced by a resolution of its Board of Directors set forth in an Officer’s Certificate, at any time, elect to have either Section 8.02 or Section 8.03 hereof be applied to the Notes Documents upon compliance with the conditions set forth below in this Article 8.

Section 8.02         Legal Defeasance.

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the Notes and have each Subsidiary Guarantor’s obligations discharged with respect to the Subsidiary Guarantees (hereinafter, “Legal Defeasance”) except for:

(1)
the rights of Holders of such Notes that are then outstanding to receive payments in respect of the principal of, or interest or premium on, such Notes when such payments are due from the trust referred to in Section 8.04 hereof;

(2)
the Company’s Notes Obligations concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)
the rights, powers, trusts, duties, indemnities and immunities of the Trustee under this Indenture and the Notes Documents and the Company’s and the Subsidiary Guarantors’ Obligations in connection therewith; and

(4)	this Article 8.

Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03         Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company and the Subsidiary Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under Section 4.03 through (and including) Section 4.11 hereof with respect to the Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of the Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes).  For this purpose, Covenant Defeasance means that, with respect to the Notes and any Subsidiary Guarantees, the Company and any Subsidiary Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other Notes Document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Subsidiary Guarantees shall be unaffected thereby.  In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Sections 8.04, 6.01(3), 6.01(4) and 6.01(5) hereof shall not constitute Events of Default.

Section 8.04         Conditions to Legal or Covenant Defeasance.

(a)          In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes under either Section 8.02 or Section 8.03 hereof:

(1)
the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient to pay the principal of, or interest and premium on, such Notes that are then outstanding on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether such Notes are being defeased to maturity or to a particular redemption date;

(2)
in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)
in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)
no Default or Event of Default with respect to the Notes has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5)
such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than this Indenture or the Collateral Documents) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries are bound;

(6)
the Company must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(7)
the Company must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05         Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a)(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06         Repayment to the Company.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on, any Notes and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable, shall be paid to the Company on its written request or (if then held by the Company) will be discharged from such trust; and the Holders of such Notes will thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Company.

Section 8.07         Reinstatement.

If the Trustee or Paying Agent is unable to apply any United States dollars or non-callable Government Securities in accordance with Section 8.02 or Section 8.03 hereof, as the case may be, by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and any Subsidiary Guarantors’ obligations under the applicable Notes Documents will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or Section 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or Section 8.03 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9
AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01         Without Consent of Holders of Notes.

Notwithstanding Section 9.02 hereof, the Company, the Subsidiary Guarantors and the Trustee may amend or supplement the Notes Documents without the consent of any Holder:

(1)	to cure any ambiguity, omission, mistake, defect, error or inconsistency;

(2)	to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)
to provide for the assumption of the Company’s or a Subsidiary Guarantor’s Obligations to Holders in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Subsidiary Guarantor’s assets;

(4)	to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect their legal rights under this Indenture in any material respect;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act;

(6)
to conform the text of the Notes Documents to any provision of the “Description of the Notes” section of the Offering Memorandum to the extent that such provision in the “Description of the Notes” was intended to be a verbatim or substantially verbatim recitation of a provision of the Notes Documents, as evidenced by an Officer’s Certificate of the Company;

(7)	to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee pursuant to the requirements thereof;

(8)	to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture;

(9)
to allow any Subsidiary to execute a supplemental indenture and/or a Subsidiary Guarantee with respect to the Notes; provided that any supplemental indenture to add a Subsidiary Guarantor need only be signed by the Company, the Operating Party providing the Subsidiary Guarantee, and the Trustee;

(10)	to release any Subsidiary Guarantor from its Subsidiary Guarantee pursuant to this Indenture when permitted or required by this Indenture;

(11)	to make, complete or confirm any grant of Collateral permitted or required by any of the Notes Documents;

(12)	to release, discharge, terminate or subordinate Liens on Collateral in accordance with the Notes Documents; and to confirm and evidence any such release, discharge, termination or subordination;

(13)
to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes not prohibited by this Indenture, including to facilitate the issuance and administration of Notes; provided, however, that such amendment does not materially and adversely affect the rights of Holders to transfer the Notes;

(14)	to comply with the rules and procedures of any applicable securities depository;

(15)	with respect to the Notes Documents, as provided in the Intercreditor Agreement;

(16)	make any amendment to the provisions of any Notes Document to eliminate the effect of any accounting change or in the application thereof; or

(17)
to amend any Notes Documents to the extent necessary to cure any ambiguity, defect or inconsistency arising out of Section 4.21, as Long Ridge West Virginia or the Company Parties may raise in their reasonable discretion, so long as any requested amendment or supplement, taken as a whole, is not materially adverse to the Holders as determined in the good faith judgment of the Company.

In addition, the Intercreditor Agreement may be amended in accordance with its terms and without the consent of any Holder or the Trustee with the consent of the parties thereto or otherwise in accordance with their terms, including to add additional Debt as First Lien Obligations and add as parties thereto persons holding such Debt (or any authorized agent thereof or trustee therefor) and to establish that the Liens on any Collateral securing such Debt shall rank equally and ratably with the Liens on such Collateral securing the First Lien Obligations then outstanding (including the Notes) to the extent permitted by the First Lien Documents.  For the avoidance of doubt, except to the extent restricted by the First Lien Documents, nothing will prevent the issuance by the Company or any of the Subsidiary Guarantors of Debt secured by a Lien ranking junior to the Lien securing the First Lien Obligations or prevent the Collateral Agent from entering into an intercreditor agreement in connection with such issuance.

Section 9.02         With Consent of Holders of Notes.

(a)       Except as provided in Section 9.02(b) and Section 9.02(c), the Company, the Subsidiary Guarantors and the Trustee may amend or supplement any Notes Documents with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes), and any existing default or compliance with any provision of any Notes Document may be waived with the consent of the Holders of a majority in principal amount of the Notes that are then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes).

(b)         Without the consent of each Holder of the Notes adversely affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any such Notes held by a non-consenting Holder):

(1)	reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)
reduce the principal of or extend the fixed maturity of any such Note or alter the provisions with respect to the redemption of such Notes (other than Section 4.11 and the provisions relating to the number of days of notice to be given in the event of a redemption);

(3)	reduce the rate of or extend the stated time for payment of interest on any such Note;

(4)
waive a Default or Event of Default in the payment of principal of, or interest or premium on the Notes (except a rescission of acceleration of such Notes by the Holders of a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any such Note payable in currency other than that stated in such Notes;

(6)	make any change in the provisions of this Indenture relating to waivers of past Defaults;

(7)
impair the contractual right expressly set forth in this Indenture or the Notes of any Holder to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes on or after the due dates therefor; or

(8)	make any change to Section 9.01 and this Section 9.02.

(c)         Without the consent of the Holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding, no amendment or waiver may (A) make any change in any Collateral Documents or Article 12 or application of trust proceeds of the Collateral with the effect of releasing the Liens on all or substantially all of the Collateral which secure the Notes Obligations or (B) change or alter the priority of the Liens securing the Notes Obligations in any material portion of the Collateral in any way adverse to the Holders of such Notes in any material respect, other than, in each case, as provided under the terms of the Collateral Documents (as in effect on the Issue Date).

(d)          For the avoidance of doubt, no amendment, waiver, modification or deletion of the provisions described under Article 3 or Article 4 shall be deemed to impair or affect any rights of Holders to institute suit for the enforcement of any payment on or with respect to, or to receive payment of principal of, or premium, if any, or interest on, the Notes.

(e)          The consent of the Holders is not necessary under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver.  It is sufficient if such consent approves the substance of the proposed amendment, supplement or waiver.  A consent to any amendment, supplement or waiver under this Indenture by any Holder given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.

(f)         After an amendment, supplement or waiver under this Indenture becomes effective, the Company shall deliver to the Holders a notice briefly describing such amendment, supplement or waiver.  However, any failure of the Company to deliver such notice to all of the Holders, or any defect in the notice will not impair or affect the validity of any such amendment, supplement or waiver.

Section 9.03        Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note.  An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.04         Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated.  The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of a Company Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05         Trustee to Sign Amendments, etc.

Upon the request of the Company and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, the Trustee shall sign any amended or supplemental indenture or other amendment of or supplement to or waiver under any Notes Document authorized pursuant to this Article 9 if the amendment, supplement or waiver does not adversely affect the rights, duties, liabilities or immunities of the Trustee under this Indenture, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture or any amendment of or supplement to or waiver under any Notes Document.  In executing any amended or supplemental indenture or other amendment of or supplement to or waiver under any Notes Document, the Trustee will be entitled to receive and (subject to Section 7.01 hereof) will be fully protected in relying upon in addition to the documents set forth in Section 13.02, an Officer’s Certificate and an Opinion of Counsel each stating that the execution of such amended or supplemental indenture or other amendment of or supplement to or waiver under any Notes Document is authorized or permitted by this Indenture.

ARTICLE 10
SATISFACTION AND DISCHARGE

Section 10.01        Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(1)	either:

(a)
all such Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(b)
all such Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the issuance of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Debt on the Notes not delivered to the Trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

(2)
no Default or Event of Default under this Indenture has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound;

(3)	the Company or any Subsidiary Guarantor has paid or caused to be paid all sums payable by it with respect to the Notes under this Indenture; and

(4)
the Company has delivered irrevocable written instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (b) of clause (1) of this Section 10.01, the provisions of Section 10.02 and Section 8.06 hereof will survive.  In addition, nothing in this Section 10.01 will be deemed to discharge those provisions of Section 7.06 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 10.02       Application of Trust Money.

Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 10.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium, if any, and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 10.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any applicable Subsidiary Guarantor’s obligations under this Indenture and the Notes Documents shall be revived and reinstated as though no deposit had occurred pursuant to Section 10.01 hereof; provided that if the Company has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 11
SUBSIDIARY GUARANTEES

Section 11.01       Guarantee.

(a)          Subject to this Article 11, each of the Subsidiary Guarantors hereby, jointly and severally, irrevocably and unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:

(1)
the principal of, premium, if any, and interest on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2)
in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Subsidiary Guarantors will be jointly and severally obligated to pay the same immediately.  Each Subsidiary Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.  The obligations of each Subsidiary Guarantor in respect of its guarantee are secured by the Collateral on a senior secured basis as provided in the Collateral Documents.

(b)       The Subsidiary Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.  Each Subsidiary Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Subsidiary Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c)          If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Subsidiary Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Subsidiary Guarantors, any amount paid by either to the Trustee or such Holder, this Subsidiary Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(d)        Each Subsidiary Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.  Each Subsidiary Guarantor further agrees that, as between the Subsidiary Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Subsidiary Guarantors for the purpose of this Subsidiary Guarantee.  The Subsidiary Guarantors will have the right to seek contribution from any non-paying Subsidiary Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Subsidiary Guarantee.

Section 11.02       Limitation on Subsidiary Guarantor Liability.

Each Subsidiary Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Subsidiary Guarantee of such Subsidiary Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Subsidiary Guarantee.  To effectuate the foregoing intention, the Trustee, the Holders and the Subsidiary Guarantors hereby irrevocably agree that the obligations of such Subsidiary Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Subsidiary Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under this Article 10, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent transfer or conveyance.

Section 11.03       Releases.

(a)          The Subsidiary Guarantee of a Subsidiary Guarantor shall be released automatically:

(1)	upon the release, discharge or termination of such Subsidiary Guarantor’s guarantee of all obligations of the Company under the Credit Agreement;

(2)	upon the liquidation or dissolution of such Subsidiary Guarantor to the extent permitted by this Indenture;

(3)	upon the full and final payment of the Notes and performance of all Notes Obligations of the Company and the Subsidiary Guarantors under this Indenture and the Notes;

(4)	upon defeasance or satisfaction and discharge of the Notes as provided in Article 8 and Article 10 hereof; or

(5)	as described in Article 9;

provided that, in no event shall any Subsidiary Guarantor be released from its Subsidiary Guarantee if such Subsidiary Guarantor is a guarantor, borrower or is otherwise an obligor under the Credit Agreement.

(b)          Upon delivery by the Company to the Trustee of an Officer’s Certificate certifying that (i) the action or event giving rise to a release has occurred as specified above and (ii) the release is authorized or permitted by this Indenture, the Trustee shall execute any documents reasonably requested by the Company or the Trustee in order to evidence the release of any Subsidiary Guarantor from its obligations under its Subsidiary Guarantee.

(c)          Any Subsidiary Guarantor not released from its obligations under its Subsidiary Guarantee as provided in this Section 11.03 will remain liable for the full amount of principal of and interest and premium, if any, on the Notes and for the other obligations of any Subsidiary Guarantor under this Indenture as provided in this Article 11.

Section 11.04       Notation Not Required.

Neither the Company nor any Subsidiary Guarantor shall be required to make a notation on the Notes to reflect any Subsidiary Guarantee or any release, termination or discharge thereof.

ARTICLE 12
COLLATERAL AND SECURITY

Section 12.01       Grant of Security Interest.

(a)          The due and punctual payment of the Notes Obligations will be secured, as of the Issue Date, as provided in the Collateral  Documents.  The Company hereby consents and agrees, and shall cause each of the Subsidiary Guarantors, to be bound by the terms of the Collateral Documents to which they are parties, as of the Issue Date and as the same may be in effect from time to time, and agree to perform their obligations thereunder in accordance therewith.  The Company hereby agrees, and shall cause the Subsidiary Guarantors to agree, that the Collateral Agent shall hold the Collateral (directly or through co-trustees or agents) on behalf of and for the benefit of all of the Holders and the other holders of First Lien Obligations.

(b)         Each Holder, by its acceptance of any Notes and the Subsidiary Guarantees, consents and agrees to the terms of the Intercreditor Agreement, the Depositary Agreement and the other Collateral Documents (including, without limitation, (i) the provisions providing for foreclosure and release of Collateral and amendments to the Collateral Documents and (ii) the provisions providing for directions to the Depositary, including any directions regarding the dispositions of funds in the Depositary Accounts) as the same may be in effect or may be amended from time to time in accordance with their terms, and authorizes and appoints U.S. Bank Trust Company, National Association (or any successor thereto as contemplated by the Intercreditor Agreement) as the Collateral Agent.  Each Holder, by accepting any Notes and the Subsidiary Guarantees, authorizes and directs the Collateral Agent to enter into any Collateral Documents to the extent not already entered into (including any amendments thereto and any security documents to secure Secured Other Permitted Indebtedness in accordance with the Intercreditor Agreement) and to perform its obligations and exercise its rights thereunder in accordance therewith, subject to the terms and conditions thereof.  Each of the Trustee, the Collateral Agent and the Holders, by accepting any Notes and the Subsidiary Guarantees, acknowledges that, as more fully set forth in the Collateral  Documents, the Collateral as now or hereafter constituted shall be held for the benefit of all the holders of First Lien Obligations, the Collateral Agent and the Trustee, and the Lien created by Collateral Documents is subject to and qualified and limited in all respects by the Collateral Documents and actions that may be taken thereunder.

Section 12.02       Further Assurances; Liens on Additional Property.

(a)          Subject to the limitations under this Indenture, the Credit Agreement and/or the Collateral  Documents, the Company and each of the Subsidiary Guarantors will do or cause to be done all acts and things that may be required, or that the Collateral Agent (acting at the written direction of the Controlling Secured Debt Representative), from time to time may reasonably request, to assure and confirm that the Collateral Agent holds, for the benefit of the holders of the First Lien Obligations, duly created and enforceable and perfected first-priority Liens (subject to Permitted Liens) on the Collateral (including any property or assets that are acquired or otherwise become, or are required by any First Lien Document to become, Collateral after the Issue Date), and in connection with any merger, consolidation or sale of assets of the Company or any Subsidiary Guarantor, the Collateral of the Person which is consolidated or merged with or into the Company or any Subsidiary Guarantor will be treated as after-acquired property and the Company or such Subsidiary Guarantor will take such action as may be reasonably necessary to cause such property and assets to be made subject to first-priority Liens in favor of the Collateral Agent (subject to Permitted Liens).

(b)          Subject to the limitations under this Indenture, the Credit Agreement and/or the Collateral  Documents, at any time and from time to time (in each case, subject to the terms of the applicable First Lien Documents), the Company and each of the Subsidiary Guarantors will promptly execute, acknowledge and deliver such security documents, instruments, certificates, notices and other documents, and take such other actions (including the filing of financing statements, amendments to financing statements and continuation statements) as may be reasonably required, or that the Collateral Agent (acting at the written direction of the Controlling Secured Debt Representative) or the Trustee may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the First Lien Documents for the benefit of the holders of First Lien Obligations.

(c)          Neither the Collateral Agent nor the Trustee shall be responsible to file financing statements or continuation statements, or be responsible for maintaining the security interests purported to be created under the Collateral Documents (except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it under the Collateral Documents) and such responsibility shall be solely that of the Company and the Subsidiary Guarantors.

Section 12.03       Intercreditor Agreement and Depositary Agreement.

This Article 12 and the provisions of each of the Collateral Documents are subject to the terms, conditions and benefits set forth in the Intercreditor Agreement.  Each Holder, by its acceptance of the Notes (a) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreement and (b) authorizes and instructs the Trustee on behalf of the Holders to enter into the Intercreditor Agreement.  In addition, each Holder authorizes and instructs the Collateral Agent to enter into any amendments or joinders to the Intercreditor Agreement in accordance with its terms with the consent of the parties thereto or otherwise in accordance with its terms, without the consent of any Holder or the Trustee, to add additional Debt as First Lien Obligations to the extent permitted herein and therein and add other parties (or any authorized agent or trustee therefor) holding such Debt thereto and to establish that the Lien on any Collateral securing such Debt shall rank equally with the Liens on such Collateral securing the other First Lien Obligations then outstanding.  The Trustee and the Collateral Agent shall be entitled to rely on an Officer’s Certificate or an Opinion of Counsel certifying that any such amendment is authorized or permitted under the Notes Documents and that all conditions precedent thereto have been satisfied.

Furthermore, each Holder, by its acceptance of the Notes agrees that, except to the extent expressly provided for in the Depositary Agreement, the Holders and the Trustee shall have no right to (a) take any action under the Depositary Agreement or (b) direct the Collateral Agent to take any action under the Depositary Agreement.

Section 12.04       Release and Subordination of Collateral.

(a)          The Liens on the Collateral of this Indenture will no longer secure the Notes outstanding under this Indenture or any other Note Obligations with respect to such Notes, and the right of the Holders to the benefits and proceeds of the Liens on the Collateral will terminate and be discharged, in each case, automatically and without the need for any further action by any Person:

(1)
in connection with any sale, assignment, transfer, conveyance or other disposition of such properties or assets (including as part of or in connection with any other sale or other disposition that does not violate the provisions set forth in Section 4.13 and Article 5 hereof) to a Person that is not (either before or after giving effect to such transaction) the Company or a Subsidiary Guarantor, if the sale or other disposition does not violate the provisions set forth in Section 4.13 and Article 5 hereof;

(2)	in the case of a Subsidiary Guarantor that is released from its Subsidiary Guarantee pursuant to the terms of this Indenture, the release of the property or assets, of such Subsidiary Guarantor;

(3)	to the extent such as set forth in Article 9 hereof;

(4)	upon the full and final payment of the Notes and performance of all Notes Obligations of the Company and the Subsidiary Guarantors under this Indenture and the Notes;

(5)	upon Legal Defeasance or Covenant Defeasance under this Indenture pursuant to Article 8 hereof or upon the satisfaction and discharge of this Indenture in accordance with Article 10 hereof;

(6)	as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Collateral Documents;

(7)	if such assets constitute Excluded Property; and

(8)	in accordance with the Intercreditor Agreement,

provided that, no Collateral shall be released unless such Collateral is also released under the terms of the Credit Agreement.

(b)          Each Holder, by its acceptance of the Notes agrees that the Collateral Agent is authorized to subordinate the Liens granted to it under the Collateral Documents in accordance with Section 5.1(b) of the Intercreditor Agreement and Section 4.13 of the Security Agreement without the consent, authorization, direction or instruction of any Holder or the Trustee.

Section 12.05       Release and Subordination Documentation.

Upon compliance with the conditions to release of all or any portion of the Collateral or subordinate its Lien on any portion of the Collateral set forth in Section 12.04, and subject to the terms and conditions of the Intercreditor Agreement, the Collateral Agent shall, without the consent or authorization of any Holder, and without any consent, direction or instruction from the Trustee, forthwith take all necessary action (at the written request of and the expense of the Company) to release and re-convey to the Company or any other Grantor or to subordinate its Lien, as the case may be, the applicable portion of the Collateral that is authorized to be released pursuant to Section 12.04, and shall deliver such Collateral in its possession to the Company or any other Grantor, as the case may be, including, without limitation, executing and delivering releases and satisfactions or subordination agreements wherever required. The Trustee and Collateral Agent shall be entitled to receive an Officer’s Certificate stating that all conditions precedent under this Indenture have been complied with and that it is permitted for the Trustee and/or the Collateral Agent to execute and deliver the instruments or documents requested by the Company in connection with such release or subordination.

Section 12.06       Collateral Agent .

(a)          The Collateral Agent will hold (directly or through co-trustees or agents) and will be entitled to enforce at the direction of the Controlling Secured Debt Representative, subject to the terms of the Intercreditor Agreement and the Depositary Agreement, all Liens on the Collateral created by the Collateral Documents.

(b)       Except as provided in the Intercreditor Agreement or the Depositary Agreement or as directed by the Controlling Secured Debt Representative Direction in accordance with the Intercreditor Agreement, none of the Collateral Agent, the Controlling Secured Debt Representative, any Secured Debt Representative or any other First Lien Secured Party will be obligated:

(1)
exercise or seek to exercise any rights or remedies with respect to any Collateral as a First Lien Secured Party (including the exercise of any right of setoff or any right under any lockbox agreement, account control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which a First Lien Secured Party is a party) or institute or commence, or join with any person in instituting or commencing any action or proceeding with respect to such rights or remedies (including any action of foreclosure, enforcement, collection or execution and any Insolvency or Liquidation Proceeding);

(2)
contest, protest or object to any foreclosure proceeding or action brought by the Collateral Agent, the Controlling Secured Debt Representative, or any First Lien Secured Party or any other exercise by the Collateral Agent, the Controlling Secured Debt Representative or any First Lien Secured Party of any rights and remedies (including the right to credit bid) relating to the Collateral under the First Lien Documents or otherwise;

(3)
object to the forbearance by the Collateral Agent, the Controlling Secured Debt Representative, or the First Lien Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Collateral; or

(4)	challenge the validity, enforceability, perfection or priority of the Liens held for the benefit of any First Lien Secured Party.

Section 12.07       Purchaser Protected.

No purchaser or grantee of any property or rights purporting to be released from the Liens in favor of the Collateral Agent shall be bound to ascertain the authority of the Collateral Agent or Trustee to execute the release or to inquire as to the existence of any conditions herein prescribed for the exercise of such authority so long as the conditions set forth in Section 12.06 have been satisfied.

Section 12.08       Authorization of Receipt of Funds by the Trustee Under the Collateral Documents.

The Trustee is authorized to receive any funds for the benefit of Holders distributed under the Collateral Documents and to apply such funds as provided in Section 6.07.

 Section 12.09       Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 12 upon the Company or Grantor, as applicable, with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or any Grantor, as applicable, or of any officer or officers thereof required by the provisions of this Article 12.

Section 12.10       Real Estate Deliverables.

With respect to real property (other than Excluded Property) owned or leased by the Company or a Subsidiary Guarantor as of the Issue Date or acquired after the Issue Date, the Company or the applicable Subsidiary Guarantor shall deliver such mortgages, financing statements and opinions, and with respect to any such owned real property, such title insurance policies and surveys, as shall be reasonably necessary to vest in the Collateral Agent perfected security interests and mortgage liens on such real property within 120 days of the Issue Date or the date of acquisition thereof (or such later date as the Administrative Agent may agree in its reasonable discretion), as applicable, or as soon as practicable thereafter using commercially reasonably efforts. Such documents shall be substantially in form and substance as the corresponding documents delivered by the Company or the Subsidiary Guarantors pursuant to the Credit Agreement.  Additionally, with respect to certain oil and gas interests (together with related real and personal property interests, the “JOA O&G Interests”) owned or hereafter acquired by GasCo, which were pledged to Triad Hunter, LLC (“Triad Hunter”) to secure performance of GasCo’s obligations under the Joint Operating Agreements, GasCo shall, within 90 days of the Issue Date (such later date as the Administrative Agent may agree in its reasonable discretion ), use commercially reasonable efforts to deliver a subordination agreement by and between the Collateral Agent and Triad Hunter, which shall subordinate all of Triad Hunter’s lien and security interest in the JOA O&G Interests.

ARTICLE 13
MISCELLANEOUS

Section 13.01       Notices.

Any notice or communication by the Company or the Trustee or Collateral Agent to the other party hereto is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), email, facsimile transmission or overnight air courier guaranteeing next-day delivery, to the others’ address:

If to the Company:

Long Ridge Energy LLC
501 Corporate Drive Suite 210
Canonsburg, PA 15317
Attention: Ken Nicholson and Bo Wholey

If to the Trustee or the Collateral Agent:

U.S. Bank Trust Company, National Association (as Trustee/Collateral Agent)
111 Fillmore Avenue E
Saint Paul, MN 55107
Phone:  651.466.6309
Attn:  Joshua Hahn

The Company, the Trustee or the Collateral Agent, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given:  at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when sent, without automatic reply that such was unsuccessful, if emailed; when receipt acknowledged, if sent by facsimile transmission; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder will be delivered electronically or mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery or emailed to its address shown on the register kept by the Registrar.  Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders. For so long as any Notes are represented by Global Notes, all notices to Holders will be delivered to DTC, which will give such notices to the Holders of book-entry interests in accordance with the applicable procedures of DTC, delivery of which shall be deemed to satisfy the requirements of this paragraph.

If a notice or communication is delivered or mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company delivers a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.

Section 13.02       Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture (other than in connection with the Company Order, dated the date hereof, and delivered to the Trustee in connection with the issuance of the Initial Notes), the Company shall furnish to the Trustee:

(1)
an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.03 hereof) stating that, in the opinion of the signer, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2)
an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.03 hereof) stating that, in the opinion of such counsel, all such conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with.

Any Officer’s Certificate may be based, insofar as it relates to legal matters, upon an Opinion of Counsel.  Any Opinion of Counsel may be based and may state that it is so based, insofar as it relates to factual matters, upon an Officer’s Certificate stating that the information with respect to such factual matters is in the possession of the Company or a Subsidiary of the Company.

Section 13.03      Statements Required in Certificate or Opinion.

Each Officer’s Certificate or Opinion of Counsel with respect to compliance with a condition precedent provided for in this Indenture or the other Notes Documents must include substantially:

(1)	a statement that the Person making such certificate or opinion has read such condition;

(2)	a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)
a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such condition has been satisfied; and

(4)	a statement as to whether or not, in the opinion of such Person, such condition has been satisfied.

Section 13.04      Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders.  The Agents may make reasonable rules and set reasonable requirements for its functions.

Section 13.05      No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, officer, employee, incorporator or stockholder of the Company Party, as such, will have any liability for any Obligations of the Company Parties under the Notes Documents, or for any claim based on, in respect of, or by reason of, such Obligations or their creation.  By accepting a Note, each Holder waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Section 13.06       Governing Law.

(a)          THIS INDENTURE, THE NOTES, AND THE SUBSIDIARY GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b)          Each party hereto irrevocably and unconditionally submits to the jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan, New York County and of the United States District Court of the Southern District of New York sitting in the Borough of Manhattan, and any appellate court from any jurisdiction thereof, in any action or proceeding arising out of or relating to this Indenture, the Notes or any Subsidiary Guarantees, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Indenture shall affect any right that any party hereto otherwise have to bring any action or proceeding relating to this Indenture against any party hereto or its properties in the courts of any jurisdiction.

(c)          Each party hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Indenture in any court referred to in Section 13.06(b) hereto.  Each party hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)          Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 13.01 hereof, such service to be effective upon receipt.  Nothing in this Indenture will affect the right of any party hereto to serve process in any other manner permitted by law.

 Section 13.07      Waiver of Immunity.

To the extent that the Company has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution or execution, on the ground of sovereignty or otherwise) with respect to itself or its property, it hereby irrevocably waives, to the fullest extent permitted by applicable law, such immunity in respect of its obligations under this Indenture and/or Note.

Section 13.08      Waiver of Jury Trials.

ALL PARTIES HERETO AND THE HOLDERS (BY ACCEPTANCE OF THE NOTES) HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS INDENTURE, THE SECURITIES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 13.09      No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person.  Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.10      Successors.

All agreements of the Company in this Indenture and the Notes will bind its successors.  All agreements of the Trustee in this Indenture will bind its successors.

Section 13.11      USA Patriot Act.

The parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee.  The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the USA Patriot Act.

Section 13.12      Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.13      Counterpart Originals.

The parties may sign any number of copies of this Indenture.  Each signed copy will be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile, or PDF or other electronic transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture and signature pages for all purposes and shall constitute effective execution and delivery of this Indenture as to the parties hereto and will be of the same effect, validity and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 U.S.C. §§ 7001-7006), the Electronic Signatures and Records Act of 1999 (N.Y. State Tech. §§ 301-309), or any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything herein to the contrary, the Trustee is not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by such Trustee pursuant to procedures approved by such Trustee.

 Section 13.14      Table of Contents, Headings, etc.

The Table of Contents and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 13.15       Legal Holidays.

In any case where any interest payment date, redemption date, Change of Control Payment Date, Annual Payment Date or Stated Maturity of any Note shall not be a Business Day, then (notwithstanding any other provision of this Indenture or of the Notes) payment of principal (or premium, if any) or interest or other required payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest payment date, redemption date, Change of Control Payment Date, Annual Payment Date or at the Stated Maturity; provided that no interest shall accrue on such payment for the period from and after such interest payment date, redemption date, Change of Control Payment Date, Annual Payment Date or Stated Maturity, as the case may be.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have cause this Indenture to be duly executed, all as of the date first above written.

LONG RIDGE ENERGY LLC,
as Company

By:	/s/ Robert Wholey
Name:	Robert Wholey
Title:	President

LONG RIDGE ENERGY GENERATION LLC,
as a Subsidiary Guarantor

By:	/s/ Robert Wholey
Name:	Robert Wholey
Title:	President

OHIO GASCO LLC,
as a Subsidiary Guarantor

By:	/s/ Robert Wholey
Name:	Robert Wholey
Title:	President

[Signature Page to the Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee and Collateral Agent

By:	/s/ Joshua A. Hahn
Name:	Joshua A. Hahn
Title:	Vice President

[Signature Page to the Indenture]

EXHIBIT A
FORM OF NOTE

[FACE OF NOTE]

CUSIP/ISIN:

8.750% Senior Secured Notes due 2032

No. __	$______________

LONG RIDGE ENERGY LLC

promises to pay to ____________________________ or registered assigns the principal sum of _____________________________________________________ dollars on February 15, 2032.

Interest Payment Dates:  February 15 and August 15

Record Dates:  February 1 and August 1

Dated:          ____________, 20__

LONG RIDGE ENERGY LLC

By:
Name:
Title:

This is one of the Notes referred to
in the within-mentioned Indenture:

U.S. BANK TRUST COMPANY,
NATIONAL ASSOCIATION,
as Trustee

By:
Name:
Title:

[BACK OF NOTE]

8.750% Senior Secured Notes due 2032

[Insert the Global Note Legend, if applicable]

[Insert the Private Placement Legend, if applicable]

[Insert the Regulation S Temporary Global Note Legend, if applicable]

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.          Interest.  Long Ridge Energy LLC, a Delaware limited liability company (the “Company”), promises to pay interest on the principal amount of this Note at 8.750% per annum from February 19, 2025 until maturity.  The Company shall pay interest semi-annually in arrears on February 15 and August 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (and without any additional interest or other payment in respect of any delay) (each, an “Interest Payment Date”), with the same force and effect as if made on such date.  Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further, that the first Interest Payment Date shall be August 15, 2025.  Interest will be computed on the basis of a 360-day year of twelve 30-day months, and with respect to any period less than a full calendar month, on the basis of the actual number of days elapsed during the period.

2.          Method of Payment.  The Company shall pay interest on the Notes to the Persons who are registered Holders of Notes on February 1 and August 1 (whether or not a Business Day) immediately preceding the Interest Payment Date, except that interest payable at maturity will be paid to the person to whom principal is paid.  The Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose, or, at the option of the Company, payment of interest and may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest and premium, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent.  Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.          Paying Agent and Registrar.  Initially, U.S. Bank Trust Company, National Association, the Trustee under the Indenture, will act as Paying Agent and the Registrar.  The Company may change any Paying Agent or the Registrar without prior notice to any Holder.  The Company or any of its Subsidiaries may act in any such capacity.

4.          Indenture.  The Company issued the Notes as one of a duly authenticated series of securities of the Company issued and to be issued in one or more series under an Indenture dated as of February 19, 2025 (the “Indenture”), among the Company, the Subsidiary Guarantors, the Trustee and the Collateral Agent, and Holders are referred to the Indenture for a statement of such terms.  To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.  The Company shall be entitled to issue Additional Notes pursuant to Section 2.07 of the Indenture.

5.          Optional Redemption.

(1)        At any time prior to February 15, 2028, the Company may, on any one or more occasions, redeem all or a part of the Notes at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding, the redemption date, subject to the rights of Holders of such Notes on the relevant record date to receive interest due on the relevant interest payment date.

(2)        At any time prior to February 15, 2028, the Company may, on any one or more occasions, redeem Notes with the cash proceeds from any Equity Offering at a redemption price equal to 108.750% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the rights of Holders of such Notes on the relevant record date to receive interest due on the relevant interest payment date), in an aggregate principal amount for all such redemptions not to exceed 40% of the aggregate principal amount of the Notes issued under the Indenture; provided that:

(i)	in each case the redemption takes place not later than 180 days after the closing of the related Equity Offering, and

(ii)
not less than 50% of the aggregate principal amount of the Initial Notes remains outstanding immediately thereafter (excluding Notes held by the Company or any of its Subsidiaries), unless all such Notes are redeemed or repurchased or to be redeemed or repurchased substantially concurrently.

(3)          At any time on or after February 15, 2028, the Company may, on any one or more occasions, redeem all or a part of the Notes at the following redemption prices (expressed as a percentage of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, if redeemed during the 12-month period beginning on February 15 of each of the years indicated below subject to the rights of Holders of such Notes on the relevant record date to receive interest due on the relevant interest payment date:

Year	Percentage
2028	104.375%
2029	102.188%
2030 and thereafter	100.000%

(4)        Notwithstanding the foregoing, in connection with any tender offer for or other offer to purchase the Notes, including a Change of Control Offer, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not validly withdraw such Notes in such offer and the Company, or any third party making such an offer in lieu of the Company, purchase all of the Notes validly tendered and not withdrawn by such Holders, all Holders will be deemed to have consented to such offer, and the Company or such third party will have the right upon not less than 10 nor more than 60 days’ notice, given not more than 30 days following such offer expiration date, to redeem (with respect to the Company) or purchase (with respect to a third party) Notes that remain outstanding, in whole but not in part, following such purchase at a price equal to the price paid to each other Holder (excluding any early tender, incentive or similar fee) in such offer, plus, to the extent not included in the offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, such redemption date. In determining whether the Holders of at least 90% of the aggregate principal amount of the then outstanding Notes have validly tendered and not validly withdrawn such Notes in a tender offer or other offer to purchase, such calculation shall include all Notes owned by an Affiliate of the Company (notwithstanding any provision of the Indenture to the contrary).

(5)        If a redemption date is not a Business Day, payment may be made on the next succeeding day that is a Business Day, and no interest shall accrue on any amount that would have been otherwise payable on such redemption date if it were a Business Day for the intervening period.

(6)        If the optional redemption date is on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest in respect of Notes subject to redemption will be paid on the redemption date to the Person in whose name the Note is registered at the close of business on such record date, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Company.

6.          Offer to Repurchase Upon a Change of Control.  Upon the occurrence of a Change of Control, each Holder shall have the right to require the Company to make an offer (a “Change of Control Offer”) to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of each Holder’s Notes at a purchase price equal to 101% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest on the Notes, if any, to, but excluding, the date of purchase, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date specified in the notice (the “Change of Control Payment”).  Within 30 days following any Change of Control, the Company shall mail (or deliver electronically) a notice to each Holder describing the transaction or transactions that constitute the Change of Control as required by the Indenture.

7.         Excess Cash flow Mandatory Redemption. (a) Upon and following full repayment or termination of the Credit Agreement (or any Debt which Refinances or replaces the Credit Agreement and has equivalent “cash flow sweep” provisions to the Credit Agreement), the Company will be required, on each Annual Payment Date, to make an offer (an “Excess Cash Flow Offer”) in an amount equal to the Required ECF Offer Amount to all holders of Notes to purchase (the “Excess Cash Flow Offer Amount”) at an amount in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest to but excluding the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes validly tendered pursuant to an Excess Cash Flow Offer is less than the Excess Cash Flow Offer Amount, the Company Parties may use any remaining Excess Cash Flow Offer Amount (the “Declined Excess Cash Flow Offer Amount”) for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes surrendered by holders thereof exceeds the Excess Cash Flow Offer Amount, the registrar shall select the Notes to be purchased on a pro rata basis based upon principal balance. With respect to each Excess Cash Flow Offer, the Company shall be entitled to reduce the applicable Excess Cash Flow Offer Amount with respect thereto by an amount equal to the sum of (x) the aggregate repurchase price paid for any Notes repurchased by the Company or its affiliates in the open market and (y) the aggregate redemption price paid for any Notes redeemed pursuant to one or more optional redemptions, in each case, during the period with respect to which such Excess Cash Flow was being computed.

(b)        In each Excess Cash Flow Offer, the Company will purchase the Notes, at the option of the holders thereof, in whole or in part in a minimum amount of $2,000 and integral multiples of $1,000 in excess thereof on a date that is not later than 30 days from the date the notice of the Excess Cash Flow Offer is given to such holders, or such later date as may be required under the Exchange Act. In connection with each Excess Cash Flow Offer, the Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations, including the requirements of any applicable securities exchange on which Notes are then listed. To the extent that the provisions of any securities laws or regulations conflict with the Section 3.10 of the Indenture, the Company will comply with such securities laws and regulations and will not be deemed to have breached its obligations of Section 3.10 by virtue thereof.

8.         Notice of Redemption.  Except in certain circumstances, notice of redemption will be furnished at least 10 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed.  Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed.  On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption.

9.         Denominations, Transfer, Exchange.  The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.  A Holder may transfer or exchange Notes in accordance with the provisions of the Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes.  There will be no service charge for any transfer or exchange of the Notes, but Holders will be required to pay all taxes due on transfer.  The Company is not required to transfer or exchange any Note selected for redemption or to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.  The registered Holder will be treated as the owner of the Note for all purposes.

10.        Persons Deemed Owners.  The registered Holder of a Note shall be treated as its owner for all purposes.

11.       Amendment, Supplement and Waiver.  Subject to certain exceptions set forth in the Indenture, the Company, the Subsidiary Guarantors and the Trustee may amend or supplement the Notes Documents with the consent of the Holders of at least a majority in principal aggregate amount of the Notes then outstanding and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium or interest on such Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the Notes Documents may be waived with the consent of the Holders of a majority in principal aggregate amount of the Notes then outstanding.  Without the consent of each Holder affected, the Notes Documents may not (with respect to any such Notes held by a non-consenting Holder) be amended, supplemented or waived for certain purposes set forth in the Indenture.

12.       Defaults and Remedies.  Events of Default include those events as set forth in the Indenture.  In the case of an Event of Default with respect to the Company with respect to the Notes arising from certain events of bankruptcy or insolvency, principal of and accrued and unpaid interest on all the Notes that are outstanding will become due and payable immediately without further action or notice.  If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 30% in principal amount of the Notes that are outstanding may declare the principal of and accrued and unpaid interest on all the Notes to be due and payable immediately.  Subject to certain limitations set forth in the Indenture, Holders of a majority in aggregate principal amount of the then-outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it.  Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration.

13.        Security and Collateral.  The Notes will be entitled to the benefits of certain Collateral pledged for the benefit of the Holders pursuant to the terms of the Notes Documents.  Reference is hereby made to the Notes Documents for a statement of the respective rights, limitations of rights, duties and obligations thereunder of the Company, the Subsidiary Guarantors, the Collateral Agent, the Trustee and the Holders.  The Company agrees, and each Holder by accepting a Note agrees, to the provisions contained in the Notes Documents.

14.       Trustee Dealings with Company.  The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Subsidiary Guarantor or any Affiliate of the Company or any Subsidiary Guarantor with the same rights it would have if it were not Trustee.  However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee (if the Indenture has been qualified under the TIA) or resign.  Any Agent may do the same with like rights and duties.  The Trustee is also subject to Section 7.09 of the Indenture.

15.       No Recourse Against Others.  No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor, as such, will have any liability for any obligations of the Company or the Subsidiary Guarantors under the Notes, the Indenture, the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  The waiver may not be effective to waive liabilities under the federal securities laws.

16.         Authentication.  This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

17.        Abbreviations.  Customary abbreviations may be used in the name of a Holder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

18.       CUSIP Numbers/ISINs.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers/ISINs to be printed on the Notes and the Trustee may use CUSIP numbers/ISINs in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

19.       NEW YORK LAW TO GOVERN.  THE INDENTURE, THIS NOTE AND THE SUBSIDIARY GUARANTEES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture.  Requests may be made to:

Long Ridge Energy LLC
Attention: Ken Nicholson, 501 Corporate Drive Suite 210, Canonsburg, PA 15317, with a copy to Long Ridge Energy LLC, Attn: Bo Wholey, 501 Corporate Drive Suite 210, Canonsburg, PA 15317

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint to transfer this Note on the books of the Company. The agent may substitute another to act for him.
Date:	Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*          Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have only part of the Note purchased by the Company pursuant to Sections 3.10, 4.11 and 4.13 of the Indenture, state the amount you elect to have purchased:

$
Date:
Your Signature:
(Sign exactly as your name appears
on the face of this Note)
Tax Identification No.:
Signature Guarantee*:

*          Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

* This schedule should be included only if the Note is issued in global form.

EXHIBIT B
FORM OF CERTIFICATE OF TRANSFER

Long Ridge Energy LLC
501 Corporate Drive Suite 210
Canonsburg, PA 15317
Attention: Ken Nicholson and Bo Wholey

U.S. Bank Trust Company, National Association
[60 Livingston Avenue
St. Paul, Minnesota 55107
Phone:
Attn:          ]

Re:          8.750% Senior Secured Notes due 2032

Reference is hereby made to the Indenture, dated as of February 19, 2025 (the “Indenture”), among Long Ridge Energy LLC, as issuer (the “Company”), the Subsidiary Guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

_________________ (the “Transferor”) owns and proposes to transfer the Notes or interest in such Notes specified in Annex A hereto, in the principal amount of $___________ in such Notes or interests (the “Transfer”), to (the “Transferee”), as further specified in Annex A hereto.  In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.          ☐        Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A.  The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

2.        ☐      Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Restricted Definitive Note pursuant to Regulation S.  The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 of Regulation S under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(a) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Distribution Compliance Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an initial purchaser).  Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

3.          ☐       Check and complete if Transferee will take delivery of a beneficial interest in the IAI Global Note or Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S.  The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(1)	☐	such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(2)	☐	such Transfer is being effected to the Company or a subsidiary thereof;

or

(3)	☐	such Transfer is being effected pursuant to an effective registration statement under the Securities Act in compliance with the prospectus delivery requirements of the Securities Act;

or

(4)	☐	such Transfer is being effected to an Institutional Accredited Investor pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, or Rule 903 or Rule 904 of Regulation S, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by, (1) a certificate executed by the Transferee in the form of Exhibit C to the Indenture and (2) an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Notes and in the Indenture and the Securities Act.

4.           ☐           Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(1)	☐	Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(2)	☐	Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 of Regulation S under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(3)	☐	Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 of Regulation S and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Annex A to Certificate of Transfer

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(1)	☐	a beneficial interest in the:

(i)	☐	144A Global Note (CUSIP _____________), or

(ii)	☐	Regulation S Global Note (CUSIP _____________);

(2)	☐	a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE OF (a), (b) OR (c)]

(1)	☐	a beneficial interest in the:

(i)	☐	144A Global Note (CUSIP _____________), or

(ii)	☐	Regulation S Global Note (CUSIP _____________), or

(iii)	☐	Unrestricted Global Note (CUSIP _____________);

(2)	☐	a Restricted Definitive Note; or

(3)	☐	an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C
FORM OF CERTIFICATE OF EXCHANGE

Long Ridge Energy LLC
501 Corporate Drive Suite 210
Canonsburg, PA 15317
Attention: Ken Nicholson and Bo Wholey

U.S. Bank Trust Company, National Association
[60 Livingston Avenue
St. Paul, Minnesota 55107
Phone:
Attn:          ]

Re:          8.750% Senior Secured Notes due 2032

Reference is hereby made to the Indenture, dated as of February 19, 2025 (the “Indenture”), among Long Ridge Energy LLC, as issuer (the “Company”), the Subsidiary Guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee and collateral agent.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

_________________ (the “Owner”) owns and proposes to exchange the Notes or interest in such Notes specified herein, in the principal amount of $____________ in such Notes or interests (the “Exchange”).  In connection with the Exchange, the Owner hereby certifies that:

1.            Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note

(1)	☐	Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Note and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(2)	☐	Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Note and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(3)	☐	Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(4)	☐	Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2.           Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

(1)	☐	Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(2)	☐	Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐ 144A Global Note, ☐ Regulation S Global Note, ☐ IAI Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Definitive Note and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

EXHIBIT D
FORM OF SUPPLEMENTAL INDENTURE –
ADDITIONAL SUBSIDIARY GUARANTEES

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of _______________, 20__, among the subsidiary guarantors listed on Schedule I hereto (the “Guaranteeing Subsidiaries”), Long Ridge Energy LLC, a Delaware limited liability company (the “Company”), and U.S. Bank Trust Company, National Association, as trustee under the Indenture (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee (i) the Indenture (the “Indenture”), dated as of February 19, 2025, among the Company, the subsidiary guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee and collateral agent, providing for the original issuance of an aggregate principal amount of $600,000,000 of 8.750% Senior Secured Notes due 2032 (the “Initial Notes”) and, subject to the terms of the Indenture, future issuances of 8.750 % Senior Secured Notes due 2032 (each such issuance, the “Additional Notes,” and together with the Initial Notes, the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiaries shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiaries shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture (the “Subsidiary Guarantees”); and

WHEREAS, pursuant to Section 12.02 of the Indenture, the Trustee, the Company and the Guaranteeing Subsidiaries are authorized and required to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiaries, the Trustee and the Company mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.             Capitalized Terms.  Unless otherwise defined in this Supplemental Indenture, capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.             Agreement to be Bound; Guarantee.  Each of the Guaranteeing Subsidiaries hereby becomes a party to the Indenture as a Subsidiary Guarantor and as such will have all of the rights and be subject to all of the Obligations and agreements of a Subsidiary Guarantor under the Indenture.  Each of the Guaranteeing Subsidiaries hereby (i) agrees to be bound by all of the provisions of the Indenture applicable to a Subsidiary Guarantor and to perform all of the Obligations and agreements of a Subsidiary Guarantor under the Indenture and (ii) provides an unconditional guarantee on the terms and subject to the conditions set forth in Article 11 of the Indenture.  In furtherance of the foregoing, each of the Guaranteeing Subsidiaries shall be deemed a Subsidiary Guarantor for purposes of Article 11 of the Indenture, including, without limitation, Section 11.02 thereof.

3.             NEW YORK LAW TO GOVERN.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

4.             Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

5.             Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

6.             The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiaries and the Company.

7.            Ratification of Indenture; Supplemental Indenture Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:_____________, 20__

[GUARANTEEING SUBSIDIARIES]

By:
Name:
Title:

LONG RIDGE ENERGY LLC

By:
Name:
Title:

[TRUSTEE], as Trustee

By:
Name:
Title:

Schedule I

Guaranteeing Subsidiaries

SCH-1